 As filed with the Securities and Exchange Commission on November 16, 2000

                                                 Registration No. 333-48328

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                                BB&T CORPORATION
             (Exact name of registrant as specified in its charter)

                                ---------------

         North Carolina                        6060                  56-0939887
  (State or other jurisdiction     (Primary Standard Industrial   (I.R.S. Employer
of incorporation or organization)  Classification Code Number)  Identification Number)

                             200 West Second Street
                      Winston-Salem, North Carolina 27101
                                 (336) 733-2000
         (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                            Jerone C. Herring, Esq.
                       200 West Second Street, 3rd Floor
                      Winston-Salem, North Carolina 27101
                                 (336) 733-2180
           (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)

                 The Commission is requested to send copies of
                             all communications to:

        Douglas A. Mays                    Wilson S. Ritchie            Jack H. McCall
Womble Carlyle Sandridge & Rice, PLLC   Ritchie & Johnson, PLLC       Hunton & Williams
     3300 One First Union Center            1710 Plaza Tower         2000 Riverview Tower
      301 South College Street            800 South Gay Street       900 South Gay Street
   Charlotte, North Carolina 28202     Knoxville, Tennessee 37929 Knoxville, Tennessee 37902

                                ---------------
   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                                ---------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             BankFirst Corporation
                               625 Market Street
                           Knoxville, Tennessee 37902

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON
                          THURSDAY, DECEMBER 21, 2000

                               ----------------

   BankFirst Corporation will hold a special meeting of its shareholders on Thursday, December 21, 2000 at 10:00 a.m., local time, at The Knoxville Hilton, Cherokee Ballroom, Salon C, 501 Church Street, S.W., Knoxville, Tennessee. This meeting will be held for the following purposes:

  . To consider and vote on the proposed merger of BankFirst into BB&T
    Corporation. In the merger, each share of BankFirst common stock will be automatically converted into 0.4554 shares of BB&T common stock and each share of BankFirst preferred stock (other than shares as to which dissenters' rights are exercised) will be automatically converted into
    1.406 shares of BB&T common stock. Cash will be paid instead of fractional shares. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus.

  . To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

   Holders of BankFirst common stock and BankFirst preferred stock as of the close of business on November 1, 2000 are entitled to notice of the meeting and to vote at the meeting. If your shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

   Each holder of shares of BankFirst's preferred stock has the right to dissent to the merger and to demand payment of the fair value of all, but not less than all, of his or her shares of preferred stock in the event the merger agreement is approved and the merger is completed. The right of any holder of BankFirst preferred stock to dissent requires strict compliance with the provisions of Chapter 23 of the Tennessee Business Corporation Act, the full text of which is attached to the accompanying proxy statement/prospectus as Appendix C. Any holder of shares of BankFirst preferred stock who is considering exercising his or her rights of dissent and appraisal under the TBCA should consult his or her legal advisor.

   The proxy statement/prospectus follows this notice, and a proxy card is enclosed. To ensure that your vote is counted, please complete, sign, date and return the proxy card in the enclosed, postage-paid return envelope, whether or not you plan to attend the meeting in person. You may revoke your proxy at any time before it is voted at the meeting. If you attend the meeting, you may revoke your proxy and vote your shares in person. However, your attendance at the meeting will not of itself revoke a proxy that you have already submitted.

                                          By Order of the Board of Directors

                               /s/ Fred R. Lawson
                                          Fred R. Lawson
                                          President and Chief Executive
                                           Officer

Knoxville, Tennessee

November 17, 2000


 PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                              [LOGO OF BANKFIRST]
                        Special Meeting of Shareholders

               MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

   The Board of Directors of BankFirst Corporation has unanimously approved a merger combining BankFirst and BB&T Corporation. In the merger, you will receive 0.4554 shares of BB&T common stock for each share of BankFirst common stock that you own and 1.406 shares of BB&T common stock for each share of BankFirst preferred stock that you own.

   You generally will not recognize gain or loss for federal income tax purposes on your receipt of the BB&T common stock.

   The merger will join BankFirst's strengths as a community bank covering eastern Tennessee with BB&T's position as a leading bank throughout the Carolinas, West Virginia, Virginia, Washington D.C. and parts of Maryland, Georgia and Kentucky.

   At the special meeting, you will consider and vote on the merger agreement. The merger cannot be completed unless holders of at least a majority of the shares of BankFirst common stock and the holders of a majority of the shares of BankFirst preferred stock approve the merger agreement. BankFirst's Board of Directors believes the merger is in the best interests of BankFirst shareholders and unanimously recommends that the shareholders vote to approve the merger agreement. No vote of BB&T shareholders is required to approve the merger agreement.

   BB&T common stock is listed on the New York Stock Exchange under the symbol "BBT." On November 15, 2000, the closing price of BB&T common stock was $31.25, making the value of 0.4554 shares of BB&T common stock equal to $14.23 and the value of 1.406 shares of BB&T common stock equal to $43.94. This price and value will, however, fluctuate between now and the merger.

   The special meeting will be held at 10:00 a.m., Eastern time, on Thursday, December 21, 2000 at The Knoxville Hilton, Cherokee Ballroom, Salon C, located at 501 Church Street, S.W., Knoxville, Tennessee.

   This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, this proxy statement/prospectus incorporates important business and financial information about BB&T and BankFirst from other documents that we have not included in the proxy statement/prospectus. You may obtain copies of these other documents without charge by requesting them in writing or by telephone at any time before December 14, 2000 from the appropriate company at the following addresses:

    BB&T Corporation     BankFirst Corporation
 Shareholder Reporting       C. David Allen
  Post Office Box 1290     625 Market Street
     Winston-Salem        Knoxville, Tennessee
     North Carolina              37902
         27102               (865) 595-1100
     (336) 733-3021

   Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your proxy card and fail to vote in person, the effect will be the same as a vote against the merger agreement. Your vote is very important. You can revoke your proxy at any time before it is voted at the meeting. You may do this by filing written revocation with, or by delivering a later-dated proxy to, BankFirst's Secretary before the meeting or by attending the meeting and voting your shares in person. If your shares are registered in street name, you will need additional documentation from your record holder to vote in person at the meeting.

   On behalf of the Board of Directors of BankFirst, I urge you to vote "FOR" approval and adoption of the merger agreement.
                               /s/ Fred R. Lawson

                                                                  Fred R. Lawson
                                           President and Chief Executive Officer

 Neither the Securities and Exchange Commission nor any state securities regu-lator has approved or disapproved of the BB&T common stock to be issued in the merger or determined if this proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

 The shares of BB&T stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

   This proxy statement/prospectus is dated November 17, 2000 and is expected to be first mailed to shareholders of BankFirst on or about November 22, 2000.

                               TABLE OF CONTENTS

A WARNING ABOUT FORWARD-LOOKING INFORMATION................................. iii

SUMMARY.....................................................................   1

MEETING OF SHAREHOLDERS.....................................................   8
  General...................................................................   8
  Record Date, Voting Rights and Vote Required..............................   8
  Voting and Revocation of Proxies..........................................   9
  Solicitation of Proxies...................................................   9
  Recommendation of the BankFirst Board.....................................  10

THE MERGER..................................................................  11
  General...................................................................  11
  Background of and Reasons for the Merger..................................  11
  Opinion of BankFirst's Financial Advisor..................................  14
  Exchange Ratio............................................................  19
  Exchange of BankFirst Stock Certificates..................................  19
  The Merger Agreement......................................................  20
  Interests of Certain Persons in the Merger................................  25
  Rights of Dissenting Shareholders.........................................  29
  Regulatory Considerations.................................................  31
  Material Federal Income Tax Consequences of the Merger....................  33
  Accounting Treatment......................................................  35
  The Option Agreement......................................................  35
  Effect on Employee Benefit Plans and Stock Options........................  37
  Restrictions on Resales by Affiliates.....................................  39

INFORMATION ABOUT BB&T......................................................  41
  General...................................................................  41
  Operating Subsidiaries....................................................  41
  Acquisitions..............................................................  42
  Capital...................................................................  43
  Deposit Insurance Assessments.............................................  43

INFORMATION ABOUT BANKFIRST.................................................  45
  General...................................................................  45
  Operating Subsidiaries....................................................  45
  Acquisitions..............................................................  45
  Capital...................................................................  45
  Deposit Insurance Assessments.............................................  46

DESCRIPTION OF BB&T CAPITAL STOCK...........................................  47
  General...................................................................  47
  BB&T Common Stock.........................................................  47
  BB&T Preferred Stock......................................................  47
  Shareholder Rights Plan...................................................  47
  Other Anti-Takeover Provisions............................................  50

COMPARISON OF SHAREHOLDERS' RIGHTS..........................................  51
  Authorized Capital Stock..................................................  51
  Special Meetings of Shareholders..........................................  51
  Directors.................................................................  52

  Dividends and Other Distributions........................................  52
  Shareholder Nominations and Shareholder Proposals........................  53
  Discharge of Duties; Exculpation and Indemnification.....................  53
  Mergers, Share Exchanges and Sales of Assets.............................  54
  Anti-takeover Statutes...................................................  55
  Amendments to Articles of Incorporation and Bylaws.......................  56
  Shareholders' Rights of Dissent and Appraisal............................  57
  Liquidation Rights.......................................................  58

SHAREHOLDER PROPOSALS......................................................  59

OTHER BUSINESS.............................................................  59

LEGAL MATTERS..............................................................  59

EXPERTS....................................................................  59

WHERE YOU CAN FIND MORE INFORMATION........................................  60
  Appendix A--Agreement and Plan of Reorganization and Plan of Merger
  Appendix B--Opinion of Southard Financial and Gerrish & McCreary LLC
   Consultants
  Appendix C--Chapter 23 of Title 48 of the Tennessee Business Corporation
   Act

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

   BB&T and BankFirst have each made forward-looking statements in this document and in other documents to which this document refers that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of BB&T and BankFirst and on information currently available to them or, in the case of information that appears under the heading "The Merger--Background of and Reasons for the Merger" on page 11, information that was available to management of BB&T and BankFirst as of the date of the merger agreement, and should be read in connection with the notices about forward-looking statements made by each of BB&T and BankFirst in its reports filed under the Securities Exchange Act of 1934. Forward-looking statements include the information concerning possible or assumed future results of operations of BB&T or BankFirst set forth under "Summary" and "The Merger-- Background of and Reasons for the Merger" and statements preceded by, followed by or including the words "believes," "expects," "assumes," "anticipates," "intends," "plans," "estimates" or other similar expressions. See "Where You Can Find More Information" on page 60.

   BB&T and BankFirst have made statements in this document regarding estimated earnings per share of BB&T and BankFirst on a stand-alone basis, expected cost savings from the merger, estimated restructuring charges relating to the merger, maintenance of BankFirst's net interest margin, the anticipated accretive effect of the merger and BB&T's anticipated performance in future periods. With respect to estimated cost savings and restructuring charges, BB&T has made assumptions about, among other things, the extent of operational overlap between BB&T and BankFirst, the amount of general and administrative expense consolidation, costs relating to converting BankFirst's bank operations and data processing to BB&T's systems, the size of anticipated reductions in fixed labor costs, the amount of severance expenses, the extent of the charges that may be necessary to align the companies' respective accounting reserve policies and the costs related to the merger. The realization of cost savings and the amount of restructuring charges are subject to the risk that the foregoing assumptions prove to be incorrect, and actual results may be materially different from those expressed or implied by the forward-looking statements.

   Any statements in this document about the anticipated accretive effect of the merger and BB&T's anticipated performance in future periods are subject to risks relating to, among other things, the following:

  . expected cost savings from the merger or other previously announced mergers may not be fully realized or realized within the expected time frame;

  . the loss of deposits, customers or revenues after the merger or other previously announced mergers may be greater than expected;

  . competitive pressures among depository and other financial institutions may increase significantly;

  . costs or difficulties related to the integration of the businesses of BB&T and its merger partners, including BankFirst, may be greater than expected;

  . changes in the interest rate environment may reduce margins or the volumes or values of loans made or held;

  . general economic or business conditions, either nationally or in the states or regions in which BB&T and BankFirst do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  . legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which BB&T and BankFirst are engaged;

  . adverse changes may occur in the securities markets; and

  . competitors of BB&T and BankFirst may develop products that enable those competitors to compete more successfully than BB&T and BankFirst.

Management of each of BB&T and BankFirst believes the forward-looking statements about its company are reasonable; however, shareholders of BankFirst should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of BB&T after the completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond BB&T's and BankFirst's ability to control or predict.

   All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to BB&T or BankFirst or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither BB&T nor BankFirst undertakes any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. See "Where You Can Find More Information" on page 60.
Exchange Ratio to be 0.4554 Shares of BB&T Common Stock for each Share of BankFirst Common Stock and 1.406 Shares of BB&T Common Stock for each Share of BankFirst Preferred Stock

   If the merger is completed, you will receive 0.4554 shares of BB&T common stock for each share of BankFirst common stock you own and 1.406 shares of BB&T common stock for each share of BankFirst preferred stock that you own, plus cash instead of any fractional share.

   On November 15, 2000, the closing price of BB&T common stock was $31.25, making the value of 0.4554 shares of BB&T common stock equal to $14.23 and the value of 1.406 shares of BB&T common stock equal to $43.94. Because the market price of BB&T stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger.

No Federal Income Tax on Shares Received in Merger (Page 33)

   Neither company is required to complete the merger unless it receives a legal opinion from BB&T's counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a "reorganization" for federal income tax purposes. Therefore, we expect that, for federal income tax purposes, you generally will not recognize any gain or loss on the conversion of shares of BankFirst common stock or preferred stock into shares of BB&T common stock. You will be taxed, however, on any cash that you receive instead of any fractional share of BB&T common stock, and you would be taxed on cash received upon the exercise of dissenters' rights with respect to shares of BankFirst preferred stock. Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

BB&T Dividend Policy After the Merger

   BB&T currently pays regular quarterly dividends of $0.23 per share of its common stock and, over the past five years, has had a dividend payout ratio in the range of approximately 36.5% to 39.5% of recurring earnings and a compound annualized dividend growth rate of 14.9%. BB&T expects that it will continue to pay quarterly dividends consistent with this payout ratio, but may change that policy based on business conditions, BB&T's financial condition, earnings and other factors.

BankFirst Board Unanimously Recommends Shareholder Approval (Page 12)

   The BankFirst Board of Directors believes that the merger is in the best interests of BankFirst shareholders and unanimously recommends that you vote "FOR" approval of the merger agreement. The BankFirst Board believes that, as a result of the merger, you will be able to achieve greater value than you would if BankFirst remained independent.

Terms of Merger Fair to Shareholders According to BankFirst's Financial Advisor (Page 14)

   BankFirst's financial advisor, Southard Financial and Gerrish & McCreary LLC Consultants, has given a written opinion to the BankFirst Board that, as of August 21, 2000 and updated as of the date of this proxy statement prospectus the terms and conditions of the merger, as stated in the merger agreement, were fair from a financial point of view to you as BankFirst shareholders. The full text of this opinion is attached as Appendix B to this proxy statement/prospectus. We encourage you to read the opinion carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Southard and Gerrish in rendering its fairness opinion. BankFirst has agreed to pay Southard and Gerrish a fee equal to $265,000.

Dissent and Appraisal Rights (Page 29)

   Under Tennessee law, holders of BankFirst common stock do not have the right to dissent from the merger and to demand a statutory appraisal of the value of their shares. BankFirst preferred shareholders, however, do have statutory dissenter's rights under Tennessee law.

   If a holder of BankFirst preferred stock does not vote for the merger and properly exercises rights to dissent from the merger and to demand the "fair value" of his or her shares of BankFirst preferred stock, he or she will have the right to obtain a cash payment for the "fair value" of the preferred shares as determined by statutory appraisal proceedings. To exercise these rights, a holder of BankFirst preferred stock must comply with the procedural requirements of the Tennessee Business Corporation Act, the relevant sections of which we have attached to this proxy statement/prospectus as Appendix C. We cannot predict what the "fair value" of BankFirst preferred stock resulting from the statutory appraisal proceedings would be. Failure to take timely action on any of the steps required under the TBCA may result in a loss of dissenters' rights.

Meeting to be held December 21, 2000 (Page 8)

   BankFirst will hold the special shareholders' meeting at 10:00 a.m., Eastern time, on Thursday, December 21, 2000 at The Knoxville Hilton, Cherokee Ballroom, Salon C, located at 501 Church Street, S.W. in Knoxville, Tennessee. At the meeting, you will vote on the merger agreement and conduct any other business that properly arises.

The Companies (Page 41)

BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101
(336) 733-2000

   BB&T is a multi-bank holding company with $56.7 billion in assets. It is the fifth largest bank holding company in the Southeast and, through its banking subsidiaries, operates 823 branch offices in the Carolinas, Virginia, Maryland, Washington, D.C., West Virginia, Georgia and Kentucky. BB&T ranks first in deposit market share in West Virginia, second in North Carolina and third in South Carolina, and maintains a significant market presence in Virginia, Maryland, Georgia and Washington, D.C.

BankFirst Corporation
625 Market Street
Knoxville, Tennessee 37902
(865) 595-1100

   BankFirst Corporation, with $854.4 million in assets, operates 32 banking offices in east Tennessee through its banking subsidiaries BankFirst and First National Bank and Trust Company. It also operates BankFirst Trust Company and Curtis Mortgage Company.

The Merger (Page 11)

   In the merger, BankFirst will merge into BB&T, and BankFirst's banking and other subsidiaries, through which it operates, will become wholly owned subsidiaries of BB&T. If the BankFirst shareholders approve the merger agreement at the special meeting, we currently expect to complete the merger by January 1, 2001.

   We have included the merger agreement as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement in full, as it is the legal document that governs the merger.

Majority Shareholder Vote Required (Page 8)

   Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of BankFirst common stock and, voting as a separate class, the affirmative vote of the holders of at least a majority of the outstanding shares of BankFirst preferred stock. If you do not vote, it will have the effect of a vote against the merger agreement and the merger. At the record date, the directors and executive officers of BankFirst and their affiliates together owned about 41.8 % of the BankFirst common stock and about 57.0% of the BankFirst preferred stock entitled to vote at the meeting, and we expect them to vote their shares in favor of the merger agreement and the merger. Members of the BankFirst Board, who together own approximately 41.2% of the BankFirst common stock and 35.4% of the BankFirst preferred stock entitled to vote at the meeting, have agreed in the merger agreement to vote in favor of the merger.

   Brokers who hold shares of BankFirst stock as nominees will not have authority to vote them on the merger unless the beneficial owners of those shares provide voting instructions. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

   The merger does not require the approval of BB&T's shareholders.

   Record Date Set at November 1, 2000; One Vote per Share of BankFirst Stock (Page 8)

   If you owned shares of BankFirst common or preferred stock at the close of business on November 1, 2000, the record date, you are entitled to vote on the merger agreement and any other matters that may be properly considered at the meeting.

   On the record date, there were 11,069,573 shares of BankFirst common stock and 176,702 shares of BankFirst preferred stock outstanding. At the meeting, you will have one vote for each share of BankFirst common stock and one vote for each share of BankFirst preferred stock that you owned on the record date.

Monetary Benefits to Management (Page 25)

   When considering the recommendation of the BankFirst Board, you should be aware that some of BankFirst's directors and officers have interests in the merger that differ from, or are in addition to, the interests of other BankFirst shareholders. These interests exist because of rights under benefit and compensation plans maintained by BankFirst and, in the case of certain executive officers of BankFirst, under employment agreements with BB&T or Branch Banking and Trust Company, BB&T's main bank subsidiary, which will become effective upon the merger:

  . BankFirst's president and chief executive officer, Fred R. Lawson, has been offered
   a three-year employment agreement providing for a minimum annual base salary of $281,782;

  . BankFirst's executive vice president, R. Stephen Hagood, has been offered a five-year employment agreement providing for a minimum annual base salary of $158,000; and;

  . Five other members of BankFirst's management have each been offered a three-year employment agreement providing for a specified minimum annual base salary.

   All of these employment agreements will provide severance payments and other benefits if there is a change in control of BB&T.

   In addition, James L. Clayton, the chairman of the BankFirst Board, will be elected to the board of directors of Branch Banking and Trust Company, and the members of the BankFirst Board who execute a noncompetition agreement with BB&T will be offered a position on BB&T's local advisory board for the bank's market area and, for at least two years after the merger, will receive annual fees not less than those that they now receive as BankFirst Board members.

   The material terms and financial provisions of these arrangements are described under the heading "Interests of Certain Persons in the Merger" on page 25. The BankFirst Board was aware of these and other interests and considered them when it approved and adopted the merger agreement.

Conditions that Must be Satisfied for the Merger to Occur (Page 20)

   A number of conditions must be met for us to complete the merger, including:

  . approval of the merger agreement by the BankFirst shareholders;

  . receipt of legal opinions concerning the tax consequences of the merger;

  . the continuing accuracy of the parties' representations in the merger agreement; and

  . the continuing effectiveness of the registration statement filed with the SEC covering the shares of BB&T stock to be issued in the merger.

   Another condition to the merger, which has already been met, is the receipt by BB&T of the approvals of the Board of Governors of the Federal Reserve System, the Tennessee Department of Financial Institutions and the Virginia Bureau of Financial Institutions.

Termination and Amendment of the Merger Agreement (Page 24)

   We can jointly agree at any time to terminate the merger agreement without completing the merger. Either company can also unilaterally terminate the merger agreement if:

  . the merger is not completed by March 31, 2001;

  . any of the conditions that must be satisfied to complete the merger is not met; or

  . the other company violates, in a material way, any of its representations, warranties or obligations under the merger agreement.

   Generally, the company seeking to terminate cannot itself be in violation of the merger agreement in a way that would allow the other party to terminate.

   We can agree to amend the merger agreement in any way, except that after the shareholders' meeting we cannot decrease the consideration that you will receive in the merger. Either company can waive any of the requirements of the other company contained in the merger agreement, except that neither company can waive any required regulatory approval or the satisfaction of any condition imposed by law. Neither company intends to waive the condition that it receives a tax opinion. If a tax opinion from BB&T's counsel is not available and the BankFirst Board determines to proceed with the merger, BankFirst will inform you and ask you to vote again on the merger agreement.

Option Agreement (Page 35)

   As a condition to its offer to acquire BankFirst, and to discourage other companies from acquiring BankFirst, BB&T required BankFirst to grant BB&T a stock option that allows BB&T to buy up to 2,199,000 shares of BankFirst's common stock. The exercise price of the option is $9.50 per share. Generally, BB&T can exercise the option only if another party attempts to acquire control of BankFirst. As of the date of this document, we do not believe that has occurred.

BB&T to Use Purchase Accounting Treatment (Page 35)

   BB&T expects to account for the merger using the purchase method of accounting. Under the purchase method, BB&T will record, at fair value, the acquired assets and assumed liabilities of BankFirst. To the extent the total purchase price exceeds the fair value of assets acquired and liabilities assumed, BB&T will record goodwill. Any goodwill will be amortized over of the period of expected benefit. BB&T will include in its consolidated results of operations the results of BankFirst's operations after the merger is completed.

Share Price Information (Page 5)

   BankFirst common stock is traded on The Nasdaq National Market under the symbol "BKFR" and BB&T common stock is listed on the New York Stock Exchange under the symbol "BBT". On August 22, 2000, the last full trading day before public announcement of the proposed merger, BankFirst common stock closed at $11.125, and BB&T common stock closed at $26.8125. On November 15, 2000, BankFirst common stock closed at $13.75, and BB&T common stock closed at $31.25. BankFirst preferred stock is not publicly traded.

Listing of BB&T Stock

   BB&T will list the shares of its common stock to be issued in the merger on the NYSE.

Comparative Market Prices and Dividends

   BB&T common stock is listed on the New York Stock Exchange under the symbol "BBT," and BankFirst common stock is included in the Nasdaq National Market under the symbol "BKFR." BankFirst preferred stock is not publicly traded. The table below shows the high and low closing prices of BB&T common stock and BankFirst common stock and cash dividends paid per share for the last two fiscal years plus the interim period. For BB&T, amounts reflect a 2-for-1 stock split on August 3, 1998. The merger agreement restricts BankFirst's ability to increase dividends. See page 22.

                                  BB&T                 BankFirst
                         ---------------------- ------------------------------
                                         Cash                           Cash
                          High   Low   Dividend  High        Low      Dividend
                         ------ ------ -------- -------    -------    --------
Quarter Ended
  March 31, 2000........ $29.19 $22.00  $ 0.20  $ 9.250    $ 7.125     $   0
  June 30, 2000.........  31.75  23.88    0.20    8.625      7.188      0.08
  September 30, 2000....  30.44  24.06    0.23   13.875      8.188         0
  December 31, 2000
   (through November
   15)..................  33.00  27.38    0.23   14.625      11.50

Quarter Ended
  March 31, 1999........  40.44  34.94   0.175   11.250      8.625         0
  June 30, 1999.........  40.25  33.81   0.175   19.750      8.563         0
  September 30, 1999....  36.63  30.50    0.20    9.750      8.250         0
  December 31, 1999.....  36.94  27.31    0.20    9.750      8.125         0
    For year 1999.......  40.44  27.31    0.75   19.750      8.125         0

Quarter Ended
  March 31, 1998........  33.84  29.03   0.155      -- (1)     -- (1)      0
  June 30, 1998.........  34.06  32.03   0.155      -- (1)     -- (1)   0.01(2)
  September 30, 1998....  36.03  28.00   0.175   13.250     10.625         0
  December 31, 1998.....  40.63  27.31   0.175   11.875      8.125         0
    For year 1998.......  40.63  27.31    0.66   13.250      8.125      0.01(2)

   The table below shows the closing price of BB&T common stock and BankFirst common stock on August 22, 2000, the last full trading day before public announcement of the proposed merger.

      BB&T historical................................................. $26.8125
      BankFirst historical............................................ $ 11.125
      BankFirst pro forma equivalent*................................. $  12.21

--------
* Calculated by multiplying BB&T's per share closing price by the exchange ratio of 0.4554.
(1) BankFirst common stock was first publicly traded on the Nasdaq National Market on August 31, 1998; therefore, information for these periods is unavailable.
(2) First Franklin Bancshares, Inc., which merged into BankFirst in July 1998, paid cash dividends during its year-to-date ending in June 1998; therefore, BankFirst has restated its cash dividends to reflect the effects of this merger.

Selected Consolidated Financial Data

   We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from audited financial statements for 1995 through 1999 and unaudited financial statements for the nine months ended September 30, 2000. The information provided for BB&T has been restated to include the accounts of Premier Bancshares, Inc., Hardwick Holding Co., First Banking Company of Southeast Georgia and One Valley Bancorp, each of which BB&T acquired during 2000 in a transaction accounted for as a pooling of interests. This information is only a summary, and you should read it in conjunction with our historical financial statements (and related notes) contained in the annual and quarterly reports and other documents that we have filed with the SEC. See "Where You Can Find More Information" on page 60. You should not rely on the nine-month information as being indicative of results expected for the entire year or for any future interim period.

                     BB&T--Historical Financial Information
              (Dollars in thousands, except for per share amounts)

                           As of/For the Nine
                         Months Ended September
                                   30,                     As of/For the Years Ended December 31,
                         ----------------------- -----------------------------------------------------------
                            2000        1999        1999        1998        1997        1996        1995
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
Net interest income..... $ 1,520,287 $ 1,430,363 $ 1,932,948 $ 1,759,705 $ 1,623,329 $ 1,486,488 $ 1,356,141
Net income..............     400,986     538,783     705,574     651,744     501,726     467,309     354,714
Basic earnings per
 share..................        1.00        1.36        1.78        1.67        1.29        1.20        0.90
Diluted earnings per
 share..................        0.99        1.34        1.75        1.64        1.27        1.18        0.89
Cash dividends paid per
 share..................        0.63        0.55        0.75        0.66        0.58        0.50        0.43
Book value per share....       10.90       10.23       10.19       10.17        9.12        8.62        8.34
Total assets............  56,671,181  52,383,230  53,000,836  48,190,494  43,606,211  38,612,527  35,810,281
Long-term debt..........   8,343,252   6,818,472   6,073,428   5,499,873   4,183,462   2,611,973   1,701,433

                  BankFirst--Historical Financial Information
              (Dollars in thousands, except for per share amounts)

                           As of/For the Nine
                         Months Ended September
                                   30,                     As of/For the Years Ended December 31,
                         ----------------------- -----------------------------------------------------------
                            2000        1999        1999        1998        1997        1996        1995
                         ----------- ----------- ----------- ----------- ----------- ----------- -----------
Net interest income..... $    25,752 $    25,064 $    33,472 $    30,988 $    28,635 $    25,460 $    23,037
Net income..............       6,967       6,565       8,886       6,809       6,628       6,049       5,179
Basic earnings per
 share..................        0.62        0.57        0.77        0.64        0.66        0.63        0.63
Diluted earnings per
 share..................        0.58        0.53        0.73        0.59        0.61        0.59        0.59
Cash dividends paid per
 common share...........        0.08           0           0        0.01        0.12        0.09        0.14
Book value per common
 share..................        7.90        7.20        7.31        6.94        5.76        5.24        4.89
Total assets............     854,420     793,205     812,899     748,301     650,717     595,284     545,718
Long-term debt..........      46,057      29,191      29,159      11,884      12,121      12,154       8,407

Comparative Per Share Data

   We have summarized below the per share information for our companies on a historical, pro forma combined and equivalent basis. You should read this information in conjunction with our historical financial statements (and related notes) contained in the annual and quarterly reports and other documents we have filed with the SEC. See "Where You Can Find More Information" on page 60.

   The pro forma combined information gives effect to the merger accounted for as a purchase, assuming that 0.4554 shares of BB&T common stock are issued for each outstanding share of BankFirst common stock and 1.406 shares of BB&T common stock are issued for each outstanding share of BankFirst preferred stock. Pro forma equivalent of BankFirst common share amounts are calculated by multiplying the pro forma combined amounts by 0.4554. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger, nor should you rely on the nine-month information as being indicative of results expected for the entire year or for any future interim period.

                                                     As of/For the  As of/For
                                                      Nine Months    the Year
                                                         Ended        Ended
                                                     September 30, December 31,
                                                         2000          1999
                                                     ------------- ------------
Earnings per common share
Basic
  BB&T historical...................................    $ 1.00        $ 1.78
  BankFirst historical..............................      0.62          0.77
  Pro forma combined................................      1.01          1.78
  Pro forma equivalent of one BankFirst common
   share............................................      0.46          0.81

Diluted
  BB&T historical...................................      0.99          1.75
  BankFirst historical..............................      0.58          0.73
  Pro forma combined................................      1.00          1.75
  Pro forma equivalent of one BankFirst common
   share............................................      0.45          0.80

Cash dividends declared per common share
  BB&T historical...................................      0.63          0.75
  BankFirst historical..............................      0.08             0
  Pro forma combined................................      0.63          0.75
  Pro forma equivalent of one BankFirst common
   share............................................      0.29          0.34

Shareholders' equity per common share
  BB&T historical...................................     10.90         10.19
  BankFirst historical..............................      7.90          7.31
  Pro forma combined................................     10.99         10.28
  Pro forma equivalent of one BankFirst common
   share............................................      5.00          4.68

                            MEETING OF SHAREHOLDERS

General

   We are providing this proxy statement/prospectus to BankFirst shareholders of record as of November 1, 2000, along with a form of proxy that the BankFirst Board is soliciting for use at a special meeting of shareholders of BankFirst to be held on Thursday, December 21, 2000 at 10:00 a.m., Eastern time, at The Knoxville Hilton, Cherokee Ballroom, Salon C, located at 501 Church Street, S.W. in Knoxville, Tennessee. At the meeting, the shareholders of BankFirst will vote upon a proposal to approve the agreement and plan of reorganization, dated as of August 22, 2000, and the related plan of merger under which BankFirst would merge into BB&T. In this proxy statement/prospectus, we refer to the reorganization agreement and related plan of merger as the merger agreement. Proxies may be voted on other matters that may properly come before the meeting, if any, at the discretion of the proxy holders. The BankFirst Board knows of no such other matters except those incidental to the conduct of the meeting. A copy of the merger agreement is attached as Appendix A.

   Whether or not you expect to attend the meeting, your vote is important. We request that you complete, date and sign the accompanying proxy and return it promptly to BankFirst in the enclosed postage prepaid envelope.

Record Date, Voting Rights and Vote Required

   Only the holders of BankFirst common stock on November 1, 2000, the record date, are entitled to receive notice of and to vote at the meeting. On the record date, there were 11,069,573 shares of BankFirst common stock outstanding, held by approximately 2,236 holders of record, and 176,702 shares of BankFirst preferred stock outstanding, held by 22 holders of record. Each share of BankFirst common stock is entitled to one vote on each matter submitted at the meeting. Also, under Tennessee law, each share of BankFirst preferred stock is entitled to one vote on the proposal to approve the merger agreement.

   Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of BankFirst common stock and the affirmative vote of the holders of at least a majority of the outstanding shares of BankFirst preferred, voting as separate classes. If you do not vote your shares, it will have the same effect as a vote "against" the merger agreement.

   The proposal to adopt the merger agreement is a "non-discretionary" item, meaning that brokerage firms can not vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal ("broker non-vote shares") will not be counted as votes cast on it. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on that proposal.

   Action on other matters, if any, that are properly presented at the meeting for consideration of the shareholders will be approved if a quorum is present and the votes in favor of the matter constitute a majority of the shares represented at the meeting and entitled to vote. A quorum will be present if a majority of the outstanding shares of BankFirst common stock entitled to vote is represented at the meeting in person or by proxy and if a majority of the outstanding shares of BankFirst preferred stock entitled to vote is represented at the meeting in person or by proxy. Shares with respect to which proxies have been marked as abstentions and broker non-vote shares will be treated as shares present for purposes of determining whether a quorum is present. The BankFirst Board is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

   Because approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of BankFirst common stock and the affirmative vote of the holders of a majority of the outstanding shares of BankFirst preferred stock, abstentions and broker non-vote shares will have the same effect as votes against the merger. Accordingly, the BankFirst Board urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage prepaid envelope.

   You should not send in your stock certificates with your proxy cards. See "The Merger--Exchange of BankFirst Stock Certificates" on page 19.

   Holders of BankFirst preferred stock who do not vote for the merger and who properly exercise rights to dissent to the merger and demand the "fair value" of their shares of BankFirst preferred stock may have the right to receive a cash payment equal to the fair value of their preferred shares. See "The Merger--Rights of Dissenting Shareholders" on page 29.

   As of the record date, the directors and executive officers of BankFirst and their affiliates beneficially owned a total of 4,625,545 shares, or 41.8%, of the issued and outstanding shares of BankFirst common stock (exclusive of shares that may be acquired on the exercise of stock options) and a total of 100,792 shares, or 57.0%, of the issued and outstanding shares of BankFirst preferred stock. In the merger agreement, members of the BankFirst Board have agreed not to dispose of any of their shares of BankFirst stock and to vote all of their shares in favor of the merger. A total of 4,584,070 shares of BankFirst common stock, or 41.2% of the common shares entitled to vote at the meeting, and 84,517 shares of Bank First preferred stock, or 35.4% of the preferred shares entitled to vote at the meeting, are subject to these agreements. The directors and executive officers of BB&T, their affiliates, BB&T and its subsidiaries owned no shares of BankFirst common stock or preferred stock, excluding shares that might be deemed to be owned in connection with the stock option agreement described under the heading "The Option Agreement" on page 35.

Voting and Revocation of Proxies

   The shares of BankFirst stock represented by properly completed proxies received at or before the time for the meeting (or any adjournment) will be voted as directed by the respective shareholders unless the proxies are revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the merger agreement. Proxies marked "FOR" approval of the merger agreement and executed but unmarked proxies will be voted in the discretion of the proxy holders named therein as to any proposed adjournment of the meeting. Proxies that are voted "AGAINST" approval of the merger agreement will not be voted in favor of any motion to adjourn the meeting to solicit more votes in favor of the merger. If any other matters are properly presented at the meeting and voted upon, the proxies solicited hereby will be voted on those matters at the discretion of the proxy holders named therein.

   Your attendance at the meeting will not automatically revoke a proxy that you have already submitted. You may, however, revoke a proxy any time before it is voted at the meeting by: notifying the Secretary of BankFirst in writing at BankFirst's principal executive offices; submitting a later-dated proxy to the Secretary of BankFirst at BankFirst's principal executive offices; or attending the meeting to vote your shares in person and withdrawing your proxy before it is voted. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

Solicitation of Proxies

   BB&T and BankFirst will each pay 50% of the cost of printing this proxy statement/prospectus, and BankFirst will pay all other costs of soliciting proxies. Directors, officers and other employees of BankFirst or its subsidiaries may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. BankFirst will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by these brokerage firms and other custodians, nominees and fiduciaries, and BankFirst will reimburse these record holders for their reasonable out-of-pocket expenses.

Recommendation of the BankFirst Board

   The BankFirst Board has approved the merger agreement and believes that the proposed transaction is fair to and in the best interests of BankFirst and its shareholders. The BankFirst Board unanimously recommends that BankFirst's shareholders vote "FOR" approval of the merger agreement. See "The Merger-- Background of and Reasons for the Merger" on page 11.

                                   THE MERGER

   The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement/prospectus, including the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and incorporated herein by reference. All shareholders are urged to read the appendices in their entirety.

General

   In the merger, BankFirst will be merged into BB&T. Shareholders of BankFirst will receive common stock of BB&T in exchange for their shares of BankFirst stock on the basis of 0.4554 shares of BB&T stock for each share of BankFirst common stock (plus cash instead of any fractional share) and, unless they exercise dissenters' rights, 1.406 shares of BB&T common stock for each share of BankFirst preferred stock (plus cash instead of any fractional share). During the third quarter of 2001, BB&T intends to merge BankFirst's subsidiary banks into Branch Banking and Trust Company, BB&T's principal subsidiary bank.

Background of and Reasons for the Merger

 Background of the Merger

   Following the completion of its initial public offering in August 1998 and two acquisitions, BankFirst's board and management planned for growth to continue through expansion of retail locations, expansion of products and services, and possible future mergers or acquisitions. During 1999, management became concerned that BankFirst was unable to find additional attractive acquisition opportunities in its planned markets. These opportunities were largely constrained by general market conditions prevailing in bank stocks, both throughout the southeast and nationwide, and particularly lower market prices for small cap financial stocks including BankFirst common stock. These factors severely curtailed BankFirst's abilities to garner attractive acquisition candidates using its common stock as an acquisition currency.

   In 1999, management began to develop a succession strategy to ensure effective transitions and stability for BankFirst in the future. One of the elements of the strategy that developed through late 1999 and early 2000 envisioned the possibility of a potential merger of BankFirst with another banking institution. To provide an attractive return on investment to shareholders through a satisfactory exchange ratio, an attractive merger candidate could also provide community banking strategies comparable to BankFirst's philosophy. At a planning retreat of the BankFirst Board held in early 2000, in addition to reviewing options for potential bank and non-bank acquisitions by BankFirst and possible construction of new branches outside BankFirst's traditional markets, the BankFirst Board generally discussed the long-term succession plans of BankFirst's senior management. These discussions provided further impetus to considerations of possible merger and acquisition opportunities.

   Since BankFirst's August 1998 IPO, various financial institutions have made overtures to management as to the potential acquisition of BankFirst. This process continued through the first quarter of 2000, with representatives of several financial institutions expressing a general interest in acquiring BankFirst. All but two of these were viewed as not offering effective synergies to BankFirst, and these discussions did not proceed.

   On April 14, 2000, three members of the BankFirst Board were invited to Winston-Salem to meet with representatives of BB&T to discuss their "community banking" model and management structure. Terms were not discussed during this meeting, nor was an offer extended from BB&T to BankFirst.

   In executive sessions of the BankFirst Board following regularly scheduled meetings on April 17, 2000 and May 9, 2000, Mr. Lawson discussed with the board the meeting with BB&T and the potential compatibility with BankFirst. In both sessions, Mr. Lawson updated the BankFirst Board as to the status of a contact with another financial institution. On June 9, 2000, the same three board members of BankFirst visited the other financial institution and discussed banking philosophy. Following this on-site visit, BankFirst's representatives concluded that BB&T would be a more attractive candidate for a potential merger because of its community/regional banking model. In an executive session of the BankFirst Board following its regularly scheduled meeting on June 16, 2000, Mr. Lawson provided the board with an update as to both the succession plan and both potential suitors.

   On June 26, 2000, a representative of BB&T traveled to Knoxville to meet with Mr. Lawson. They discussed various potential terms of a merger, including an exchange ratio of 0.4554 for shares of BankFirst common stock. A general timetable was established at this meeting for due diligence to be conducted.

   Drafts of the merger agreement, stock option agreement, employment contracts and other related documents were prepared and circulated by BB&T's outside counsel to management on August 8, 2000. Mr. Lawson and another board member traveled to BB&T on August 16 for due diligence.

   During the weeks of August 7th and 14th, negotiations over the terms of the merger agreement continued between the two companies and their respective counsel. Due diligence was conducted by representatives of BB&T at BankFirst on August 18th through August 20th. BB&T further informed BankFirst that a stock option agreement was required as a condition of BB&T's willingness to enter into a definitive merger agreement with BankFirst. Execution of employment agreements was also a prerequisite for the signing of the merger agreement by two individuals.

   On August 18, 2000, Mr. Lawson contacted Jeff Gerrish of Gerrish & McCreary and Southard Financial to request their assistance in rendering a fairness opinion with regard to the proposed transaction. On August 21, 2000, Southard and Gerrish provided their written opinion, addressed to the BankFirst Board, that the terms and conditions of the merger were fair from a financial point of view to the BankFirst shareholders. See "Opinion of BankFirst's Financial Advisor."

   On August 22, 2000, a special meeting of the BankFirst Board was convened to consider a merger with BB&T. Mr. Lawson reviewed with the BankFirst Board the terms of the proposed merger agreement, stock option agreement and employment agreements, as well as the regulatory process. Southard and Gerrish orally updated to management their written opinion, dated August 21, 2000, that the terms and conditions of the merger were fair from a financial point of view to the shareholders of BankFirst. Management made its recommendation in favor of the merger with BB&T. After further questions, comments and discussion by the BankFirst Board, the board unanimously voted to approve the merger, the merger agreement and the stock option agreement and to recommend that BankFirst's shareholders approve the merger agreement.

   Following additional discussions of the terms of the definitive documents between their respective outside counsel, on the morning of August 23, 2000, BankFirst and BB&T executed and delivered the merger agreement and the stock option agreement and issued immediately thereafter a joint press release announcing the transaction.

 BankFirst's Reasons for the Merger

   In reaching the conclusion that the merger agreement and the merger are in the best interests of and advisable for BankFirst and its shareholders, and in approving the merger agreement, the stock option agreement and the transactions contemplated by those agreements, the BankFirst Board considered and reviewed with BankFirst's senior management, as well as its financial and legal advisors, a number of factors. These factors include the following:

  . The Board's belief that the terms of the merger, the merger agreement and the stock option agreement are fair to and are in the best interests of BankFirst shareholders.

  . The fact that the exchange ratio of BB&T stock being offered for BankFirst common stock represented a substantial premium over recent market prices of BankFirst common stock.

  . Information regarding the business, operations, financial condition, demographics, technological capabilities, management, earnings and prospects of each of BankFirst and BB&T.

  .  The current financial services industry environment, including

   ..  increased competition;

   .. the increasing use of technology-based new product delivery systems, such as the Internet, and the related expense and potential advantages of scale;

   .. decline in net interest spreads and the market's valuation of banking organizations;

   .. the apparent approaching end of pooling-of-interests accounting during the first quarter of 2001, which may affect market premiums for at least some period and may also negatively impact BankFirst's acquisition program.

  . The written opinion dated August 21, 2000, which was orally updated to management on August 22, 2000, and accompanying analyses of Southard Financial and Gerrish & McCreary LLC Consultants to the effect that the terms and conditions of the merger, as stated in the merger agreement, were fair from a financial point of view to BankFirst's shareholders (see "Opinion of BankFirst's Financial Advisor").

  . That the merger is intended to be generally tax-free for federal income tax purposes.

  . The compatibility of BB&T's business plan and vision with BankFirst's community banking orientation, BB&T's record as an acquiror of other banks, and BB&T's commitments relating to the regional banking structure for the BankFirst system, BankFirst's employees and BankFirst's communities.

  . The fact that BB&T's present quarterly dividends to its shareholders will be greater than BankFirst's annual dividend to its common shareholders as first paid in June 2000.

  . The fact that certain interests of BankFirst's officers and directors may be different from or in addition to the interests of shareholders generally (see "Interests of Certain Persons in the Merger").

  . The fact that approval of the merger agreement requires the consent of a majority of both the outstanding shares of BankFirst common stock and BankFirst preferred stock entitled to vote thereon.

   The foregoing discussion of the information and factors considered by the BankFirst Board is not meant to be exhaustive, but indicates the material matters considered by the BankFirst Board. In reaching its determination to approve the merger agreement, the stock option agreement and the transactions contemplated thereby, the Board did not assign any relative or specific weight to the foregoing factors, and individual directors may have considered various factors differently.

   Your Board of Directors Unanimously Recommends That You Vote "FOR" the Merger Agreement and Plan of Merger.

 BB&T's Reasons for the Merger

   One of BB&T's announced objectives is to pursue in-market and contiguous state acquisitions of banks and thrifts within the $250 million to $10 billion asset size range. BB&T's management believes that BankFirst is an exceptional community bank, the acquisition of which will improve BB&T's financial performance and franchise value and give BB&T its first entry into Tennessee and expand its presence along the fast-growing corridors of Interstate 75 and Interstate 81. BB&T's management further believes that the merger will benefit BankFirst's customers by giving them access to new and expanded products and services like capital markets, cash management services, leasing and international banking.

   In connection with BB&T's consideration of the merger, its management analyzed certain investment criteria designed to assess the impact of the merger on BB&T and its shareholders. For the purpose of this analysis, BB&T made the following assumptions:

  . Each of BB&T's 2000 and 2001 and BankFirst's 2000 earnings per share on a stand-alone basis would be in line with the estimates published by First Call Corporation;

  . BB&T's earnings per share on a stand-alone basis for subsequent years would increase at an assumed annual rate, determined solely for the purpose of assessing the impact of the merger as described above, of 12%;

  . Annual cost savings of approximately $6.2 million, or 20% of BankFirst's expense base, would be realized as a result of the merger in the first 12 months of operations after conversion;

  . BankFirst's core net interest margin (non-fully taxable equivalent) would be held constant;

  . BankFirst's noninterest income would increase at a rate of 15% per year in years 1-5 and at 12% per year thereafter;

  . Bank First's noninterest expense would increase at a rate of 9% in year 1 and at 12% per year thereafter;

  . BankFirst's net charge-off rate for loan losses would be increased to 0.35% in year 1and held constant thereafter; and

  . BankFirst's loan loss allowance would be raised to 1.30% to match BB&T's reserve philosophy.

   Using the above assumptions, BB&T analyzed the merger to determine whether it would have an accretive or dilutive effect on estimated earnings per share, return on equity, return on assets, book value per share and leverage capital ratio. This analysis indicated that the merger would:

  . be accretive to estimated earnings per share, cash basis earnings per share, return on equity, cash basis return on equity and book value in year 1;

  . be dilutive to return on assets and cash basis return on assets in all years; and

  .  result in a combined leverage ratio over 7% in year 2.

BB&T excluded from its calculations of earnings per share, return on equity and return on assets the effect of estimated one-time after-tax charges of $2.9 million related to completing the merger.

   In addition to the analysis described above, BB&T performed an internal rate of return analysis for this transaction. The purpose of this analysis was to determine if the projected performance of BankFirst, after applying the assumptions described above, would conform to BB&T's criteria. BB&T's current minimum internal rate of return requirement for this type of investment is 15%. The analysis performed in connection with the BankFirst merger indicated that the projected internal rate of return is 18.92%.

   None of the above information has been updated since the date of the merger agreement. There can be no certainty that the results described in the above information will be achieved or that actual results will not vary materially from the estimated results. For more information concerning the factors that could affect actual results, see "A Warning About Forward-Looking Information" on page iii.

Opinion of BankFirst's Financial Advisor

   BankFirst retained Southard Financial and Gerrish & McCreary LLC Consultants of Memphis, Tennessee to provide an opinion of the fairness to the BankFirst shareholders, from a financial standpoint, of the merger.

   On August 22, 2000, the BankFirst Board held a meeting to evaluate the proposed merger. Prior to this meeting, Southard and Gerrish orally updated management as to their written opinion, dated August 21, 2000, that as of that date and based upon and subject to the factors and assumptions set forth in their written opinion, the terms and conditions of the merger were fair, from a financial point of view, to the BankFirst shareholders. Southard and Gerrish subsequently confirmed and updated their August 21, 2000 opinion in writing by delivering to the BankFirst Board a written opinion dated as of the date of this proxy statement/prospectus. In connection with this updated written opinion, Southard and Gerrish confirmed the appropriateness of their reliance on the analyses used to render their earlier opinion. They also performed procedures to update certain of their analyses and reviewed the assumptions used in their analyses and the factors considered in connection with their earlier opinion.

   The full text of the Southard and Gerrish opinion, which describes, among other things, the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Southard and Gerrish is attached as Appendix B to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. BankFirst urges its shareholders to read Southard and Gerrish's opinion carefully and in its entirety. Southard and Gerrish's opinion is directed to the BankFirst Board and addresses only the fairness, from a financial point of view, of the merger to the BankFirst shareholders. The opinion does not address any other aspect of the merger or any related transaction, nor does it constitute a recommendation to any shareholder as to how to vote at the BankFirst special meeting.

   The summary of the fairness opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. In arriving at their opinion, Southard and Gerrish, among other things, reviewed and analyzed:

  . certain publicly available business and financial information relating to BankFirst and BB&T that Southard and Gerrish deemed to be relevant, including, the historical earnings and dividend payments of each bank, comparisons with peer banks and the competitive environments of the respective markets;

  .  BB&T's internal financial analysis of the merger;

  .  reports of analysts that cover BB&T and its stock;

  . current and historical market prices of bank holding companies in Tennessee and surrounding states;

  .  recent bank merger transactions in the United States;

  . the financial performance and investment characteristics of BankFirst and BB&T common stock, including, recent minority stock transactions in BankFirst's stock;

  . current and historical trading prices and volumes for BankFirst and BB&T common stock;

  .  the merger agreement;

  .  the pro forma impact of the merger;

  .  the process used by the BankFirst Board to evaluate the merger; and

  . such other financial studies and analyses as Southard and Gerrish deemed necessary, including, Southard and Gerrish's assessment of general economic, market and monetary conditions.

   Southard and Gerrish also conducted discussions with members of senior management and representatives of BankFirst and BB&T concerning the matters described in the bullet points set forth above, as well as their respective businesses and prospects before and after giving effect to the merger and the expected synergies resulting from the merger.

   In rendering their opinion, Southard and Gerrish assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Southard and Gerrish, or that was discussed with, or reviewed by or for Southard and Gerrish, or that was publicly available, and Southard and Gerrish did not assume any responsibility for independently verifying this information or undertake an independent evaluation or appraisal of the assets or liabilities of BankFirst or BB&T nor has Southard or Gerrish been furnished with such evaluation or appraisal. Neither Southard nor Gerrish is an expert in the evaluation of allowances for loan losses, and neither made an independent evaluation of the adequacy of the allowances for loan losses of BankFirst or BB&T. Neither Southard nor Gerrish reviewed any individual credit files of BankFirst or BB&T, nor have they been requested to conduct such a review. As a result, Southard and Gerrish have assumed that the aggregate allowances for loan losses for both BankFirst and BB&T are adequate to cover such losses and will be adequate on a pro forma basis for the combined company. In addition, Southard and Gerrish did not assume any obligation to conduct, nor did Southard or Gerrish conduct, any physical inspection of the properties or facilities of either BankFirst or BB&T.

   With respect to the financial and operating forecast information furnished to or discussed with Southard and Gerrish by BankFirst or BB&T, including, the cost savings, revenue enhancements and related expenses expected to result from the merger, Southard and Gerrish assumed that the information was reasonably prepared and reflected the best available estimates and judgments of the senior management of BankFirst and BB&T as to the future financial and operating performance of BankFirst, BB&T or the combined entity, as the case may be. Southard and Gerrish's opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to Southard and Gerrish as of, the date of their opinion. For purposes of rendering their opinion, Southard and Gerrish assumed that, in all respects material to their analyses:

  . the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

  . the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

  . each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

  . all conditions to the completion of the merger will be satisfied without any waivers; and

  . in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

   Southard and Gerrish's opinion is not an expression of an opinion as to the prices at which shares of BankFirst common stock or shares of BB&T common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger. In performing their analyses, Southard and Gerrish made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Southard, Gerrish, BankFirst and BB&T. Any estimates contained in the analyses performed by Southard and Gerrish are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Southard and Gerrish opinion was among several factors taken into consideration by the BankFirst Board in making its determination to approve the merger agreement and the merger. Therefore, the analyses described below should not be viewed as determinative of the decision of the BankFirst Board or management of BankFirst with respect to the fairness of the merger.

   The following is a summary of the material financial analyses presented by Southard and Gerrish to the BankFirst Board on August 22, 2000 in connection with the rendering of their written opinion dated August 21, 2000, which was orally updated on August 22, 2000. The summary is not a complete description of the analyses underlying the Southard and Gerrish opinion, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

   In arriving at their opinion, Southard and Gerrish did not attribute any particular weight to any analysis or factor that they considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Southard and Gerrish believe that their analyses and the summary of their analyses must be considered as a whole and that selecting portions of their analyses without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying their analyses and opinion.

 Exchange Ratio Analysis

   Southard and Gerrish reviewed the terms of the merger and noted that the exchange ratios of 0.4554 shares of BB&T common stock for each share of BankFirst common stock and 1.406 shares of BB&T common stock for each share of BankFirst preferred stock equated to a purchase price of $12.01 per share of BankFirst stock (common and common equivalents) based on upon the closing price of BB&T common stock on August 18, 2000 of $26.375.

   The purchase price of $12.01 per share of BankFirst stock (common and common equivalents) represents 158.4% of BankFirst's book value as of June 30, 2000,
15.01 times BankFirst's estimated year 2000 earnings and 16.42% of BankFirst's assets at June 30, 2000. Based upon their review of publicly traded banks and bank holding companies in the United States, including Tennessee, Southard and Gerrish concluded that the pricing for the merger is within the range seen in recent bank acquisitions. However, Southard and Gerrish noted in their opinion that, because BankFirst is overcapitalized, its price/book ratio of 158.4% and price/asset ratio of 16.42% are below the averages of 234.9% and 19.79%, respectively, for all transactions surveyed in the United States.

   The purchase price of $12.01 per share represents a premium of 15.8% over the August 18, 2000 closing price of $10.375 per share of BankFirst common stock. However, Southard and Gerrish noted that an article contained in the August 14, 2000, southern edition of SNL Bank and Thrift Weekly stated that BB&T's chief financial officer, speaking at the SNL Center for Financial Education's annual analyst training conference in Charlottesville, Virginia, on August 7, 2000, reiterated BB&T's desire to operate in eastern Tennessee and reviewed some of BB&T's criteria for identifying targets. The article further stated that given those criteria, SNL Financial Datasource yielded only four likely public targets in eastern Tennessee, including BankFirst. Following the publication of this article, the trading volume and price of BankFirst stock materially increased. Consequently, Southard and Gerrish opined that the pricing of BankFirst stock after August 7, 2000 should be disregarded. Before August 7, 2000, BankFirst common stock traded in the range of $8.00 to $9.75 per share. Based on a weighted average price of $9.00 per share, the merger price of $12.01 per share would represent a premium of approximately 33%.

 Discounted Cash Flow Analysis of BankFirst Stock

   Southard and Gerrish performed a discounted cash flow analysis of BankFirst common stock in order to compare the value of BankFirst common stock, assuming BankFirst continued to operate independently, with the merger price of $12.01 per share. Southard and Gerrish calculated the present value of BankFirst common stock by adding (i) the present value of the estimated future dividend stream that BankFirst could generate over the ten year period 2001 through 2010; and (ii) the present value of the "terminal value" of BankFirst common stock at the end of 2010.

   Southard and Gerrish determined BankFirst's projected dividend stream by assuming an equity/assets ratio of 8.25% and annual growth of earnings and assets of between 5% and 8%. The terminal value of BankFirst common stock at the end of 2010 was determined by applying a price/earnings multiple of 15-16 times projected BankFirst's net income for 2010. The dividend stream and terminal value were discounted to the present using discount rates of 12% to 15%. Using this analysis, the proposed merger price exceeds the implied value of BankFirst operating independently.

 Comparable Transaction Analysis

   Southard and Gerrish reviewed publicly available pricing data for minority interests in over 600 banks and bank holding companies in the United States as of June 30, 2000. Southard and Gerrish compared BB&T and BankFirst to other publicly traded banks using the following ratios: price/earnings, price/book value, current return on average equity and current dividend yield.

   Southard and Gerrish compared the pricing of BB&T and BankFirst to the pricing of publicly traded banks and bank holding companies across the United States and in Tennessee and surrounding states. Pricing data for minority interests in banks and bank holding companies (nationwide) is summarized as follows:

                                   Price/       Price/     Current   Current
Publicly Traded Banks(1)          Earnings    Book Value    ROAE      Yield
------------------------          --------    ----------   -------   -------
Banks Under $2.0BB Market
 Capitalization (240)...........    11.54x       154.1%     13.29%     3.28%
Banks Under $500MM Market
 Capitalization (201)...........    11.43        147.1      12.81      3.20
South Central Banks (54)........    11.47        149.0      12.79      3.49
Tennessee Banks (5).............    13.79        161.0      11.39      3.83
North Carolina Banks (14).......    11.43        143.9      12.66      3.46
TN/AL/AR/GA/KY/MO/MS/NC/VA Banks
 (71)...........................    11.98        140.6      11.73      3.59
BB&T--Recent Price ($26.375)....    12.15(2)     255.3(3)   18.83      3.03(4)
Bank First--Recent Price
 ($10.375)......................    12.97        136.9      10.31      1.54

--------
(1) As of June 30, 2000; subject to certain screens performed by Southard and Gerrish
(2) Based upon estimated 2000 earnings ($2.17 per share for BB&T and $0.80 per common share for BankFirst)
(3) Based upon June 30, 2000 book value ($10.33 per share for BB&T and $7.58 per common share for BankFirst)
(4) Based upon indicated dividends ($0.80 per share for BB&T and $0.16 per common share for BankFirst)

   Based upon an overall analysis of the data set forth in the table above, the price/earnings ratios of BB&T (12.15) and BankFirst (12.97) are above average. BB&T's price/book ratio of 255.3 is significantly above average because of its low capital and high return on assets. BankFirst's price/book ratio (136.9) is below average due to its above average capital ratio. BB&T's current dividend yield (3.03%) is near the average, while BankFirst's (1.54%) is below average.

 Pro Forma Analysis

   Southard and Gerrish reviewed the Merger Evaluation Model prepared by BB&T and dated as of August 18, 2000. BB&T's analysis indicated that the merger would dilute BB&T's earnings in 2000 but would be accretive thereafter. BB&T's analysis assumed 20% annual cost savings at BankFirst and 12% annual growth in earnings and assets. The actual results achieved as a result of the merger may vary from the projected results, and the variations may be material.

   BankFirst retained Southard and Gerrish based upon their experience and expertise in providing valuation services for financial institutions and closely-held companies. Southard provides valuation services for approximately 120 financial institutions annually. Gerrish is a bank advisory and consulting firm affiliated with the law firm of Gerrish & McCreary, P.C. These two firms have represented over 1,000 community banks in a variety of matters, including mergers and acquisitions. Pursuant to an oral agreement between BankFirst and Southard and Gerrish, BankFirst agreed to pay Southard and Gerrish total professional fees of $265,000 for rendering their fairness opinion and providing financial advisory services in connection with the merger. In addition, BankFirst agreed to reimburse Southard and Gerrish for certain expenses incurred in connection with the provision of their professional services.

Exchange Ratio

   In the merger, each share of BankFirst common stock outstanding when the merger becomes effective will be converted into the right to receive 0.4554 shares of BB&T common stock and each share of BankFirst preferred stock outstanding when the merger becomes effective (other than shares held by any dissenting shareholders) will be converted into the right to receive 1.406 shares of BB&T common stock.

   You should be aware that the actual market value of a share of BB&T common stock when the merger becomes effective and at the time certificates for those shares are delivered after surrender and exchange of your certificates for shares of BankFirst stock may be more or less than the closing price per share of BB&T common stock at any other time. We urge you to obtain information on the market value of BB&T common stock that is more recent than that provided in this proxy statement/prospectus. See "Summary--Comparative Market Prices and Dividends" on page 5.

   No fractional shares of BB&T common stock will be issued in the merger. If you would otherwise be entitled to a fractional share of BB&T common stock in the merger, you will be paid an amount in cash that will be determined by multiplying the fractional part of the share of BB&T common stock by the average closing price per share of BB&T common stock on the NYSE at 4:00 p.m. Eastern time on the date that the merger becomes effective as reported on NYSEnet.com.

Exchange of BankFirst Stock Certificates

   At the effective time of the merger and without any action on the part of BankFirst or the BankFirst shareholders, shares of BankFirst common stock and preferred stock will be converted into and will represent the right to receive, upon surrender of the certificate representing the shares as described below, whole shares of BB&T common stock and cash for any fractional share interest. Promptly after the effective time, BB&T will deliver or mail to you a form of letter of transmittal and instructions for surrender of your BankFirst stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions and any other documents as may be reasonably requested, BB&T will promptly deliver to you the merger consideration to which you are entitled, together with any declared and unpaid dividends with respect to BankFirst common stock and any accrued and unpaid dividends with respect to BankFirst preferred stock.

   You should not send in your stock certificates until you receive the letter of transmittal and instructions.

   After the effective time, and until surrendered as described above, each outstanding BankFirst stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration and any declared and unpaid dividends (with respect to BankFirst common stock) or accrued and unpaid dividends (with respect to BankFirst preferred stock). No interest will be paid or accrued on any cash payable for fractional shares as part of the merger consideration upon the surrender of the certificate or certificates representing shares of BankFirst stock. With respect to any BankFirst stock certificate that has been lost or destroyed, BB&T will pay the merger consideration attributable to the certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares in question. After the effective time, BankFirst's transfer books will be closed and no transfer of the shares of BankFirst stock outstanding immediately before the effective time will be made on BB&T's stock transfer books.

   If BankFirst declares a dividend on the BankFirst common stock in accordance with the merger agreement which has a record date before the effective time, and that dividend has not been paid before the effective time, BB&T will pay the dividend to the former BankFirst shareholders. Also, on the day on which the effective time of the merger occurs, BankFirst will pay a dividend in respect of shares of BankFirst preferred stock. The per-share amount of this preferred dividend will equal the product of $0.0625 times a fraction, the numerator of which is the number of days since the payment date of the previous BankFirst preferred stock dividend and the denominator of which is 91. This payment will constitute the sole right of the holders of BankFirst preferred stock to a dividend with respect to that stock.

   To the extent permitted by law, you will be entitled to vote after the effective time at any meeting of BB&T shareholders the number of whole shares of BB&T common stock into which your shares of BankFirst stock are converted, regardless of whether you have exchanged your BankFirst stock certificates for BB&T stock certificates. Whenever BB&T declares a dividend or other distribution on the BB&T common stock which has a record date after the effective time, the declaration will include dividends or other distributions on all shares of BB&T common stock issuable under the merger agreement. However, no dividend or other distribution payable to the holders of record of BB&T common stock will be delivered to you until you surrender your BankFirst stock certificate for exchange as described above. Upon surrender of your BankFirst stock certificate, the certificate representing the BB&T common stock into which your shares of BankFirst stock have been converted, together with cash in lieu of any fractional share of BB&T common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

The Merger Agreement

 Effective Date and Time of the Merger

   The merger agreement provides that the closing of the merger will take place on a business day designated by BB&T that is within 30 days after the satisfaction of the conditions to the completion of the merger, or a later date mutually acceptable to the parties. The effective time will occur at the time and date specified in the articles of merger to be filed with the Secretary of State of North Carolina and the Secretary of State of Tennessee. It is currently anticipated that the filing of the articles of merger will take place as soon as practicable after the date on which the merger agreement is approved by the BankFirst shareholders and all other conditions to the respective obligations of BB&T and BankFirst to complete the merger have been satisfied. If the merger is approved at the meeting, BB&T and BankFirst currently anticipate that the filing of the articles of merger and the effective time will occur by January 1, 2001.

 Conditions to the Merger

   The obligations of BB&T and BankFirst to carry out the merger are subject to satisfaction (or, if permissible, waiver) of the following conditions at or before the effective time:

  . all corporate action necessary to authorize the performance of the merger agreement must have been duly and validly taken, including the approval of the shareholders of BankFirst of the merger agreement;

  . BB&T's registration statement on Form S-4 relating to the merger (including any post-effective amendments) must be effective under the Securities Act of 1933, as amended, no "stop order" or similar proceedings may be pending or, to BB&T's knowledge, threatened by the SEC to suspend the effectiveness of the registration statement and the BB&T common stock to be issued in the merger must either have been registered or exempt from registration under applicable state securities laws;

  . the parties must have received all regulatory consents and approvals required in connection with the transactions contemplated by the merger agreement, all notice periods and waiting periods required with respect to the approvals must have passed and all approvals must be in effect;

  . neither BB&T nor BankFirst nor any of their respective subsidiaries may be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits completion of the transactions provided in the merger agreement (provided that the parties must use commercially reasonable efforts to have any order, decree or injunction vacated, reversed or removed); and

  . BankFirst and BB&T must have received an opinion of BB&T's legal counsel, in form and substance satisfactory to BankFirst and BB&T, to the effect that the merger will constitute a reorganization under
     Section 368 of the Internal Revenue Code of 1986, as amended, and that the shareholders of BankFirst will not recognize any gain or loss to the extent that they exchange shares of BankFirst common stock or BankFirst preferred stock for shares of BB&T common stock.

   The obligations of BankFirst to carry out the transactions in the merger agreement are also subject to the satisfaction of the following additional conditions at or before the effective time, unless, where permissible, waived by BankFirst:

  . BB&T must have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement;

  . the shares of BB&T common stock to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of issuance; and

  . BankFirst must have received certain closing certificates and legal opinions from BB&T and its counsel.

   In addition, all representations and warranties of BB&T will be evaluated as of the date of the merger agreement and at the effective time as though made at the effective time (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise provided in the merger agreement or consented to in writing by BankFirst. The representations and warranties of BB&T concerning:

  .  its capitalization,

  . its and its subsidiaries' organization and authority to conduct business,

  . its authorization of, and the binding nature of, the merger agreement and

  . the absence of any conflict between the transactions in the merger agreement and BB&T's articles of incorporation or bylaws must be true and correct (except for non-material inaccuracies). Moreover, there must not be any inaccuracies in the representations and warranties of BB&T in the merger agreement such that the aggregate effect of the inaccuracies has, or is reasonably likely to have, a material adverse effect on BB&T.

   The obligations of BB&T to carry out the transactions in the merger agreement are also subject to satisfaction of the following additional conditions at or before the effective time, unless, where permissible, waived by BB&T:

  . no regulatory approval may have imposed any condition or requirement that, in the reasonable opinion of the BB&T Board, would so materially adversely affect the business or economic benefits to BB&T of the transactions in the merger agreement as to render the completion of the transactions inadvisable or unduly burdensome;

  . BankFirst must have performed in all material respects all of its obligations and complied in all material respects with all of its covenants required by the merger agreement;

  . BB&T must have received certain closing certificates and legal opinions from BankFirst and its counsel;

  . BB&T must have received written agreements from affiliates of BankFirst to the extent necessary, in the reasonable judgment of BB&T, to promote compliance with Rule 145 under the Securities Act; and

  . BB&T must have received employment agreements executed by Fred R. Lawson and R. Stephen Hagood.

   In addition, all representations and warranties of BankFirst will be evaluated at the date of the merger agreement and at the effective time as though made on and at the effective time (or on the date designated, in the case of any representation and warranty that specifically relates to an earlier date), except as otherwise provided in the merger agreement or consented to in writing by BB&T. The representations and warranties of BankFirst concerning:

  .  its capitalization,

  . its and its subsidiaries' organization and authority to conduct business,

  .  its ownership of its subsidiaries and other equity interests,

  .  its authorization of, and the binding nature of, the merger agreement,

  . the absence of conflict between the transactions in the merger agreement and BankFirst's articles of incorporation or bylaws,

  . its forbearance from taking any actions that would negatively affect the tax-free elements of the merger or the receipt of necessary regulatory approvals and

  . actions taken to exempt the merger from any applicable anti-takeover laws must be true and correct (except for non-material inaccuracies). Moreover, there must not be any inaccuracies in the representations and warranties of BankFirst in the merger agreement such that the effect of the inaccuracies individually or in the aggregate has, or is reasonably likely to have, a material adverse effect on BankFirst and its subsidiaries taken as a whole.

 Conduct of BankFirst's and BB&T's Businesses Before the Effective Time of the Merger

   Except with BB&T's prior consent, not to be unreasonably or arbitrarily withheld or delayed, before the effective time of the merger, neither BankFirst nor any of its subsidiaries may:

  . carry on its business except in the ordinary course and in substantially the same manner as previously conducted, or establish or acquire any new subsidiary or engage in any new type of activity or expand any existing activities;

  . declare or pay any dividend or distribution on its capital stock, other than regularly scheduled quarterly dividends of $0.0625 per share payable with respect to BankFirst preferred stock payable on record dates consistent with past practices (except that for the period beginning on the payment date of the last dividend paid before the effective time of the merger and ending when the effective time occurs, the dividend payable will be as described above under the caption "-- Exchange of BankFirst Stock Certificates");

  . issue any shares of capital stock, except in accordance with options outstanding as of the date of the merger agreement, in accordance with the option granted to BB&T in connection with the merger agreement or on the conversion of shares of BankFirst preferred stock in accordance with its terms;

  . issue, grant or authorize any rights to acquire capital stock or effect any recapitalization, reclassification, stock dividend, stock split or similar change in capitalization, other than the grant of rights to purchase up to 100,000 shares of BankFirst stock under existing stock option plans in the ordinary course of business consistent with past practices;

  .  amend its charter or bylaws;

  . impose or permit the imposition or existence of any lien, charge or encumbrance on any share of stock held by it in any BankFirst subsidiary or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

  . merge with any other entity or permit any other entity to merge into it, acquire control over any other entity or dispose of any material amount of assets or acquire any material amount of assets, in each case other than in the ordinary course of its business consistent with past practices;

  . fail to comply in any material respect with any legal requirements applicable to it and to the conduct of its business;

  . increase the compensation of any of its directors, officers or employees (excluding increases resulting from the exercise of compensatory stock options), or pay or agree to pay any bonus or provide any new employee benefit or incentive, except for increases or payments made in the ordinary course of business consistent with past practice under existing plans or arrangements;

  . enter into or substantially modify (except as may be required by law) any employee benefit, incentive or welfare arrangement, or any related trust agreement, relating to any of its directors, officers or other employees (other than renewals consistent with past practice);

  . solicit inquiries or proposals with respect to, furnish any information relating to, or participate in any discussions concerning, any other business combination with BankFirst or any BankFirst subsidiary, or fail to notify BB&T immediately if any such inquiry or proposal is received, any information is requested or required or any discussions are sought (except that this would not apply to furnishing information, negotiations or discussions with the offeror after an unsolicited offer if BankFirst is advised by legal counsel that in its opinion the failure to furnish information or negotiate would likely constitute a breach of the fiduciary duty of the BankFirst Board to the BankFirst shareholders);

  . enter into (a) any material agreement or commitment other than in the ordinary course, (b) any agreement, indenture or other instrument other than in the ordinary course relating to the borrowing of money by BankFirst or a BankFirst subsidiary or guarantee by BankFirst or a BankFirst subsidiary of any obligation, (c) any agreement or commitment relating to the employment or severance of a consultant or the employment, severance or retention in office of any director, officer or employee (except for the election of directors or the reappointment of officers in the normal course) or (d) any contract, agreement or understanding with a labor union;

  . change its lending, investment or asset liability management policies in any material respect, except as required by applicable law, regulation or directives, and except as provided for in the merger agreement;

  . change its methods of accounting in effect at December 31, 1999, except as required by changes in accounting principles concurred in by BB&T (which may not unreasonably withhold its concurrence) or change any of its federal income tax reporting methods from those used in the preparation of its tax returns for the year ended December 31, 1999, except as required by changes in law;

  . except for certain permitted expenditures, incur any new commitments for capital expenditures or obligations to make capital expenditures in excess of $25,000 for any one expenditure or $100,000 in the aggregate;

  . incur any new indebtedness other than deposits from customers, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repurchase arrangements in the ordinary course of business;

  . take any action that would or could reasonably be expected to (a) cause the merger not to constitute a tax-free reorganization as determined by BB&T, (b) result in any inaccuracy of a representation or warranty that would permit termination of the merger agreement or (c) cause any of the conditions to the merger to fail to be satisfied;

  . dispose of any material assets other than in the ordinary course of business; or

  .  agree to do any of the foregoing.

   BankFirst has also agreed:

  . to take actions as may be reasonably necessary to modify the structure of the merger as long as the modification does not reduce the consideration to be received by BankFirst shareholders, abrogate the covenants contained in the merger agreement or substantially delay the completion of the merger;

  . to cooperate with BB&T in certain respects concerning (a) accounting and financial matters necessary to facilitate the merger, including issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices and (b) BankFirst's lending, investment or asset/liability management policies;

  . to keep BB&T advised of all material developments relevant to its business before completion of the merger; and

  .  to provide BB&T access to BankFirst's books and records.

   Except with the prior consent of BankFirst, not to be arbitrarily or unreasonably withheld or delayed, before the effective time neither BB&T nor any subsidiary of BB&T may take any action that would or might be expected to:

  .  cause the merger not to constitute a tax-free reorganization,

  . result in any inaccuracy of a representation or warranty that would allow termination of the merger agreement,

  . cause any of the conditions precedent to the transactions contemplated in the merger agreement to fail to be satisfied;

  . exercise the option agreement executed concurrently with the merger agreement other than in accordance with its terms or dispose of shares of BankFirst common stock acquired under that agreement other than in accordance with its terms; or

  . fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

   BB&T has also agreed to keep BankFirst advised of all material developments relevant to its business before completion of the merger.

 Waiver; Amendment; Termination; Expenses

   Except with respect to any required regulatory approval or other condition required by law, BB&T or BankFirst may at any time (whether before or after approval of the merger agreement and the plan of merger by the BankFirst shareholders) extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies of the other party in the representations or warranties contained in the merger agreement, the plan of merger or any document delivered pursuant thereto, (b) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained in the merger agreement or in the plan of merger or (c) the performance by the other party of any of its obligations set out in the merger agreement or in the plan of merger. The parties may also mutually amend or supplement the merger agreement in writing at any time. However, no extension, waiver, amendment or supplement which would reduce either the exchange ratio or the payment terms for fractional interests to be provided to holders of BankFirst common stock or Bank First preferred stock upon completion of the merger will be made after the BankFirst shareholders approve the merger agreement and the plan of merger.

   If any of the conditions to the obligation of either party to complete the merger is not fulfilled, that party will consider the materiality of the nonfulfillment. In the case of the nonfulfillment of a condition to BankFirst's obligations, BankFirst will, if it determines it appropriate under the circumstances, resolicit shareholder approval of the merger agreement and the plan of merger and provide appropriate information concerning the obligation that has not been satisfied.

   The merger agreement may be terminated, and the merger may be abandoned:

  . at any time before the effective time, by the mutual consent in writing of BB&T and BankFirst;

  . at any time before the effective time, by either party (a) in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement or (b) in the event of an inaccuracy of any representation or warranty of the other party contained in the merger agreement that would provide the nonbreaching party the ability to refuse to complete the merger under the applicable standard in the merger agreement (see "--Conditions to the Merger"); and, in either case, if the breach or inaccuracy has not been cured by the earlier of 30 days after notice of the breach or inaccuracy to the party committing it or the effective time;

  . at any time before the effective time, by either party in writing, if any of the conditions precedent to the obligations of the other party to complete the transactions contemplated by the merger agreement cannot be satisfied or fulfilled before the effective time, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings;

  . at any time, by either party in writing, if any of the applications for prior regulatory approval are denied and the time period for appeals and requests for reconsideration has run;

  . at any time, by either party in writing, if the shareholders of BankFirst do not approve the merger agreement by the required vote;

  . at any time after March 31, 2001 by either party in writing, if the effective time has not occurred by the close of business on that date and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings; or

  . at any time, by either party in writing, if an order, decree or injunction is imposed by a court or agency of competent jurisdiction which enjoins or prohibits completion of the transactions contemplated by the merger agreement, provided that the parties have taken commercially reasonable steps to have the order, decree or injunction vacated, reversed or removed but the order, decree or injunction is not successfully vacated, reversed or removed and becomes non-applicable and final.

   If the merger agreement is terminated in accordance with any of the provisions described above, both the merger agreement and the plan of merger will become void and have no effect, except that (a) provisions in the merger agreement relating to confidentiality and expenses will survive the termination and (b) a termination for an uncured breach of a covenant or agreement or inaccuracy in a representation or warranty will not relieve the breaching party from liability for that breach or inaccuracy.

   Each party will pay the expenses it incurs in connection with the merger agreement and the merger, except that printing expenses and SEC filing fees incurred in connection with the registration statement and this proxy statement/prospectus will be paid 50% by BB&T and 50% by BankFirst.

Interests of Certain Persons in the Merger

   Certain members of BankFirst's management have interests in the merger that are in addition to their interests as BankFirst shareholders and optionholders. The BankFirst Board was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger.

 Employment Agreements

   In connection with the merger, Branch Banking and Trust Company, BB&T's North Carolina banking subsidiary ("BB&T-NC") expects to enter into a three-year employment agreement with each of Fred R. Lawson, Jerry L. French, C. David Allen, David M. Butler, Michael L. Bryson and L. Allen Rathbone, and BB&T expects to enter into a five-year employment agreement with R. Stephen Hagood. The employment agreements will provide for the employment of Mr. Lawson as President and Chief Executive Officer of BankFirst's main banking subsidiary and for the employment of each of the other individuals as a Senior Vice President of BB&T-NC.

   Each of the employees will receive a minimum annual base salary during the term of his employment agreement as follows: Mr. Lawson, $281,782; Mr. French, $108,500; Mr. Allen, $105,000; Mr. Butler, $114,400 Mr. Bryson, $102,000; Mr.
Rathbone, $100,000; and Mr. Hagood, $158,000. Salaries will be reviewed annually in accordance with the compensation policies and procedures of the employer. No later than the month after the effective time of the merger of the last of BankFirst's banking subsidiaries into BB&T or its subsidiaries, each employee will be eligible to receive an annual bonus payment under BB&T's Amended and Restated Short Term Incentive Plan. In addition, the employees will be granted stock options annually under BB&T's Amended and Restated 1995 Omnibus Stock Incentive Plan or a successor plan on the same basis as similarly situated officers of BB&T-NC, although the number of options granted, if any, as of the first BB&T grant date will be equitably adjusted by BB&T so as to avoid duplication of options with any options to acquire BankFirst common stock granted to the employees during the year ending on that first BB&T grant date.

   The employment agreements further provide that the employee will receive, on the same basis as other similarly situated officers of BB&T-NC, employee pension and welfare benefits such as sick leave, vacation, group disability and health, dental, life and accident insurance and similar indirect compensation that may be extended to similarly situated officers. These benefits will begin on a date determined no later than January 1 after the close of the year in which the last of BankFirst's bank subsidiaries is merged into BB&T or one of its subsidiaries. Until that date, BankFirst plans that provide benefits of the same type or class as a corresponding BB&T plan will continue in effect for the employees.

   Mr. Lawson's agreement provides that, 60 days after completion of conversion of BankFirst's data processing systems to those of BB&T-NC, he will relinquish his responsibilities as President and Chief Executive Officer of BankFirst's main banking subsidiary to become an independent consultant to BB&T-NC. As an independent consultant, Mr. Lawson would render services as an independent contractor (and not as an employee) in the nature of customer and community relations, business development, employee relations and general advice and assistance relating to BB&T-NC's customers and employees and to the growth and development in Tennessee of the business of BB&T-NC. These services would be rendered at times and on a schedule determined by Mr. Lawson, and reasonably convenient to both BB&T-NC and Mr. Lawson. Mr. Lawson would not be required to maintain records of hours worked or to work in accordance with any fixed schedule during the portion of the agreement's term that he is a consultant.

   During the consulting period, the employment agreement would generally continue in full force and effect in accordance with its terms, except that Mr. Lawson would not be entitled during the consulting period to receive base salary, bonuses, stock options or employee benefits on the same basis as he would as an employee of BB&T-NC. Instead, he would receive during the consulting period, as compensation for the consulting services and in consideration of covenants not to compete that he has made in the agreement, an annual amount equal to his annual base salary rate in effect immediately preceding the start of the consulting period, payable in substantially equal monthly installments. In addition, in consideration of his consulting services and his noncompetition covenants, he would be provided:

  . health insurance and life insurance benefits comparable to the group employee benefits which BB&T-NC may from time to time extend to its officers, at a cost to Mr. Lawson no greater than the cost to the officers;

  . a retirement benefit payable directly by BB&T-NC economically equivalent to the benefit he would have received under BB&T-NC's defined benefit pension plan (and reduced by any duplicative benefits payable under the defined benefit plan) if he had been an employee of BB&T-NC during the consulting period, payable in accordance with the same payment options as are available under the defined benefit plan at the end of the agreement's term;

  . a benefit economically equivalent to the benefit he would have been entitled to receive under BB&T-NC's Section 401(k) plan if he were a participant in the plan, based on compensation deferrals by Mr. Lawson during the Consulting Period and investment performance of investment options available under the plan as selected from time to time by Mr. Lawson, payable in accordance with the same payment options as are available under the plan at the end of the term of the agreement; and

  . the disability benefits otherwise provided for in the agreement or economically equivalent benefits.

   Each employment agreement provides that, if the employer terminates the employee's employment other than because of disability or for cause and if the employee complies with certain noncompetition provisions, he will be entitled to receive as "Termination Compensation" an annual payment equal to the highest amount of cash compensation (including bonuses) received during any of the preceding three calendar years for the period commencing on the date of the termination and ending at the end of the original term of the agreement. In addition, each employee will continue to receive health insurance coverage and other group employee benefits from, and to participate in retirement plans of, BB&T-NC on the same terms as were in effect before the termination, either under BB&T-NC's plans or comparable coverage, during the time payments of Termination Compensation are made. If BB&T-NC terminates Mr. Lawson's consulting relationship under his employment agreement other than for cause or because of disability, he will be entitled to continue to receive, for the remainder of the term of his agreement, the consulting compensation and benefits described above.

   Each employment agreement further provides that, in the event of a "Change of Control" (as defined below) of BB&T-NC or BB&T, the employee may voluntarily terminate employment for "Good Reason" (as defined below) until twelve months after the Change of Control and (a) be entitled to receive in a lump sum
(1) any compensation due but not yet paid through the date of termination and
(2) in lieu of any further salary payments from the date of termination to the end of the term of the agreement, an amount equal to his Termination Compensation times 2.99 (or, in the case of Mr. Lawson, if the change of control occurs during his consulting period, the amount of his cash compensation rate times 2.99), and (b) continue for the remainder of the term of the agreement to receive health insurance coverage and other group employee welfare benefits on the same terms as were in effect either (1) at the date of termination or (2) if the plans and programs in effect before the Change of Control were, considered together as a whole, materially more generous to the officers of BB&T-NC than the plans and programs at the date of termination, at the date of the Change of Control.

   "Good Reason" means any of the following events occurring without the consent of the employee in question:

  . the assignment to him of duties inconsistent with the position and status of the offices and positions held with BB&T-NC immediately before the Change of Control;

  . a reduction in his base salary as then in effect, or his exclusion from participation in benefit plans in which he participated immediately before the Change of Control;

  . an involuntary relocation of him more than 30 miles from the location where he worked immediately before a Change in Control, or BB&T-NC's breach of any material provision of the employment agreement; or

  . any purported termination of his employment by BB&T-NC not effected in accordance with the employment agreement.

   A "Change of Control" would be deemed to occur if:

  . any person or group of persons (as defined in the Securities Exchange Act of 1934, as amended) together with its affiliates, excluding employee benefit plans of BB&T-NC or BB&T, is or becomes the beneficial owner of securities of BB&T-NC or BB&T representing 20% or more of the combined voting power of BB&T-NC's or BB&T's then outstanding securities;

  . as a result of a tender offer or exchange offer for the purchase of securities of BB&T-NC or BB&T (other than an offer by BB&T for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period constitute the BB&T Board, plus new directors whose election or nomination for election by BB&T's shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the two-year period, cease for any reason during the two-year period to constitute at least two-thirds of the members of the BB&T Board;

  . the shareholders of BB&T approve a merger or consolidation of BB&T with any other corporation or entity, regardless of which entity is the survivor, other than a merger or consolidation that would result in the voting securities of BB&T outstanding immediately beforehand continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 40% of the combined voting power of the voting securities of BB&T or the other surviving entity outstanding immediately after the merger or consolidation;

  . the shareholders of BB&T approve a plan of complete liquidation or winding-up of BB&T or an agreement for the sale or disposition by BB&T of all or substantially all of BB&T's assets; or

  . any other event occurs that the BB&T Board determines constitutes a Change of Control.

   If any of the payments to be made under any of the employment agreements would constitute a "parachute payment," as defined in Section 280G of the Internal Revenue Code, the payments would be reduced by the smallest amount necessary so that no portion of the payments would be a "parachute payment." A "parachute payment" generally is a payment which is contingent on a change in the control of the corporation and the present value of which equals or exceeds three times the "base amount," which is generally defined as an individual's annualized includable compensation for the "base period," which is generally the most recent five taxable years ending before the date of the change in control. Sections 280G and 4999 of the Code generally provide that if "parachute payments" are paid to an individual, everything above the base amount will be subject to a 20% excise tax payable by the individual (in addition to the payment of regular income taxes on the payments), as well as be nondeductible by the employer for federal income tax purposes.

   The employment agreements will supersede any of the existing employment agreements and change of control arrangements of the employees with BankFirst or its subsidiaries.

 BB&T-NC Board of Directors; Advisory Board

   The merger agreement provides that James L. Clayton, chairman of the BankFirst Board, will be elected to BB&T-NC's board of directors as of the effective time of the merger. Members of the BB&T-NC Board who are not employees of BB&T or any of its affiliates are entitled to receive fees for service on the board in accordance with BB&T's policies as in effect from time to time.

   At the effective time of the merger, BB&T will offer each member of the BankFirst Board a seat on BB&T's advisory board for the BB&T Community Bank region based in Knoxville, Tennessee, conditional upon BB&T's receipt of a noncompetition agreement from the director. For two years after the effective time, those members will receive, as compensation for service on the advisory board, member's fees (annual retainer and attendance fees) at least equal in amount each year to those that they were receiving as of August 1, 2000 as directors of BankFirst. These advisory board members will thereafter receive fees in accordance with

BB&T's standard schedule of advisory board service fees. For two years after the effective time, none of these board members may be prohibited from serving because he or she has reached the maximum age for service, which is currently age 70.

 Indemnification of Directors and Officers

   The merger agreement provides that BB&T or one of its subsidiaries will maintain for three years after the effective time directors' and officers' liability insurance covering directors and officers of BankFirst for acts or omissions occurring before the effective time. This insurance will provide at least the same coverage and amounts as contained in BankFirst's policy on the date of the merger agreement, unless the annual premium on the policy would exceed 150% of the annual premium payments on BankFirst's policy, in which case BB&T would maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to that amount. BB&T has also agreed to indemnify all individuals who are or have been officers, directors, employees of BankFirst or a BankFirst subsidiary before the effective time of the merger from any acts or omissions in those capacities before the effective time of the merger to the extent indemnification is provided under the charter or bylaws of BankFirst and is permitted under the North Carolina Business Corporation Act to the fullest lawful extent.

Rights of Dissenting Shareholders

   Any holder of BankFirst preferred stock has the right to dissent from the merger by complying with the procedures described in this section. In this section, we refer to a person who exercises this right as a "dissenting shareholder." The following summary does not purport to be a complete statement of dissenters' rights of appraisal, and is qualified in its entirety by reference to Chapter 23 of Title 48 of the TBCA, which is reproduced in full as Appendix C to this proxy statement/prospectus.

   Under the TBCA, any holder of BankFirst preferred stock has the right to object to the merger and demand payment of the "fair value" of his or her shares upon compliance with Sections 48-23-202 and 48-23-204 of the TBCA. A shareholder may not dissent as to less than all of the shares that he or she holds at the close of business on the record date. A nominee or fiduciary may not dissent on behalf of a beneficial owner as to less than all of the shares of the beneficial owner held of record by the nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his or her behalf must notify BankFirst in writing of the name and address of the record holder of the shares, if known to him or her.

   Any BankFirst shareholder intending to enforce his or her dissenters' rights may not vote in favor of the merger agreement (either personally or by proxy) and must deliver to BankFirst before the time of the vote a written notice of intent to demand payment for his or her shares (an "objection notice"). The objection notice must state that the shareholder intends to demand payment for his or her shares of BankFirst preferred stock if the merger should be effected. A vote against approval of the merger agreement will not, in and of itself, constitute an objection notice satisfying the requirements of Section 48-23-202 of the TBCA.

   If the merger agreement is approved by BankFirst's shareholders at the meeting, each BankFirst shareholder who has filed an objection notice will be notified by BankFirst of the approval no later than ten days after the meeting (a "dissenter's notice"). The dissenter's notice will:

  . state where the payment demand must be sent and where and when certificates for certificated shares of BankFirst preferred stock must be deposited,

  . inform holders of uncertificated shares (if any) to what extent transfer of the shares will be restricted after the payment demand is received,

  . supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting the dissenters' rights certify whether or not he or she acquired beneficial ownership of the shares before that date,

  . set a date by which BankFirst must receive the payment demand, which date may not be fewer than one nor more than two months after the date the dissenter's notice was delivered, and

  .  be accompanied by a copy of Chapter 23 of Title 48 of the TBCA.

Within the time prescribed in the dissenter's notice, a BankFirst shareholder electing to dissent must make a demand for payment (a "payment demand"), certify whether he or she (or the beneficial shareholder on whose behalf he or she is asserting dissenters' rights) acquired beneficial ownership of the shares of BankFirst preferred stock before August 23, 2000 (the date of the first public announcement of the terms of the merger agreement), and deposit all certificates in accordance with the terms of the dissenter's notice. Upon delivering the payment demand and depositing the certificates in accordance with the dissenter's notice, the dissenting shareholder will retain all other rights of a BankFirst shareholder until these rights are canceled or modified by completion of the merger. Failure to comply substantially with these procedures will cause the dissenting shareholder to lose his or her dissenters' rights to payment for the shares. Consequently, any BankFirst shareholder who desires to exercise his or her rights to payment for his or her shares is urged to consult his or her legal advisor before attempting to exercise these rights.

   As soon as the merger is completed, or upon later receipt of a timely payment demand, BB&T (as the surviving corporation in the merger and successor in interest to BankFirst) will, under Section 48-23-206 of the TBCA, pay to each dissenting shareholder who has complied with the requirements of Section 48-23-204 of the TBCA the amount which BB&T estimates to be the fair value of the shares of BankFirst preferred stock, plus accrued interest. This payment must be accompanied by:

  .  certain of BankFirst's financial statements,

  .  a statement of BB&T's estimate of the fair value of the shares,

  .  an explanation of how the interest was calculated,

  . a statement of the dissenting shareholder's right to demand payment under Section 48-23-209 of the TBCA, and

  . a copy of Sections 48-23-101 through 48-23-302 of the TBCA, if not previously furnished.

As authorized by Section 48-23-208 of the TBCA, BB&T intends to delay any payments with respect to any shares ("after-acquired shares") held by a dissenting shareholder which were not held by the shareholder on August 23, 2000, the date of the first public announcement of the terms of the merger agreement. To the extent BB&T should elect to withhold payment, after effecting the merger, it must estimate the fair value of the shares, plus accrued interest, and pay the amount to each dissenting shareholder who agrees to accept it in full satisfaction of this demand. BB&T will send with the payment a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenting shareholder's right to demand additional payment under Section 48-23-209 of the TBCA.

   If (a) a dissenting shareholder believes that the amount paid with respect to his or her shares under Section 48-23-206 or offered under Section 48-23-208 of the TBCA is less than the fair value of his or her shares or that the interest due is incorrectly calculated, (b) BB&T fails to make payment under
Section 48-23-206 within two months after the date set for demanding payment, or (c) BankFirst, having failed to effect the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two months after the date set for demanding payment, the dissenting shareholder may notify BankFirst (or its successor in the merger) in writing (the notice would be invalid if not delivered within one month after BB&T made or offered payment for the shareholders' shares) of his or her own estimate of the fair value of the shares and the amount of interest due and may demand payment of the difference between his or her estimate of the fair value and the amount of any payment in respect to the shares already received by the shareholder, or, in the alternative, if no payment has yet been made by BankFirst or BB&T, reject that offer under Section 48-23-208 of the TBCA and demand payment of the fair value of his or her shares and interest due.

   If BB&T (as the surviving corporation) cannot agree with a dissenting shareholder on a fair value within two months after BB&T receives the payment demand, BB&T will institute judicial proceedings in either the Chancery or Circuit Court of Knox County, Tennessee, naming all dissenting shareholders (whether or not Tennessee residents) whose demands remain unsettled as parties to the proceeding and serving these parties with a copy of the petition. The court will then undertake to establish the fair value of the shares immediately before the completion of the merger, excluding any appreciation or depreciation in anticipation of the merger, and will determine the interest owing on the disputed amount. The fair value of a dissenting shareholder's shares of BankFirst preferred stock may be more than, less than or the same as the consideration provided in the merger agreement. The court may, in its discretion, appoint one or more persons as appraisers to receive evidence and render a decision on the question of fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgement for the amount (if any) by which the court finds the fair value of his or her shares, plus accrued interest, exceeds the amount paid by BB&T or the fair value, plus accrued interest, of his or her after-acquired shares for which BB&T elected to withhold payment under Section 48-23-208 of the TBCA.

   The court shall assess costs and expenses of the proceeding (including reasonable compensation for and expenses of the appraiser but excluding fees and expenses of counsel and experts) against BB&T, except that the court may assess costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or not in good faith. The court may award fees and expenses of counsel and experts in amounts the court finds equitable: (a) against BankFirst or BB&T, if the court finds that they did not comply substantially with the relevant requirements of the TBCA or (b) against BankFirst or BB&T or any dissenting shareholder, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith.

   The foregoing summary of the applicable provisions of Chapter 23 of Title 48 of the TBCA is not intended to be a complete statement of those provisions, and is qualified in its entirety by reference to the Chapter, a copy of which is attached as Appendix C. Any BankFirst preferred shareholder who intends to dissent from the merger should review the text of Appendix C carefully and should also consult with an attorney. Any shareholder who fails to strictly follow the procedures described in the statute will forfeit dissenters' rights.

   For a discussion of certain federal income tax consequences in connection with exercising dissenters' rights, see "The Merger--Material Federal Income Tax Consequences of the Merger" on page 33.

Regulatory Considerations

   Financial holding companies (such as BB&T) and bank holding companies (such as BankFirst) and their depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Financial holding companies that own one or more commercial banks are considered bank holding companies under state and federal law for certain transactions, including the merger. Detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Reports on Form 10-K of BB&T and of BankFirst which are incorporated by reference in this proxy statement/prospectus. Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies. See "Where You Can Find More Information" on page 60.

   The merger and the subsidiary bank mergers are subject to regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

 The Merger

   The merger is subject to approval by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. In considering the approval of a transaction such as the merger, this Act requires the Federal Reserve to review the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served. The Federal Reserve also is required to evaluate whether the merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade, unless it finds the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

   Where a transaction, such as the merger, involves the acquisition by a bank holding company of a bank located in a state other than the home state of the bank holding company (in this case North Carolina), the Bank Holding Company Act authorizes the Federal Reserve to approve the transaction without regard to the laws of any state, provided the bank holding company is adequately capitalized and adequately managed and certain other limitations are not exceeded. BB&T is considered well-capitalized and well-managed under the Federal Reserve's Regulation Y, and the transaction does not exceed the other limitations.

   The merger also is subject to approval by the Tennessee Department of Financial Institutions under the bank holding company provisions of the Tennessee Code, which permit a bank holding company, such as BB&T, to directly or indirectly acquire a Tennessee bank or trust company if the Tennessee Department approves the transaction. In its review of the merger, the Tennessee Department is required to considered, among other things, whether the effect of the merger may be to substantially lessen competition or to tend to create a monopoly or whether the merger would in any manner be in restraint of trade, such that the anticompetitive effects of the merger are not clearly outweighed in the public interest by the probable effect of the merger in meeting the convenience and needs of the community to be served.

   BB&T also is required to provide notice to the Virginia Bureau of Financial Institutions under the bank holding company act provisions of the Virginia Code, which permit an out-of-state bank holding company that controls a Virginia bank, such as BB&T, to acquire a bank outside of Virginia, such as BankFirst, if the Bureau approves the transaction. The Bureau is required to approve the transaction if it determines that the transaction would not be detrimental to the safety and soundness of the Virginia bank.

   All of the required applications and notices for the merger were submitted to the appropriate regulatory agencies, and BB&T received the approval of the Federal Reserve Bank of Richmond, under delegated authority, on November 2, 2000, the Tennessee Department of Financial Institutions on October 20, 2000 and the Virginia Bureau of Financial Institutions on October 19, 2000.

 The Subsidiary Bank Mergers

   Although not required by the terms of the merger agreement or the plan of merger and not a condition to the merger, BB&T expects to effect the merger of BankFirst's banking subsidiaries into BB&T-NC during the third quarter of 2001. The subsidiary bank mergers are subject to approval of the Federal Deposit Insurance Corporation under the Bank Merger Act. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Further, the FDIC may not approve any subsidiary bank mergers if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the subsidiary bank mergers in any section of the country may be to substantially lessen competition or to tend to create a monopoly or if it would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the subsidiary bank mergers are clearly outweighed in the public interest by the probable effect of the mergers in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institutions under the Community Reinvestment Act of 1977 in meeting the credit needs of the community, including low- and moderate-income neighborhoods, served by the institutions. Applicable regulations also require publication of notice of the applications for approval of the subsidiary bank mergers and an opportunity for the public to comment on the applications in writing and to request a hearing.

   The North Carolina Commissioner of Banks also must approve the subsidiary bank mergers under the bank merger act provisions of the North Carolina General Statutes. In its review of the subsidiary bank mergers, the N.C. Commissioner is required to consider whether the interests of the depositors, creditors and shareholders of each institution are protected, whether the mergers are in the public interest and whether the mergers are for legitimate purposes.

   The Tennessee Department of Financial Institutions also must approve the subsidiary bank mergers and the merger of BankFirst Trust Company into Branch Banking and Trust Company under the bank merger provisions of the Tennessee Code.

Material Federal Income Tax Consequences of the Merger

   The following is a summary description of the material anticipated federal income tax consequences of the merger generally applicable to the shareholders of BankFirst and to BB&T and BankFirst. This summary is not intended to be a complete description of all of the federal income tax consequences of the merger. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of shareholders, including but not limited to:

  . corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations;

  . persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts);

  . persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the "golden parachute" provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences of the merger);

  . persons who acquired BankFirst stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment;

  .  persons who do not hold their shares as capital assets; or

  . persons who hold their shares as part of a "straddle" or "conversion transaction."

No ruling has been or will be requested from the IRS with respect to the tax effects of the merger. The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder. Consequently, each BankFirst shareholder is urged to consult his or her own tax advisor regarding the tax consequences, including the applicable United States federal, state, local, and foreign tax consequences, of the merger to him or her.

   Tax Consequences of the Merger Generally. In the opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T:

  . the merger will constitute a reorganization under Section 368(a) of the Code;

  . each of BB&T and BankFirst will be a party to that reorganization within the meaning of Section 368(b) of the Code;

  . no gain or loss will be recognized by BB&T or BankFirst by reason of the merger;

  . the shareholders of BankFirst will recognize no gain or loss for federal income tax purposes to the extent BB&T common stock is received in the merger in exchange for BankFirst common stock or BankFirst preferred stock;

  . a shareholder of BankFirst who receives cash instead of a fractional share of BB&T common stock will recognize gain or loss as if the shareholder received the fractional share and it was then redeemed for cash in an amount equal to the amount paid by BB&T in respect of the fractional share;

  . the tax basis in the BB&T common stock received by a shareholder (including any fractional share interest deemed received) will be the same as the tax basis in the BankFirst common stock or BankFirst preferred stock surrendered in exchange therefor; and

  . the holding period for BB&T common stock received (including any fractional share interest deemed received) in exchange for shares of BankFirst common stock or BankFirst preferred stock will include the period during which the shareholder held the shares of BankFirst common stock or BankFirst preferred stock surrendered in exchange, provided that the BankFirst common stock or BankFirst preferred stock was held as a capital asset at the effective time.

   The completion of the merger is conditioned upon the receipt by BB&T and BankFirst of the legal opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T, dated as of the closing date, to the effect of the first and third bulleted items described above. Neither party intends to waive this condition. If the tax opinion is not available and the BankFirst Board determines to proceed with the merger, BankFirst will resolicit its shareholders.

   Cash Received in Lieu of a Fractional Share of BB&T Common Stock. A shareholder of BankFirst who receives cash in lieu of a fractional share of BB&T common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by BB&T subject to Section 302 of the Code. As a result, a BankFirst shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of BB&T common stock allocable to his or her fractional interest. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year. Long-term capital gain of a non-corporate holder is generally subject to tax at a maximum federal tax rate of 20%.

   Dissenters' Rights. BankFirst preferred shareholders who exercise their dissenters' rights and who receive cash in exchange for their shares of BankFirst preferred stock will be treated as having received that payment in redemption of their shares. In general, the holder will recognize capital gain or loss measured by the difference between the amount of cash received and the holder's adjusted tax basis for the shares. If, however, the holder owns, either actually or constructively, any BankFirst common stock or preferred stock that is exchanged in the merger for BB&T common stock, the payment for dissenting shares to the holder could, in certain limited circumstances, be treated as dividend income. In general, under the constructive ownership rules of the Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by certain related individuals or entities, as well as stock that the holder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security. Each holder who contemplates exercising dissenters' rights should consult his or her own tax advisor as to the possibility that any payment to such holder will be treated as dividend income.

   Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of BankFirst stock may be subject to information reporting and backup withholding (whether or not the holder also receives BB&T common stock) at a rate of 31% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that the number is correct, certifies that the holder is not subject to backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided that required information is furnished to the Internal Revenue Service.

Accounting Treatment

   It is anticipated that the merger will be accounted for under the purchase method of accounting. Under this accounting method, BB&T will record the acquired identifiable assets and liabilities assumed at the fair market value at the time of completion of the merger. Any excess of the cost of BankFirst and the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed will be recorded as goodwill. Any goodwill recorded is expected to be amortized over the period of expected benefit. BB&T's reported income will include the operations of BankFirst after the acquisition, based on the cost of the transaction. Financial statements of BB&T issued after completion of the merger would reflect the impact of BankFirst. Financial statements of BB&T issued after completion of the merger would not be restated retroactively to reflect BankFirst's historical financial position or results of operations. The unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the purchase method of accounting. See "Summary--Comparative Per Share Data."

The Option Agreement

 General

   As a condition to BB&T entering into the merger agreement, BankFirst entered into an agreement with BB&T under which BankFirst granted BB&T an option to purchase up to 2,199,000 newly issued shares of BankFirst common stock (subject to adjustment in certain circumstances) at a price of $9.50 per share (subject to adjustment under certain circumstances). The purchase of any shares of BankFirst common stock under the option is subject to compliance with applicable law, including the receipt of necessary approvals under the Bank Holding Company Act of 1956, and to BB&T's compliance with its covenants in the merger agreement.

   The option agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms set forth in the merger agreement. Consequently, certain aspects of the option agreement may have the effect of discouraging persons who, before the effective time, might be interested in acquiring all of, or a significant interest in, BankFirst from considering or proposing such an acquisition, even if they were prepared to offer to pay consideration to shareholders of BankFirst with a higher current market price than the BB&T common stock to be received for BankFirst common stock under the merger agreement.

   The option agreement is filed as an exhibit to the registration statement, of which this proxy statement/ prospectus is a part, and the following discussion is qualified in its entirety by reference to the option agreement. See "Where You Can Find More Information" on page 60.

 Exercisability

   If BB&T is not in material breach of the option agreement or its covenants and agreements contained in the merger agreement and if no injunction or other court order against delivery of the shares covered by the option is in effect, BB&T may generally exercise the option, in whole or in part, at any time and from time to time before its termination, as described below, after the happening of either of the following events (each a "Purchase Event"):

  . without BB&T's prior consent, BankFirst authorizes, recommends, publicly proposes (or publicly announces an intention to authorize, recommend or propose) or enters into an agreement with any third party to effect any of the following (each an "Acquisition Transaction"): (a) a merger, consolidation or similar transaction involving BankFirst or any of its significant subsidiaries, (b) the sale, lease, exchange or other disposition of 15% or more of the consolidated assets or deposits of BankFirst and its subsidiaries or (c) the issuance, sale or other disposition of securities representing 15% or more of the voting power of BankFirst or any of its significant subsidiaries; or

  . any third party or group of third parties acquires or has the right to acquire beneficial ownership of securities representing 15% or more of the outstanding shares of BankFirst common stock.

   The obligation of BankFirst to issue shares of BankFirst common stock upon exercise of the option will be deferred (but will not terminate) (a) until the receipt of all required governmental or regulatory approvals or consents, or until the expiration or termination of any waiting period required by law, or
(b) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect that prohibits the sale or delivery of the shares.

 Termination

   The option will terminate upon the earliest to occur of the following events: (a) the effective time; (b) the termination of the merger agreement before the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below) (other than a termination by BB&T based on either a material breach by BankFirst of a covenant or agreement in the merger agreement or an inaccuracy in BankFirst's representations or warranties in the merger agreement of a nature entitling BB&T to terminate (a "Default Termination"); (c) 12 months after a Default Termination; (d) 12 months after termination of the merger agreement (other than a Default Termination) after the occurrence of a Purchase Event or a Preliminary Purchase Event; or (e) 12 months after a termination of the merger agreement based on the failure of the shareholders of BankFirst to approve the merger agreement.

   A "Preliminary Purchase Event" is defined as either of the following:

  . the commencement by any third party of a tender or exchange offer such that it would thereafter own 15% or more of the outstanding shares of BankFirst common stock or the filing of a registration statement with respect to an offer of this type, or

  . the failure of the shareholders of BankFirst to approve the merger agreement, the failure of the meeting to have been held, the cancellation of the meeting before the termination of the merger agreement or the BankFirst Board having withdrawn or modified in any manner adverse to BB&T its recommendations with respect to the merger agreement, in any case after a third party: (a) proposes to engage in an Acquisition Transaction, (b) commences a tender offer or files a registration statement under the Securities Act with respect to an exchange offer such that it would thereafter own 15% or more of the outstanding shares of BankFirst common stock or (c) files an application or notice under federal or state statutes relating to the regulation of financial institutions or their holding companies to engage in an Acquisition Transaction.

To the knowledge of BB&T and BankFirst, no Purchase Event or Preliminary Purchase Event has occurred as of the date of this proxy statement/prospectus.

 Adjustments

   The option agreement provides for certain adjustments in the option in the event of any change in BankFirst common stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or in the event of the issuance of any additional shares of BankFirst common stock before termination of the option.

 Repurchase Rights

   At the request of the holder of the option any time during the 12 months after the first occurrence of a Repurchase Event (as defined below), BankFirst must, if the option has not terminated, and subject to any required regulatory approval, repurchase from the holder (a) the option and (b) all shares of BankFirst common stock purchased by the holder under the option with respect to which the holder then has beneficial ownership. The repurchase will be at an aggregate price equal to the sum of:

  . the aggregate purchase price paid by the holder for any shares of BankFirst common stock acquired under the option with respect to which the holder then has beneficial ownership, plus

  . the excess, if any, of (a) the Applicable Price (as defined in the option agreement) for each share of BankFirst common stock over the purchase price, multiplied by (b) the number of shares of BankFirst common stock with respect to which the option has not been exercised, plus

  . the product of (a) the excess, if any, of the Applicable Price over the purchase price paid (or payable in the case of the exercise of the option for which the closing date has not occurred) by the holder for each share of BankFirst common stock with respect to which the option has been exercised and with respect to which the holder then has beneficial ownership (or the right to beneficial ownership if the option is exercised but the closing date has not occurred) multiplied by (b) the number of such shares.

   A "Repurchase Event" occurs if: (a) any third party or "group" (as defined under the Securities Exchange Act) acquires beneficial ownership of 50% or more of the then outstanding shares of BankFirst common stock, or (b) any of the merger or other business combination transactions set forth in the paragraph below describing substitute options is completed.

 Substitute Options

   If, before the termination of the option agreement, BankFirst enters into an agreement:

  . to consolidate with or merge into any third party and BankFirst will not be the continuing or surviving corporation of the consolidation or merger;

  . to permit any third party to merge into BankFirst with BankFirst as the continuing or surviving corporation, but, in connection therewith, the then outstanding shares of BankFirst common stock are changed into or exchanged for stock or other securities of BankFirst or any other person or cash or any other property, or the outstanding shares of BankFirst common stock after the merger represent less than 50% of the outstanding shares and share equivalents of the merged company;

  . to permit any third party to acquire all of the outstanding shares of BankFirst common stock in a statutory share exchange; or

  . to sell or otherwise transfer all or substantially all of its assets or deposits to any third party,

then the agreement must provide that the option will be converted or exchanged for an option to purchase shares of common stock of, at the holder's option, either (x) the continuing or surviving corporation of a merger or consolidation or the transferee of all or substantially all of BankFirst's assets or (y) any person controlling the continuing or surviving corporation or transferee. The number of shares subject to the substitute option and the exercise price per share will be determined in accordance with a formula in the option agreement. To the extent possible, the substitute option will contain terms and conditions that are the same as those in the option agreement.

 Registration Rights

   The option agreement grants to BB&T and any permitted transferee of the option certain rights to require BankFirst to prepare and file a registration statement under the Securities Act if registration is necessary in order to permit the sale or other disposition of any or all shares of BankFirst common stock or other securities that have been acquired by or are issuable upon exercise of the option.

Effect on Employee Benefit Plans and Stock Options

 Employee Benefit Plans

   As of a date (the "benefit plan date") to be determined by BB&T (but not later than the first day after the calendar year during which the last of BankFirst's bank subsidiaries is merged into BB&T or one of its subsidiaries), BB&T will cause BankFirst's 401(k) plan either to be merged with the 401(k) plan maintained by BB&T and its subsidiaries, or to be frozen or to be terminated, as determined by BB&T and subject to receipt of applicable regulatory approvals. Each employee of BankFirst at the effective time of the merger (a) who is a participant in BankFirst's 401(k) plan, (b) who becomes an employee of BB&T or a BB&T subsidiary (a "BB&T employer") immediately after the effective time, and (c) who continues in the employment of a BB&T employer until the benefit plan date, will be eligible to participate in BB&T's 401(k) plan as of that date. Any other former employee of BankFirst who is employed by a BB&T employer on or after the benefit plan date will be eligible to participate in BB&T's 401(k) plan upon complying with eligibility requirements. All rights to participate in BB&T's 401(k) plan are subject to BB&T's right to amend or terminate the plan. BB&T will maintain BankFirst's 401(k) plan for the benefit of participating employees until the benefit plan date. In administering BB&T's 401(k) plan, service with BankFirst and its subsidiaries will be deemed service with BB&T for participation and vesting purposes, but not for benefit accrual purposes.

   Each employee of BankFirst or a BankFirst subsidiary at the effective time who becomes an employee of a BB&T employer immediately after the effective time (a "transferred employee") will be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the BB&T employer, subject to the terms of the plans and programs, as of the benefit plan date with respect to each plan or program, conditional upon the transferred employee's being employed by the BB&T employer as of the benefit plan date and subject to complying with eligibility requirements of the respective plans and programs. BB&T's plans will recognize and give credit under the plans to each transferred employee for any payments made by the transferred employee of deductible amounts and for payments made by the transferred employee applicable to out-of-pocket maximum obligations under the BankFirst plans. With respect to health care coverage, participation in BB&T's plans may be subject to availability of HMO options. In any case in which HMO coverage is not available, substitute coverage will be provided that may not be fully comparable to the HMO coverage. With respect to any benefit plan or program of BankFirst that a BB&T employer determines, in its sole discretion, provides benefits of the same type or class as a corresponding plan or program maintained by the BB&T employer, the BB&T employer will continue the BankFirst plan or program in effect for the benefit of the transferred employees so long as they remain eligible to participate and until they become eligible to participate in the corresponding plan or program maintained by the BB&T employer (and, with respect to any plan or program, subject to complying with eligibility requirements and subject to the right of the BB&T employer to terminate the plan or program). For purposes of administering these plans and programs, service with BankFirst will be deemed to be service with the BB&T employer for the purpose of determining eligibility to participate and vesting (if applicable) in the plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part as to service (except as otherwise described below).

   Except to the extent of commitments in the merger agreement or other contractual commitments specifically made or assumed by BB&T, neither BB&T nor any BB&T employer will have any obligation arising from the merger to continue any transferred employees in its employ or in any specific job or to provide to any transferred employee any specified level of compensation or any incentive payments, benefits or perquisites. Each transferred employee who is terminated by a BB&T employer after the Effective Time, excluding any employee who has a then-existing contract providing for severance, will be entitled to severance pay in accordance with the general severance policy maintained by BB&T, if and to the extent that the employee is entitled to severance pay under that policy. An employee's service with BankFirst or a BankFirst subsidiary will be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

   BB&T has agreed to honor all employment agreements, severance agreements and deferred compensation agreements that BankFirst and its subsidiaries have with their current and former employees and directors and which have been disclosed to BB&T under the merger agreement, except to the extent any agreements are superseded or terminated at the effective time of the merger or thereafter. Except for these agreements and except as otherwise described above, the employee benefit plans of BankFirst will be frozen, terminated or merged into comparable plans of BB&T, as BB&T may determine in its sole discretion.

 Stock Options

   At the effective time, each stock option then outstanding, whether or not exercisable, granted under BankFirst's Incentive Stock Option Plan will be converted into rights with respect to BB&T common stock. Unless it elects to substitute options as described below, BB&T will assume each of these stock options in accordance with the terms of the BankFirst plan, except that (a) BB&T and the compensation committee of the BB&T Board will be substituted for BankFirst and the committee of the BankFirst Board administering its stock option plan, (b) each stock option may be exercised solely for shares of BB&T common stock, (c) the number of shares of BB&T common stock subject to each stock option will be the number of whole shares (omitting any fractional share) determined by multiplying the number of shares of BankFirst common stock subject to the stock option by 0.4554 and (d) the per share exercise price for each stock option will be adjusted by dividing the per share exercise price for the stock option by 0.4554 and rounding up to the nearest cent.

   As an alternative to assuming the stock options, BB&T may choose to substitute options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other comparable plan for all or a part of the stock options, subject to the adjustments described in (c) and (d) in the preceding paragraph and the condition that the substituted options continue in effect on the same terms and conditions provided in BankFirst's stock option plan and the stock option agreements manifesting the options.

   Each stock option that is an incentive stock option will be adjusted as required by Section 424 of the Internal Revenue Code to continue as an incentive stock option and not to constitute a modification, extension or renewal within the meaning of Section 424(h) of the Code.

   BB&T has reserved and will continue to reserve adequate shares of BB&T common stock for the exercise of any converted or substitute options. As soon as practicable after the effective time, if it has not already done so and to the extent BankFirst then has a registration statement in effect or an obligation to file a registration statement, BB&T will file a registration statement under the Securities Act with respect to the shares of BB&T common stock subject to converted or substitute options and will use its reasonable efforts to maintain the effectiveness of the registration statement (and maintain the current status of the related prospectus or prospectuses) for so long as the converted or substitute options remain outstanding.

   BB&T will deliver to each participant in the stock option plan who receives converted or substitute options an appropriate notice setting forth the participant's rights with respect to the converted or substitute options.

   Based on stock options outstanding as of the date of the merger agreement and subsequent exercises, options to purchase an aggregate of approximately 1,014,830 shares of BankFirst common stock may be outstanding at the effective time. Any shares of BankFirst common stock issued upon the exercise of stock options under the stock option plan before the effective time will be converted into shares of BB&T common stock and cash instead of any fractional share interest in the same manner as other outstanding shares of BankFirst common stock. Under the merger agreement, BankFirst is permitted to grant additional options to acquire up to 100,000 shares of BankFirst stock under its stock option plan in the ordinary course of business consistent with past practices.

   Eligibility to receive stock option grants after the effective time of the merger will be determined by BB&T in accordance with its plans and procedures and subject to any contractual obligations.

Restrictions on Resales by Affiliates

   The shares of BB&T common stock to be issued in the merger will be registered under the Securities Act and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an affiliate of BankFirst for purposes of Rule 145 under the Securities Act. Affiliates include generally directors, executive officers and beneficial owners of 10% or more of any class of capital stock of BankFirst. Affiliates may sell their shares of BB&T common stock acquired in the merger only in transactions that are registered under the Securities Act, permitted by the resale provisions of Rules 145 under the Securities Act, or as otherwise permitted by the Securities Act. The restrictions on resales by an affiliate extend also to related parties of the affiliate, including parties related by marriage who live in the same home as the affiliate.

   It is a condition to BB&T's obligation to consummate the merger that each person who may be deemed to be an affiliate of BankFirst execute and deliver to BB&T a written agreement stating, among other things, that the affiliate will not offer to sell, transfer or otherwise dispose of any of the BB&T common stock issued to that affiliate in the merger except in accordance with the above restrictions.

                             INFORMATION ABOUT BB&T

General

   BB&T is a financial services holding company headquartered in Winston-Salem, North Carolina. BB&T conducts operations in North Carolina, South Carolina, Virginia, Maryland, Washington D.C., Georgia, West Virginia and Kentucky primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. Substantially all of BB&T's loans are to businesses and individuals in the Carolinas, Virginia, Maryland, Washington D.C., West Virginia, Georgia and Kentucky. BB&T's principal commercial bank subsidiaries are BB&T-NC, Branch Banking and Trust Company of South Carolina ("BB&T-SC") and Branch Banking and Trust Company of Virginia ("BB&T-VA"), excluding bank subsidiaries of recently acquired bank holding companies that are expected to be merged into BB&T-NC during 2000. The principal assets of BB&T are all of the issued and outstanding shares of common stock of BB&T-NC, BB&T-SC, BB&T-VA and Scott and Stringfellow, Inc.

Operating Subsidiaries

   BB&T-NC, BB&T's largest subsidiary, is the oldest bank in North Carolina and currently operates through 335 banking offices throughout North Carolina, 58 offices in metropolitan Washington, D.C. and Maryland, 102 offices in Georgia, 83 offices in West Virginia and 10 offices in Kentucky. BB&T-NC provides a wide range of banking and trust services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments and individuals. BB&T Leasing Corporation, a wholly owned subsidiary of BB&T-NC located in Charlotte, North Carolina, offers lease financing to commercial businesses and municipal governments. BB&T Investment Services, Inc., a wholly owned subsidiary of BB&T-NC located in Charlotte, North Carolina, offers customers investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, mutual funds, and government and municipal bonds. Other subsidiaries of BB&T-NC include Raleigh, North Carolina-based BB&T Insurance Services, Inc., which offers life, property and casualty and title insurance on an agency basis, and Prime Rate Premium Finance Corporation, Inc., which provides insurance premium financing and services to customers in Virginia and the Carolinas.

   BB&T-SC serves South Carolina through 90 banking offices. BB&T-SC provides a wide range of banking and trust services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies, local governments and individuals.

   BB&T-VA offers a full range of commercial and retail banking services through 145 banking offices throughout Virginia.

   Scott & Stringfellow, Inc. provides services in retail brokerage, institutional equity and debt underwriting, investment advice, corporate finance, equity trading and equity research. In May 1999, it was merged with another subsidiary of BB&T, Craigie Incorporated, which specialized in the origination, trading and distribution of fixed income securities and equity products in both the public and private capital markets.

   BB&T also has a number of other operating subsidiaries. Regional Acceptance Corporation specializes in indirect financing for consumer purchases of mid-model and late-model used automobiles. BB&T Factors Corporation buys and manages account receivables primarily in the furniture, textile and home furnishings-related industries. W.E. Stanley & Company, Inc. is primarily engaged in actuarial and employee group, health and welfare benefit plan consulting, plan administration, and the design, communication and administration of all types of corporate retirement plans. Sheffield Financial Corp. specializes in loans to small commercial lawn care businesses across the country. BB&T Bankcard Corporation is a special purpose credit card bank.

Acquisitions

   BB&T's profitability and market share have been enhanced through internal growth and acquisitions of both financial and nonfinancial institutions during recent years. BB&T's most recent acquisitions include the following:

   On November 19, 1999, BB&T acquired First Liberty Financial Corp. in a tax-free transaction accounted for as a pooling of interests. First Liberty operated 38 banking offices and 13 consumer finance offices in Georgia and Tennessee, and its acquisition by BB&T expanded BB&T's presence in Georgia. First Liberty Bank, a subsidiary bank of BB&T (as the successor to First Liberty), was merged into BB&T-NC during the second quarter of 2000.

   On January 13, 2000, BB&T acquired Premier Bancshares Inc. in a tax-free transaction accounted for as a pooling of interests. Through its banking subsidiaries, Premier operated 32 banking offices in Atlanta and northwest Georgia and, though Premier Lending, 10 mortgage banking offices. The acquisition of Premier expanded BB&T's presence in the metropolitan Atlanta market. Premier Bank, a subsidiary bank of BB&T (as the successor to Premier), was merged into BB&T-NC during the third quarter of 2000.

   On June 14, 2000, BB&T acquired Hardwick Holding Company in a tax-free transaction accounted for as a pooling of interests. Through its banking subsidiaries, Hardwick operated nine banking offices in northwest Georgia. It is expected that Hardwick Bank & Trust and First National Bank of Northwest Georgia, subsidiary banks of BB&T (as the successor to Hardwick), will be merged into BB&T-NC during the second quarter of 2001.

   On June 16, 2000, BB&T acquired First Banking Company of Southeast Georgia in a tax-free transaction accounted for as a pooling of interests. Through its banking subsidiaries, First Banking Company operated 12 banking offices in southeast Georgia. The acquisition of First Banking Company expanded BB&T's presence into southeast Georgia, including specifically the Savannah area. It is expected that First Bulloch Bank & Trust Company of Statesboro, Metter Banking Company of Metter, First National Bank of Effingham and Wayne National Bank of Jesup, subsidiary banks of BB&T (as the successor to First Banking Company), will be merged into BB&T-NC during the second quarter of 2001.

   On July 6, 2000, BB&T acquired One Valley Bancorp in a tax-free transaction accounted for as a pooling of interests that gave BB&T the top market share, as measured by deposits, in West Virginia. One Valley, with $6.6 billion in assets, was the parent company to nine community banks with 125 branches, 77 in West Virginia and 48 in Virginia. One Valley also operated a trust division, discount brokerage subsidiary and insurance agencies. It is expected that the former banking subsidiaries of One Valley (now subsidiary banks of BB&T as the successor to One Valley) will be merged into BB&T-NC during the fourth quarter of 2000.

   On July 27, 2000, BB&T announced that it had agreed to acquire FCNB Corp of Frederick, Maryland in a tax-free transaction to be accounted for as a pooling of interests. In the transaction, valued at $226.5 million based on BB&T's closing price on July 26, FCNB shareholders would receive 0.725 shares of BB&T common stock for each share of FCNB common stock. FCNB, with $1.6 billion in assets, operates 34 banking offices through its banking subsidiary, FCNB Bank, primarily in Frederick and Montgomery counties of central Maryland. The acquisition, which is expected to be completed in the first quarter of 2001, would expand BB&T's presence in economically strong central Maryland and the fast-growing Washington, D.C., corridor.

   On September 6, 2000, BB&T announced that it had agreed to acquire FirstSpartan Financial Corp. of Spartanburg, South Carolina in a tax-free transaction to be accounted for as a purchase. In the transaction, valued at $103.9 million based on BB&T's closing price on September 5, FirstSpartan shareholders would receive one share of BB&T common stock for each share of FirstSpartan common stock. Through its banking subsidiary, FirstSpartan operates 11 banking offices in South Carolina's Spartanburg and Greenville counties. The acquisition, which is expected to be completed in the first quarter of 2001, would increase BB&T's South Carolina assets to $5.8 billion. BB&T ranks third in market share in South Carolina and first in Greenville and Spartanburg counties.

   BB&T expects to continue to take advantage of the consolidation of the financial services industry by developing its franchise through the acquisition of financial institutions. Acquisitions may entail the payment by BB&T of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of BB&T capital stock or the incurring of additional indebtedness by BB&T, and could have a dilutive effect on the per share earnings or book value of BB&T common stock. Moreover, acquisitions sometimes result in significant front-end charges against earnings, although cost savings, especially incident to in-market acquisitions, are frequently anticipated.

Capital

   The Federal Reserve has established a minimum requirement for a bank holding company's ratio of capital to risk-weighted assets (including on-balance sheet activities and certain off-balance sheet activities, such as standby letters of credit) of 8%. At least half of a bank holding company's total capital is required to be composed of common equity, retained earnings, and qualifying perpetual preferred stock, less certain intangibles. This is called Tier 1 capital. The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of the loan loss allowance. This is called Tier 2 capital. Tier 1 capital and Tier 2 capital combined are referred to as total capital. At September 30, 2000, BB&T's Tier 1 and total capital ratios were 9.3% and 12.1%, respectively. Since January 1, 1998, the Federal Reserve has required bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained under these provisions may consist of new "Tier 3 capital" consisting of forms of short term subordinated debt. In addition, the Federal Reserve has issued a policy statement, pursuant to which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

   The Federal Reserve also has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets equal to 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating. Bank holding companies that do not meet the specified criteria generally are required to maintain a leverage ratio of from at least 100 to 200 basis points above the stated minimum. BB&T's leverage ratio at September 30, 2000 was 6.9%. Bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, these capital requirements indicate that the Federal Reserve will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

   The FDIC has adopted minimum risk-based and leverage ratio regulations to which BB&T's state bank subsidiaries are subject that are substantially similar to those requirements established by the Federal Reserve. The Office of the Comptroller of the Currency also has similar regulations that would apply to BB&T's national bank subsidiaries. Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership. The capital ratios of each of BB&T's bank subsidiaries exceeded all minimum regulatory capital requirements as of September 30, 2000.

Deposit Insurance Assessments

   The deposits of each of BB&T's bank subsidiaries are insured by the FDIC up to the limits required by law. A majority of the deposits of the banks are subject to the deposit insurance assessments of the Bank Insurance Fund of the FDIC. However, approximately 33.2% of the deposits of BB&T-NC, BB&T-SC and

BB&T-VA (related to the banks' acquisition of various savings associations) are subject to assessments imposed by the Savings Association Insurance Fund of the FDIC.

   For the semi-annual period beginning December 30, 1999, the effective rate of assessments imposed on all FDIC deposits for deposit insurance ranges from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. However, because legislation enacted in 1996 requires that both SAIF-insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is currently assessing both BIF-insured deposits and SAIF-insured deposits an additional 2.06 basis points per $100 of deposits on an annualized basis to cover those obligations.

   You can find additional information about BB&T in BB&T's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 (as amended on Form 10-Q/A filed on June 5, 2000), June 30, 2000 and September 30, 2000, and Current Reports on Form 8-K dated January 12, 2000, February 7, 2000, February 9, 2000, April 11, 2000, April 28, 2000, July 18, 2000, July 27, 2000, August 23, 2000,
September 6, 2000, October 12, 2000, October 26, 2000, October 27, 2000 and October 30, 2000, all of which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 60.

                          INFORMATION ABOUT BANKFIRST

General

   BankFirst is a bank holding company headquartered in Knoxville, Tennessee that focuses on meeting the banking needs of East Tennessee businesses and residents through a relationship-oriented, community bank business strategy. BankFirst conducts its banking business through its banking subsidiary BankFirst, which has 26 offices in Knox, Sevier, Blount, Loudon and Jefferson Counties of Tennessee, and through its banking subsidiary The First National Bank and Trust Company, a national banking association, with six offices in McMinn County, Tennessee. BankFirst's operations principally involve commercial and residential real estate lending, commercial business lending, consumer lending, mortgage servicing, construction lending and other financial services, including trust operations, credit card services and brokerage services.

Operating Subsidiaries

   BankFirst conducts its banking business through its two wholly owned banking subsidiaries: BankFirst, which was originally chartered in 1920 and has 26 offices in Knox, Sevier, Blount, Loudon and Jefferson Counties, and The First National Bank and Trust Company, a national banking association chartered in 1884 and acquired by BankFirst in 1998, with six offices in McMinn County. BankFirst also wholly owns BankFirst Trust Company, a non-deposit trust company.

   The BankFirst banking subsidiary owns two additional subsidiaries. These are Curtis Mortgage Company, Inc., a 56-year old company regulated by the Tennessee Department of Financial Institutions and acquired by BankFirst in 1998, which originates and purchases mortgage loans for sale and servicing and serves in all of the banking markets in which BankFirst currently operates, and Eastern Life Insurance Company, Inc., which was incorporated in 1993 and provides credit life, accident and health insurance and reinsurance coverage.

   The First National Bank and Trust Company wholly owns Friendly Finance Company, Inc., a non-banking financial company incorporated in 1997.

Acquisitions

   BankFirst's most recent merger and acquisition activities occurred in 1998 with two separate business combinations. First, BankFirst's largest subsidiary, the BankFirst banking subsidiary, purchased Curtis Mortgage Company, Inc. as an opportunity to increase mortgage originations, which had not been a significant line of business, and as an opportunity to diversify revenues through loan servicing. Second, BankFirst acquired First Franklin Bancshares, Inc., a single-bank holding company based in Athens, Tennessee. First Franklin Bancshares, Inc. was dissolved and its Athens-based subsidiary, The First National Bank and Trust Company, became a separate subsidiary of BankFirst, adding risk diversification and trust expertise to the combined entity.

Capital

   BankFirst and its subsidiaries are subject to regulatory capital requirements administered by federal and state banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, under-capitalized, significantly under-capitalized, and critically under-capitalized, although these terms are not used to represent overall financial condition. If under-capitalized, capital distributions, asset growth and expansion are limited, and plans for capital restoration are required.

   Under guidelines issued by banking regulators, BankFirst and its bank subsidiaries must maintain a minimum Tier 1 risk-based capital ratio of 4% and a minimum total risk-based ratio of 8%. Risk-based capital ratios weight the relative risk factors of all assets and consider the risk associated with off-balance sheet items.

BankFirst's Tier 1 risk-based and total risk-based ratios were 13.7% and 14.74%, respectively, as of September 30, 2000. Both of its bank subsidiaries also individually met the definition of "well capitalized" as of September 30, 2000.

Deposit Insurance Assessments

   The deposits of each of BankFirst's two bank subsidiaries are insured by the FDIC up to the limits required by law. A majority of the deposits of the banks are subject to the deposit insurance assessments of the Bank Insurance Fund of the FDIC. However, approximately 3.07% of the deposits of the BankFirst banking subsidiary and First National Bank and Trust Company (related to the banks' acquisition of various savings associations) are subject to assessments imposed by the Savings Association Insurance Fund of the FDIC.

   For the semi-annual period beginning December 30, 1999, the effective rate of assessments imposed on all FDIC deposits for deposit insurance ranges from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. However, because legislation enacted in 1996 requires that both SAIF-insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is currently assessing both BIF-insured deposits and SAIF-insured deposits an additional 2.06 basis points per $100 of deposits on an annualized basis to cover those obligations.

   You can find additional information about BankFirst in BankFirst's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, and Current Reports on Form 8-K dated January 11, 2000, March 21, 2000 and April 17, 2000, all of which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 60.

                       DESCRIPTION OF BB&T CAPITAL STOCK

General

   The authorized capital stock of BB&T consists of 500,000,000 shares of BB&T common stock, par value $5.00 per share and 5,000,000 shares of preferred stock, par value $5.00 per share. As of November 3, 2000, there were 396,517,025 shares of BB&T common stock issued and outstanding. There were no shares of BB&T preferred stock issued and outstanding on that date, although 2,000,000 shares of BB&T preferred stock have been designated as Series B Junior Participating Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "--Shareholder Rights Plan" below. Based on the number of shares of BankFirst common stock and preferred stock outstanding at the record date, it is estimated that approximately 5,289,526 shares of BB&T common stock would be issued in the merger.

BB&T Common Stock

   Each share of BB&T common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of BB&T common stock are entitled to receive dividends when, as, and if declared by the BB&T Board out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of BB&T available for distribution after the payment of necessary expenses and all prior claims. Holders of BB&T common stock have no preemptive rights to subscribe for any additional securities of any class that BB&T may issue, nor any conversion, redemption or sinking fund rights. Holders of BB&T common stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of BB&T common stock are subject to any preferences that the BB&T Board may set for any series of BB&T preferred stock that BB&T may issue in the future. The terms of the BB&T Junior Preferred Stock reserved for issuance in connection with BB&T's shareholder rights plan provide that the holders will have rights and privileges that are substantially identical to those of holders of BB&T common stock.

   The transfer agent and registrar for BB&T common stock is BB&T-NC. BB&T intends to apply for the listing on the NYSE, subject to official notice of issuance, of the shares of BB&T common stock to be issued in the merger.

BB&T Preferred Stock

   Under BB&T's articles of incorporation, BB&T may issue shares of BB&T preferred stock in one or more series as may be determined by the BB&T Board or a duly authorized committee. The BB&T Board or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any BB&T preferred stock issued may rank senior to BB&T common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of BB&T, or both. In addition, any shares of BB&T preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of BB&T preferred stock, or merely the existing authorization of the BB&T Board to issue shares of BB&T preferred stock, may tend to discourage or impede a merger or other change in control of BB&T. See "--Shareholder Rights Plan" below.

Shareholder Rights Plan

   BB&T has adopted a shareholder rights plan that grants BB&T's shareholders the right to purchase securities or other property of BB&T upon the occurrence of certain triggering events involving a potentially hostile takeover of BB&T. Like other shareholder rights plans, BB&T's plan is intended to give the BB&T Board the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether it is in the best interests of BB&T and its shareholders and to encourage potential hostile acquirors to negotiate with the BB&T Board. BB&T's plan, also like other shareholder rights plans, could also have the unintended effect of discouraging a business combination that shareholders believe to be in their best interests.

   The terms of the rights are set forth in the Rights Agreement, dated as of December 17, 1996, between BB&T and BB&T-NC, as Rights Agent and are summarized below:

   On December 17, 1996, the BB&T Board declared a dividend of one right for each outstanding share of BB&T common stock, payable to shareholders of record at the close of business on January 17, 1997. One right has also been distributed, and will also be distributed in the future, for each share of BB&T common stock issued , including shares to be issued to BankFirst shareholders in connection with the merger, between January 17, 1997 and the occurrence of a "distribution date," as described in the next paragraph. Each right entitles the holder to purchase from BB&T 1/100th of a share of BB&T Junior Preferred Stock (which is substantially equivalent to one share of BB&T common stock) at a price of $145.00, subject to anti-dilution adjustments, or, under certain circumstances, other securities or property.

   Initially, the rights are attached to all BB&T common stock certificates and are not exercisable until a distribution date occurs. A "distribution date" will occur, and the rights will separate from shares of BB&T common stock and become exercisable, upon the earliest of (a) 10 business days after a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of BB&T common stock, (b) 10 business days after the commencement of a tender offer or exchange offer (or the offeror's receipt of regulatory or shareholder approval of a tender offer or exchange offer) that would, if completed, result in a person or group beneficially owning 20% or more of the outstanding shares of BB&T common stock or (c) 10 business days after the BB&T Board declares any person to be an "adverse person," as described in the next paragraph.

   The BB&T Board will declare a person to be an adverse person upon its determinations (a) that the person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of the outstanding shares of BB&T common stock (provided that the determination will not be effective until the person has in fact become the beneficial owner of 10% or more of the outstanding shares of BB&T common stock) and (b) after consultation with the person as the BB&T Board deems appropriate, that (1) the beneficial ownership by the person is intended to cause, is reasonably likely to cause or will cause BB&T to repurchase the BB&T common stock beneficially owned by the person or to cause pressure on BB&T to take action or enter into a transaction or series of transactions intended to provide the person with short-term financial gain under circumstances where the BB&T Board determines that the best long-term interests of BB&T and its shareholders would not be served by taking the action or entering into the transactions or series of transactions at that time or (2) the beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of BB&T's ability to maintain its competitive position) on the business or prospects of BB&T or (3) the beneficial ownership otherwise is determined to be not in the best interests of BB&T and its shareholders, employees, customers and communities in which BB&T and its subsidiaries do business.

   As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of BB&T common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. Except for certain issuances in connection with outstanding options and convertible securities and as otherwise determined by the BB&T Board, only shares of BB&T common stock issued before the distribution date will be issued with rights.

   It is expected that as long as the rights are exercisable only for 1/100th of a share of BB&T Junior Preferred Stock at an exercise price of $145.00, BB&T's shareholders would not find it economic to exercise the rights. However, under the circumstances described below, the rights may be exercised for an amount of BB&T common stock or other property (including BB&T Junior Preferred Stock) having a value equal to two times the exercise price. The Rights Agreement provides that if the BB&T Board determines that a person is an adverse person or, at any time after the distribution date, a person becomes the beneficial owner of 25% or more of then outstanding shares of BB&T common stock, a holder of a right will thereafter have the right to

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

receive at the time specified in the Rights Agreement, in lieu of 1/100th of a share of BB&T Junior Preferred Stock, (a) upon exercise and payment of the exercise price, BB&T common stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to two times the exercise price of the right or (b) at the discretion of the BB&T Board, upon exercise and without payment of the exercise price, BB&T common stock (or, in certain circumstances, cash, property or other securities of BB&T) having a value equal to the difference between the exercise price of the right and the value of the consideration that would be payable under clause (a). After any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any acquiring person or adverse person will be null and void. Rights will not become exercisable, however, until they are no longer redeemable by BB&T as set forth below.

   For example, at an exercise price of $145.00 per right, each right not owned by an acquiring person or an adverse person (or by certain related parties) after a triggering event described in the preceding paragraph would entitle its holder to purchase $290.00 worth of BB&T common stock (or cash, securities or other property, as noted above) for $145.00. Assuming that the BB&T common stock was determined as provided in the Rights Agreement to have a value of $29.00 at that time the holder of each valid right would be entitled to purchase 10 shares of BB&T common stock for $145.00. Alternatively, at the discretion of the BB&T Board, each right after an event set forth in the preceding paragraph, without payment of the exercise price, would entitle its holder to five shares of BB&T common stock (or cash, securities or other property, as noted above).

   In addition, if, at any time after the date on which there has been a public announcement that an acquiring person has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of BB&T common stock, (a) BB&T is acquired in a merger, statutory share exchange or other business combination transaction in which BB&T is not the surviving corporation or (b) 50% or more of BB&T's assets or earning power is sold or transferred, a holder of a right (except rights that previously have been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

   The purchase price payable, and the number of shares of BB&T Junior Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution if certain events occur.

   The rights expire at the close of business on December 31, 2006, subject to extension by the BB&T Board, or unless earlier redeemed by BB&T as described below.

   In general, BB&T may redeem the rights in whole, but not in part, at a price of $0.01 per right at any time until 10 business days after the public announcement that an acquiring person has become such or, if earlier, the effective date of any declaration by the BB&T Board that any person is an adverse person. After the redemption period has expired, BB&T's right of redemption may be reinstated if an acquiring person or adverse person reduces his or her beneficial ownership to less than 10% of the outstanding shares of BB&T common stock in a transaction or series of transactions not involving BB&T and if there are no other acquiring persons or adverse persons.

   Until a right is exercised, the holder will have no rights as a shareholder of BB&T, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to BB&T, shareholders may, depending on the circumstances, recognize taxable income if the rights become exercisable for stock (or other consideration) of BB&T or for common stock of the acquiring company.

   Other than those provisions relating to the principal economic terms of the rights, any of the provisions of the Rights Agreement may be amended by the BB&T Board before the distribution date. After the distribution date, the provisions of the Rights Agreement may be amended by the BB&T Board in order to cure any

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

ambiguity, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person or adverse person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption may be made when the rights are not redeemable.

   The Rights Agreement is filed as an exhibit to a registration statement on Form 8-A dated January 10, 1997 that has been filed by BB&T with the SEC. This registration statement and the Rights Agreement are incorporated by reference in this proxy statement/prospectus, and we refer you to them for the complete terms of the Rights Agreement and the rights. The above discussion is qualified in its entirety by reference to the Rights Agreement. See "Where You Can Find More Information" on page 60.

Other Anti-Takeover Provisions

   Provisions of the North Carolina Business Corporation Act, or NCBCA, and BB&T's articles of incorporation and bylaws described below may be deemed to have an anti-takeover effect and, together with the ability of the BB&T Board to issue shares of BB&T preferred stock and to set the voting rights, preferences and other terms thereof, may delay or prevent takeover attempts not first approved by the BB&T Board. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. BB&T believes that these provisions are appropriate to protect the interests of BB&T and its shareholders.

 Control Share Acquisition Act

   The Control Share Acquisition Act of the NCBCA, may make an unsolicited attempt to gain control of BB&T more difficult by restricting the right of certain shareholders to vote newly acquired large blocks of stock. For a description of this statute, see "Comparison of Shareholders' Rights--Anti-takeover Statutes" on page 55.

 Provisions Regarding the BB&T Board

   BB&T's articles of incorporation and bylaws separate the BB&T Board into classes and permit the removal of directors only for cause. This could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of BB&T. For a description of these provisions, see "Comparison of Shareholders' Rights--Directors" on page 52.

 Meeting of Shareholders; Shareholders' Nominations and Proposals

   Under BB&T's bylaws, meetings of the shareholders may be called only by the Chief Executive Officer, President, Secretary or the BB&T Board. Shareholders of BB&T may not request that a special meeting of shareholders be called. This provision could delay until the next annual shareholders' meeting shareholder actions that are favored by the holders of a majority of the outstanding voting securities of BB&T.

   The procedures governing the submission of nominations for directors and other proposals by shareholders may also have a deterrent effect on shareholder actions designed to result in change of control in BB&T. See "Comparison of Shareholders' Rights--Shareholder Nominations and Shareholder Proposals" on page 53.

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


                    COMPARISON OF SHAREHOLDERS' RIGHTS

   When the merger becomes effective, holders of BankFirst common stock will become shareholders of BB&T. The following is a summary of material differences between the rights of holders of BB&T common stock and holders of BankFirst common stock. Since BB&T is organized under the laws of the State of North Carolina and BankFirst is organized under the laws of the State of Tennessee, differences in the rights of holders of BB&T common stock and those of holders of BankFirst common stock arise from differing provisions of the NCBCA and the Tennessee Business Corporation Act, or TBCA, in addition to differing provisions of their respective incorporation documents and bylaws.

   The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of BB&T common stock and holders of BankFirst common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the NCBCA and the TBCA and the governing corporate instruments of BB&T and BankFirst, to which the shareholders of BankFirst are referred.

Authorized Capital Stock

 BB&T

   BB&T's authorized capital stock consists of 500,000,000 shares of BB&T common stock and 5,000,000 shares of BB&T preferred stock. BB&T's articles of incorporation authorize the BB&T Board to issue shares of BB&T preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of BB&T preferred stock in each series. As of November 3, 2000, there were 396,517,025 shares of BB&T common stock outstanding. No shares of BB&T preferred stock were issued and outstanding as of that date, although 2,000,000 shares of BB&T preferred stock have been designated as BB&T Junior Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "Description of BB&T Capital Stock--Shareholder Rights Plan" on page 47.

 BankFirst

   BankFirst's authorized capital stock consists of 30,000,000 shares of BankFirst common stock and 1,000,000 shares of BankFirst preferred stock. BankFirst's charter authorizes the BankFirst Board to issue shares of BankFirst preferred stock in one or more series, with no voting powers, and to fix the designations, preferences and relative, participating, optioned or special rights, qualifications, limitations or restrictions of BankFirst preferred stock in each series. As of November 1, 2000, there were 11,069,573 shares of BankFirst common stock outstanding and 176,702 shares of BankFirst preferred stock outstanding. No shares of BankFirst capital stock have been reserved for any purpose, with the exception of 545,567 shares of BankFirst common stock reserved in connection with conversion of BankFirst preferred stock, 3,125,000 shares of BankFirst common stock reserved in connection with BankFirst's Incentive Stock Option Plan dated October 11, 1995 (of which 223,510 shares had been issued as of the record date and up to an additional 100,000 shares may be potentially issuable in the ordinary course of business consistent with past practices, as provided in the merger agreement) and 2,199,000 shares of BankFirst common stock reserved in connection with the option granted to BB&T.

Special Meetings of Shareholders

 BB&T

   Special meetings of the shareholders of BB&T may be called at any time by BB&T's Chief Executive Officer, President or Secretary or by the BB&T Board.

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

 BankFirst

   A special meeting of the BankFirst shareholders may be called at any time by BankFirst's President, and must be called by BankFirst's President upon written request of the BankFirst Board, or upon a majority vote of the BankFirst Board, or upon the written request of the BankFirst shareholders holding at least 25% of the amount of BankFirst capital stock issued and outstanding.

Directors

 BB&T

   BB&T's articles of incorporation and bylaws provide for a board of directors having not less than three nor more than 30 members as determined from time to time by vote of a majority of the members of the BB&T Board or by resolution of the shareholders of BB&T. Currently, the BB&T Board consists of 23 directors. The BB&T Board is divided into three classes, with directors serving staggered three-year terms. Under BB&T's articles of incorporation and bylaws, BB&T directors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors. Holders of BB&T common stock do not have cumulative voting rights in the election of directors.

 BankFirst

   BankFirst's charter and bylaws provide for a board of directors having not less than five and no more than 25 members, each being elected by the BankFirst shareholders at the annual meeting of the BankFirst shareholders, and each serving for a period of one year and until his or her successor is elected and qualified. Currently the BankFirst Board consists of eight directors. According to the BankFirst bylaws, the BankFirst shareholders may, at any meeting called for that purpose, remove any of the BankFirst directors and fill the vacancy thus created until the next annual meeting. Any vacancy on the BankFirst Board not created by act of the BankFirst shareholders may be filled by the BankFirst Board until the next annual meeting of the BankFirst shareholders. The BankFirst charter provides that any or all of the members of the BankFirst Board may be removed for cause by a vote of a majority of the entire BankFirst Board, with "cause" being defined to include, but not being limited to, being absent without reasonable cause from any regular or special meeting for the purpose of obstructing or hindering BankFirst's business. According to BankFirst's charter and bylaws, members of the BankFirst Board must comply with the requirements of 12 United States Code (S) 72, which requires, among other things, that members of the BankFirst Board also be BankFirst shareholders.

Dividends and Other Distributions

 BB&T

   The NCBCA prohibits a North Carolina corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business. BB&T is not subject to any other express regulatory restrictions on payments of dividends and other distributions. The ability of BB&T to pay distributions to the holders of BB&T common stock will depend, however, to a large extent upon the amount of dividends its bank subsidiaries, which are subject to restrictions imposed by regulatory authorities, pay to BB&T. In addition, the Federal Reserve could oppose a distribution by BB&T if it determined that the distribution would harm BB&T's ability to support its bank subsidiaries. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any future dividends will depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the BB&T Board.

 BankFirst

   The TBCA provides that BankFirst generally may make dividends or other distributions to its shareholders unless after the distribution either (a) BankFirst would not be able to pay its debts as they become due in the

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

usual course of business, or (b) BankFirst's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of its preferred stock. In addition, the Federal Reserve places additional restrictions on the payment of dividends by bank holding companies, and the Federal Reserve could oppose a distribution by BankFirst if it determined that the distribution would harm BankFirst's ability to support its bank subsidiaries. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any future dividends will depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the BankFirst Board.

Shareholder Nominations and Shareholder Proposals

 BB&T

   BB&T's bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the BB&T Board or one of its committees, of candidates for election as directors. BB&T's bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the BB&T Board must submit the nomination in writing to the Secretary of BB&T at least 60 days before the one year anniversary of the most recent annual meeting of shareholders, together with biographical information about the candidate and the shareholder's name and shareholdings. Nominations not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting of shareholders that is not intended to be included in the proxy statement for that meeting must notify the Secretary of BB&T in writing at least 60 days before the one year anniversary of the most recent annual meeting of shareholders of the shareholder's intention. The notice must contain: (a) a brief description of the proposal, (b) the name and shareholdings of the shareholder submitting the proposal and (c) any material interest of the shareholder in the proposal.

   In accordance with SEC Rule 14a-8 under the Securities Exchange Act, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by BB&T at least 120 days before the anniversary of the date that the previous year's proxy statement was first mailed to shareholders. As provided in the SEC rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year's meeting, or for special meetings, the proposal must be submitted within a reasonable time before BB&T begins to print and mail its proxy materials.

 BankFirst

   Neither BankFirst's charter nor its bylaws require any notice procedures for shareholder proposals or the nomination of candidates for election as directors. In accordance with SEC Rule 14a-8 under the Securities Exchange Act, shareholder proposals intended to be included in the proxy statement and represented at a regularly scheduled annual meting must be received by BankFirst at least 120 days before the anniversary of the date that the previous year's proxy statement was first mailed to shareholders. As provided in the SEC's rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year's meeting, or for special meetings, the proposal must be submitted within a reasonable time before BankFirst begins to print and mail its proxy materials.

Discharge of Duties; Exculpation and Indemnification

 BB&T

   The NCBCA requires that a director of a North Carolina corporation discharge his or her duties as a director (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (c) in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA expressly provides that a director facing a change of control situation is not subject to any different duties or to a higher standard of care. BB&T's articles of incorporation provide that, to the

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

fullest extent permitted by applicable law, no director of BB&T will have any personal liability for monetary damage for breach of a duty as a director. BB&T's bylaws require BB&T to indemnify its directors and officers, to the fullest extent permitted by applicable law, against liabilities arising out of his or her status as a director or officer, excluding any liability relating to activities that were at the time taken known or believed by the person to be clearly in conflict with the best interests of BB&T.

 BankFirst

   The TBCA requires that a director of a Tennessee corporation discharge his or her duties as a director (a) in good faith; (b) with the care an ordinarily prudent person in a like position would exercise in similar circumstances; and
(c) in a manner the director reasonably believes to be in the best interests of the corporation. BankFirst's charter provides that a director of BankFirst will be fully protected in relying in good faith upon the books of account or other records of BankFirst, or a statement prepared by any of BankFirst's officers or by independent public accountants or by an appraiser selected with reasonable care by the BankFirst Board as to the value and amount of the assets, liabilities and/or net profits of BankFirst, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which BankFirst's capital stock might properly be purchased or redeemed.

   BankFirst's charter and bylaws require BankFirst to indemnify any of its directors, officers, employees or agents, to the fullest extent permitted by applicable law, against all liabilities arising by reason of his or her being or having been a BankFirst director, officer, employee or agent. BankFirst's charter and bylaws further provide that no director will be personally liable to BankFirst or the BankFirst shareholders for monetary damages arising out of a breach of fiduciary duty by the director, but will be held liable to the extent permitted by applicable law (a) for a breach of duty to BankFirst or the BankFirst shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to a proceeding by or in the right of BankFirst in which the director was adjudged liable to BankFirst, or (d) pursuant to a proceeding charging improper personal benefit to the director, whether or not involving an action in the director's official capacity, in which the director is adjudged liable on the basis that a personal benefit was improperly received by the director.

Mergers, Share Exchanges and Sales of Assets

 BB&T

   The NCBCA generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation otherwise than in the ordinary course of business must be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. Approval of a merger by the shareholders of the surviving corporation is not required in certain instances, however, including (as in the case of the merger with BankFirst) a merger in which the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20% the number of voting shares outstanding immediately before the merger. BB&T is also subject to certain statutory anti-takeover provisions. See "--Anti-takeover Statutes" below.

 BankFirst

   The TBCA generally requires that any merger or share exchange of all or substantially all the assets of a corporation not in the ordinary course of business must be approved by an affirmative vote of a majority of the issued and outstanding shares of each voting group entitled to vote, unless the corporation's charter or bylaws requires a greater vote. Approval of a merger by the shareholders of a Tennessee corporation is not required under certain circumstances, but in the case of the merger with BB&T, none of these circumstances apply and, therefore, approval by the BankFirst shareholders of the merger with BB&T must be received. BankFirst is also subject to certain statutory anti-takeover provisions under Tennessee law. See "--Anti-takeover Statutes" below.

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Anti-takeover Statutes

 BB&T

   The North Carolina Control Share Acquisition Act applies to BB&T. This Act is designed to protect shareholders of publicly owned North Carolina corporations based within the state against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain types of shareholders. The Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Act, the shares acquired that result in the crossing of any of these thresholds have no voting rights until they are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of shares in excess of the thresholds, any officer of the corporation and any employee of the corporation who is also a director of the corporation. If voting rights are conferred on the acquired shares, all shareholders of the corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any of the acquired shares.

   The North Carolina Shareholder Protection Act requires that certain business combinations with existing shareholders either be approved by a supermajority of the other shareholders or meet certain "fair price" requirements. BB&T has elected to opt out of the North Carolina Shareholder Protection Act, as permitted by that Act.

 BankFirst

   Tennessee's Business Combination Act provides that an interested stockholder (defined as a person beneficially owning, either directly or indirectly, 10% or more of the voting securities in a Tennessee corporation) cannot engage in a business combination with that corporation unless the transaction takes place at least five years after the interested stockholder first became an interested stockholder, and unless either the transaction (a) is approved by at least two thirds of the shares of the corporation not beneficially owned by an interested stockholder or (b) satisfies certain fairness conditions specified in the Tennessee Business Combination Act relating to the price to be paid to the non-interested stockholders in such transactions.

   These provisions apply to Tennessee corporations unless one of two events occurs. A business combination with an entity can proceed without the five-year moratorium if the business combination or the transaction resulting in the stockholder becoming an interested stockholder is approved by the target corporation's board of directors before that entity becomes an interested stockholder. Alternatively, the corporation may enact a charter amendment or by-law to remove itself entirely from the Tennessee Business Combination Act. This charter amendment or by-law must be approved by a majority of the stockholders who have held shares for more than one year before the vote and may not take effect for at least two years after the vote. BankFirst has not adopted such a provision in the its charter or by-laws removing BankFirst from coverage under the Tennessee Business Combination Act. The merger is not governed by the Tennessee Business Combination Act because the BankFirst Board approved both the merger agreement and the stock option agreement before they were executed.

   The Tennessee Control Share Acquisition Act takes away the voting rights of a purchaser's shares any time an acquisition of shares in a Tennessee corporation brings the purchaser's voting power to 20%, 33 1/3% or more than 50% of all voting power in the corporation, each of which is considered to be a "control share" under this act. The purchaser's voting rights can be maintained or re-established only by a majority vote of all the shares entitled to vote generally as to the election of directors other than those shares owned by the acquirer and the officers and inside directors of the corporation. After acquiring a control share, the Control Share Acquisition Act provides a procedure by which a purchaser may demand a special meeting of stockholders to conduct such a vote. The purchaser can demand such a meeting before acquiring a control share, but, can do so only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. The Control Share Acquisition Act applies only to a corporation that has adopted a provision in its charter or by-laws declaring that the Control Share Acquisition Act will apply. BankFirst has not adopted any such provision in its charter or by-laws electing protection under the Control Share Acquisition Act and therefore is not subject to the Control Share Acquisition Act.

   The Tennessee Investor Protection Act provides that unless a Tennessee corporation's board of directors has recommended a takeover offer to stockholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a tender offer for class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase:

  . makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company;

  . makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and

  . files with the Tennessee Commissioner of Commerce and Insurance and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner.

   The offeror must provide that any equity securities of an offeree company deposited or tendered in connection with a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective after filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer also must accept securities ratably if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If the offeror changes the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the change in the terms of the offer.

   Any person making a takeover offer involving a Tennessee corporation shall file a registration statement with the Commissioner and send a copy of the registration statement by certified mail to the offeree company. The registration statement shall contain such information as set forth in the Investor Protection Act. The Investor Protection Act does not apply to an offer involving a vote by holders of equity securities of the offeree company, pursuant to its charter, on a merger, consolidation or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation.

   The Investor Protection Act does not apply to the merger because the BankFirst Board has recommended acceptance of the merger to its stockholders. The merger therefore does not involve a "takeover offer" within the meaning of the Investor Protection Act.

Amendments to Articles of Incorporation and Bylaws

 BB&T

   The NCBCA provides generally that a North Carolina corporation's articles of incorporation may be amended only upon approval by a majority of the votes cast within each voting group entitled to vote. BB&T's articles of incorporation and bylaws impose a greater requirement, the affirmative vote of more than two-thirds of the outstanding shares entitled to vote, to approve an amendment that would amend, alter or repeal the provisions of the articles of incorporation or bylaws relating to classification and staggered terms of the BB&T Board, removal of directors or any requirement for a supermajority vote on such an amendment. The NCBCA

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

provides that a North Carolina corporation's bylaws may be amended by its board of directors or its shareholders, except that, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise, the board of directors may not amend a bylaw approved by the shareholders. BB&T's articles of incorporation authorize the BB&T Board to amend BB&T's bylaws.

 BankFirst

   The TBCA provides generally that, except in certain limited circumstances where no shareholder approval is required, a Tennessee corporation's charter may be amended only upon the approval of a majority of the votes cast within each shareholder voting group entitled to vote. BankFirst's charter also permits amendments only as permitted under Tennessee law. The TBCA provides that a Tennessee corporation's bylaws may be amended or repealed by its board of directors unless such power has been reserved in the shareholders, either wholly or in part, by the TBCA or the corporation's charter, or unless the shareholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. According to the TBCA, a Tennessee corporation's shareholders may amend or repeal any of the corporation's bylaws. BankFirst's bylaws state that they may be amended, altered or repealed, or new bylaws adopted by the majority of the BankFirst Board, unless such bylaw otherwise provides, and the shareholders have the right to change any such action to amend its bylaws.

Shareholders' Rights of Dissent and Appraisal

 BB&T

   The NCBCA provides that dissenters' rights are not available to the holders of shares of a corporation, like BB&T, that are either listed on a national securities exchange or held by more than 2,000 record shareholders by reason of a merger, share exchange or sale or exchange of property unless (a) the articles of incorporation of the corporation that issued the shares provide otherwise or (b) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (1) cash, (2) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (3) a combination of cash and the other corporation's shares. BB&T's articles of incorporation do not authorize any special dissenters' rights.

 BankFirst

   Tennessee law generally provides dissenters' rights for:

  . mergers and share exchanges that would either (a) require stockholder approval or (b) involve the merger of a subsidiary corporation with its parent as defined under Tennessee law;

  . sales of substantially all the assets of the corporation that would require stockholder approval (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales);

  . certain amendments to the charter that materially and adversely affect rights in respect of a dissenter's shares; and

  . actions taken pursuant to a stockholder vote to the extent the charter, by-laws or a resolution of the board of directors provides that stockholders are entitled to dissenters' rights.

   To perfect these appraisal rights, the shareholder of a Tennessee corporation must (a) file a written objection with the corporation before the vote, stating that the shareholder intends to demand payment for his or her shares if the action is taken and (b) not vote in favor of the proposed action. Dissenters' rights are not available for any shares which are listed on an exchange registered under Section 6 of the Exchange Act or are "national market system securities" as defined in rules adopted under the Exchange Act.

   Because BankFirst's common stock is listed on the Nasdaq National Market, dissenters' rights are not available to the BankFirst common stockholders in connection with the merger. However, because BankFirst's preferred stock is not listed on an exchange registered under Section 6 of the Exchange Act and is not a "national market system security," any holder of BankFirst's preferred stock has the right to receive payment of the fair value of his or her shares upon compliance with Tennessee's dissenters' rights laws. These are found in Chapter 23 of the TBCA, and are attached as Appendix C to this proxy statement/prospectus. For a description of the requirements relating to the exercise of dissenters' rights, see "The Merger--Rights of Dissenting Shareholders" on page 29 and Appendix C.

Liquidation Rights

 BB&T

   If liquidation, dissolution or winding-up of the affairs of BB&T occurs, holders of outstanding shares of BB&T common stock are entitled to share, in proportion to their respective interests, in BB&T's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of BB&T.

   Because BB&T is a bank holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of any BB&T preferred stock that may be issued, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of (a) the subsidiary's creditors, except to the extent that BB&T may itself be a creditor with recognized claims against the subsidiary, and (b) any interests in the liquidation accounts established by savings associations or savings banks acquired by BB&T for the benefit of eligible account holders in connection with conversion of the savings associations from mutual to stock form.

 BankFirst

   In the event that BankFirst's assets are distributed to is shareholders, the holders of BankFirst preferred stock shall have the same, and no greater, right to share in the assets than the holders of the BankFirst common stock.

   Because BankFirst is a bank holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of any BankFirst preferred stock that may be issued, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of (a) the subsidiary's creditors, except to the extent that BankFirst may itself be a creditor with recognized claims against the subsidiary, and (b) any interests in the liquidation accounts established by savings associations or savings banks acquired by BankFirst for the benefit of eligible account holders in connection with conversion of the savings associations from mutual to stock form.

                             SHAREHOLDER PROPOSALS

   If the merger is not completed, any proposal which a shareholder wishes to have presented at BankFirst's next annual meeting of shareholders for 2001 and included in BankFirst's proxy materials must be in writing and must be received by BankFirst at its main offices at 625 Market Street, Knoxville, Tennessee 37902 no later than November 17, 2000. The determination by BankFirst of whether it will oppose inclusion of any proposal in its proxy statement and form of proxy will be made on a case-by-case basis in accordance with its judgment, BankFirst's bylaws and Rule 14a-8 of the Securities Exchange Act. Proposals received after November 17, 2000 will not be considered for inclusion in BankFirst's proxy materials for its 2001 annual meeting of shareholders.

   If a shareholder, rather than placing a proposal in BankFirst's proxy statement as discussed above, commences his or her own proxy solicitation for the 2001 annual meeting of shareholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, the shareholder must notify BankFirst of such proposal by or before January 31, 2001. If notice is not received by this date, BankFirst may exercise discretionary voting authority as to that matter under proxies solicited for the BankFirst 2001 annual meeting of shareholders. It is urged that any proposals be sent by certified mail, return receipt requested.

                                 OTHER BUSINESS

   The BankFirst Board is not aware of any business to come before the meeting other than the matters described in this proxy statement/prospectus. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted as to those other matters in accordance with the judgment of the persons voting the proxies.

                                 LEGAL MATTERS

   The validity of the shares of BB&T common stock offered by this proxy statement/prospectus will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, as counsel to BB&T. As of the date of this proxy statement/prospectus, certain members of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of approximately 35,000 shares of BB&T common stock.

                                    EXPERTS

   The consolidated financial statements of BB&T Corporation and its subsidiaries which are incorporated by reference in this proxy statement/prospectus from BB&T's Current Report on Form 8-K dated October 27, 2000, which restates the consolidated financial statements for the year ended December 31, 1999 that are incorporated by reference from BB&T's Current Report on Form 8-K dated April 28, 2000 to reflect the acquisitions by BB&T of Hardwick Holding Company on June 13, 2000, First Banking Company of Southeast Georgia on June 15, 2000 and One Valley Bancorp on July 6, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of BankFirst Corporation which are incorporated by reference herein have been audited by Crowe, Chizek and Company LLP, independent certified public accountants, as indicated in their report dated January 21, 2000 with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

   BankFirst expects representatives of Crowe, Chizek and Company LLP to attend BankFirst's special meeting. These representatives will have an opportunity to make a statement if they desire to do so, and BankFirst expects that they will be available to respond to any appropriate questions you may have.

                      WHERE YOU CAN FIND MORE INFORMATION

   BB&T and BankFirst file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or certain other information that the companies file with the SEC at the following SEC locations:

Public Reference Room   New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W.  7 World Trade Center          Citicorp Center
Room 1024               Suite 1300                    500 West Madison Street
Washington, D.C. 20549  New York, New York 10048      Suite 1400
                                                      Chicago, Illinois 60661-
                                                      2511

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE and Nasdaq.

   BB&T has filed the registration statement to register with the SEC the BB&T common stock to be issued to BankFirst shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of BB&T. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in BB&T's registration statement or the exhibits to the registration statement.

   The SEC allows BankFirst and BB&T to "incorporate by reference" information into this proxy statement/prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

   This proxy statement/prospectus incorporates by reference the documents set forth below that BankFirst and BB&T have previously filed with the SEC. These documents contain important information about BankFirst and BB&T and their businesses.

BB&T SEC Filings (File No. 1-10853)
Annual Report on Form 10-K                  For the fiscal year ended December 31, 1999

Quarterly Reports on Form 10-Q              For the fiscal quarters ended March 31,
                                            2000 (as amended of Form 10-Q/A filed on
                                            June 5, 2000), June 30, 2000 and September
                                            30, 2000

Current Reports on Form 8-K                 Filed January 12, 2000, February 7, 2000,
                                            February 9, 2000, April 11, 2000, April 28,
                                            2000, July 18, 2000, July 27, 2000, August
                                            23, 2000, September 6, 2000, October 12,
                                            2000, October 26, 2000, October 27, 2000
                                            and October 30, 2000

Registration Statements on Form 8-A         Filed September 4, 1991 and January 10,
 (describing BB&T's common stock and        1997
 concerning BB&T's shareholder rights plan)

BankFirst SEC Filings (File No. 1-14417)
Annual Report on Form 10-K                  For the fiscal year ended December 31, 1999

Quarterly Reports on Form 10-Q              For the fiscal quarters ended March 31,
                                            2000, June 30, 2000 and September 30, 2000

Current Reports on Form 8-K                 Dated January 11, 2000, March 21, 2000 and
                                            April 21, 2000

Registration Statement on Form 8-A          Filed August 17, 1998
(describing BankFirst's common stock)

   BankFirst and BB&T also incorporate by reference additional documents that may be filed with the SEC between the date of this proxy statement/prospectus and the completion of the merger or the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   BB&T has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to BB&T, and BankFirst has supplied all such information relating to BankFirst before the merger.

   If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits except those that the companies have specifically incorporated by reference in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

 BB&T Corporation Shareholder Reporting   BankFirst Corporation C. David Allen
  Post Office Box 1290 Winston-Salem,    625 Market Street Knoxville, Tennessee
  North Carolina 27102 (336) 733-3021             37902 (865) 595-1100

   If you would like to request documents, please do so by December 14, 2000 to receive them before the meeting.

   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. BB&T and BankFirst have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/prospectus is dated November 17, 2000. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of BB&T common stock in the merger creates any implication to the contrary.

                                                                      APPENDIX A



                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN
                             BANKFIRST CORPORATION
                                      and
                                BB&T CORPORATION

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS......................................................  A-1

ARTICLE II THE MERGER......................................................  A-5
  2.1Merger................................................................  A-5
  2.2Filing; Plan of Merger................................................  A-5
  2.3Effective Time........................................................  A-6
  2.4Closing...............................................................  A-6
  2.5Effect of Merger......................................................  A-6
  2.6Further Assurances....................................................  A-6
  2.7Merger Consideration..................................................  A-6
  2.8Conversion of Shares; Payment of Merger Consideration.................  A-7
  2.9Conversion of Stock Options...........................................  A-8
  2.10Merger of Subsidiaries...............................................  A-9
  2.11Anti-Dilution........................................................  A-9
  2.12Dissenting Shares....................................................  A-9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BANKFIRST.................... A-10
  3.1Capital Structure..................................................... A-10
  3.2Organization, Standing and Authority.................................. A-10
  3.3Ownership of Subsidiaries............................................. A-10
  3.4Organization, Standing and Authority of the Subsidiaries.............. A-11
  3.5Authorized and Effective Agreement.................................... A-11
  3.6Securities Filings; Financial Statements; Statements True............. A-11
  3.7Minute Books.......................................................... A-12
  3.8Adverse Change........................................................ A-12
  3.9Absence of Undisclosed Liabilities.................................... A-12
  3.10Properties........................................................... A-12
  3.11Environmental Matters................................................ A-12
  3.12Loans; Allowance for Loan Losses..................................... A-13
  3.13Tax Matters.......................................................... A-13
  3.14Employees; Compensation; Benefit Plans............................... A-14
  3.15Certain Contracts.................................................... A-17
  3.16Legal Proceedings; Regulatory Approvals.............................. A-17
  3.17Compliance with Laws; Filings........................................ A-18
  3.18Brokers and Finders.................................................. A-18
  3.19Repurchase Agreements; Derivatives................................... A-18
  3.20Deposit Accounts..................................................... A-18
  3.21Related Party Transactions........................................... A-19
  3.22Certain Information.................................................. A-19
  3.23Tax and Regulatory Matters........................................... A-19
  3.24State Anti-Takeover Laws............................................. A-19
  3.25Labor Relations...................................................... A-19
  3.26No Right to Dissent.................................................. A-19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BB&T.......................... A-20
  4.1Capital Structure of BB&T............................................. A-20
  4.2Organization, Standing and Authority of BB&T.......................... A-20
  4.3Authorized and Effective Agreement.................................... A-20
  4.4Organization, Standing and Authority of BB&T Subsidiaries............. A-21
  4.5Securities Documents; Statements True................................. A-21

  4.6Certain Information................................................... A-21
  4.7Tax and Regulatory Matters............................................ A-21
  4.8Share Ownership....................................................... A-21
  4.9Legal Proceedings; Regulatory Approvals............................... A-21
  4.10Adverse Change....................................................... A-21

ARTICLE V COVENANTS........................................................ A-22
  5.1BankFirst Shareholder Meeting......................................... A-22
  5.2Registration Statement; Proxy Statement/Prospectus.................... A-22
  5.3Plan of Merger; Reservation of Shares................................. A-22
  5.4Additional Acts....................................................... A-23
  5.5Best Efforts.......................................................... A-23
  5.6Certain Accounting Matters............................................ A-23
  5.7Access to Information................................................. A-23
  5.8Press Releases........................................................ A-24
  5.9Forebearances of BankFirst............................................ A-24
  5.10Employment Agreements................................................ A-26
  5.11Affiliates........................................................... A-26
  5.12Section 401(k) Plan; Other Employee Benefits......................... A-26
  5.13Directors and Officers Protection.................................... A-27
  5.14Forbearances of BB&T................................................. A-28
  5.15Reports.............................................................. A-28
  5.16Exchange Listing..................................................... A-28
  5.17Advisory Boards...................................................... A-28
  5.18Board of Directors of Branch Banking and Trust Company............... A-29

ARTICLE VI CONDITIONS PRECEDENT............................................ A-29
  6.1Conditions Precedent--BB&T and BankFirst.............................. A-29
  6.2Conditions Precedent--BankFirst....................................... A-29
  6.3Conditions Precedent--BB&T............................................ A-30

ARTICLE VII TERMINATION, WAIVER AND AMENDMENT.............................. A-31
  7.1Termination........................................................... A-31
  7.2Effect of Termination................................................. A-31
  7.3Survival of Representations, Warranties and Covenants................. A-32
  7.4Waiver................................................................ A-32
  7.5Amendment or Supplement............................................... A-32

ARTICLE VIII MISCELLANEOUS................................................. A-32
  8.1Expenses.............................................................. A-32
  8.2Entire Agreement...................................................... A-32
  8.3No Assignment......................................................... A-33
  8.4Notices............................................................... A-33
  8.5Specific Performance.................................................. A-34
  8.6Captions.............................................................. A-34
  8.7Counterparts.......................................................... A-34
  8.8Governing Law......................................................... A-34
  8.9Severability.......................................................... A-34

ANNEXES

     Annex A Articles of Merger
     Annex B Employment Agreement with Fred R. Lawson (omitted)
     Annex C Employment Agreement with R. Stephen Hagood (omitted)
     Annex D Employment Agreements with five additional employees (omitted)

                      AGREEMENT AND PLAN OF REORGANIZATION

   THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of August 22, 2000 is among BANKFIRST CORPORATION ("BankFirst"), a Tennessee corporation having its principal office at Knoxville, Tennessee, and BB&T CORPORATION ("BB&T"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina;

                                R E C I T A L S:

   The parties desire that BankFirst shall be merged with and into BB&T (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form attached as Annex A hereto, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby. As a condition and inducement to BB&T's willingness to enter into the Agreement, BankFirst is concurrently granting to BB&T an option to acquire, under certain circumstances, 2,199,000 shares of the common stock, par value $2.50 per share, of BankFirst.

   NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

   1.1 Definitions

   When used herein, the capitalized terms set forth below shall have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person, who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

     "Articles of Merger" shall mean the Articles of Merger required to be filed with the office of the Secretary of State of North Carolina, as provided in Section 55-11-05 of the NCBCA, and with the office of the Secretary of State of Tennessee, as provided in Section 48-21-107 of the TBCA.

     "Bank Holding Company Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "BankFirst Common Stock" shall mean the shares of voting common stock, par value $2.50 per share, of BankFirst. The BankFirst Common Stock has no Rights attached, except as provided in Section 3.1.

     "BankFirst Disclosure Memorandum" shall mean the written information in one or more documents, each of which is entitled "BankFirst Disclosure Memorandum" and dated on or before the date of this Agreement and delivered not later than the date of execution of this Agreement by BankFirst to BB&T, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which such disclosure is made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced.

     "BankFirst Preferred Stock" shall mean the shares of nonvoting, noncumulative, convertible 5% Preferred Stock, $5.00 par value of BankFirst, convertible into 3.0875 shares of BankFirst Common Stock for each share of BankFirst Preferred Stock.

     "BankFirst Subsidiaries" shall mean BankFirst, BankFirst Trust Company, First National Bank and Trust Company of Athens, Curtis Mortgage Company, Eastern Life Insurance Company, and Friendly Finance Company, Inc., all of which are incorporated under the laws of the State of Tennessee, and any and all other Subsidiaries of BankFirst as of the date hereof and any corporation, bank, savings association, or other organization acquired as a Subsidiary of BankFirst after the date hereof and held as a Subsidiary by BankFirst at the Effective Time.

     "BB&T Common Stock" shall mean the shares of voting common stock, par value $5.00 per share, of BB&T, with rights attached issued pursuant to Rights Agreement dated December 17, 1996 between BB&T and Branch Banking and Trust Company, as Rights Agent, relating to BB&T's Series B Junior Participating Preferred Stock, $5.00 par value per share.

     "BB&T Option Agreement" shall mean the Stock Option Agreement dated as of even date herewith, as amended from time to time, under which BB&T has an option to purchase shares of BankFirst Common Stock, which shall be executed immediately following execution of this Agreement.

     "BB&T Subsidiaries" shall mean Branch Banking and Trust Company, Branch Banking and Trust Company of South Carolina and Branch Banking and Trust Company of Virginia.

     "Benefit Plan Determination Date" shall mean, with respect to any employee pension or welfare benefit plan or program maintained by BankFirst at the Effective Time, the date determined by BB&T with respect to each such plan or program which shall be not later than January 1 following the close of the calendar year in which the last of the BankFirst Subsidiaries which is a bank or other savings institution is merged into BB&T or one of the BB&T Subsidiaries.

     "Business Day" shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

     "CERCLA" shall mean the Comprehensive Environmental Response
  Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commission" shall mean the Securities and Exchange Commission.

     "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

     "Disclosed" shall mean disclosed in the BankFirst Disclosure Memorandum, referencing the Section number herein pursuant to which such disclosure is being made.

     "Environmental Claim" means any notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

     "Environmental Laws" means all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including without limitation CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

     "Financial Statements" shall mean (a) with respect to BB&T, (i) the consolidated balance sheets (including related notes and schedules, if any) of BB&T as of December 31, 1999, 1998, and 1997, and the related consolidated statements of income and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1999, 1998, and 1997, as filed by BB&T in Securities Documents and (ii) the consolidated balance sheets of BB&T (including related notes and schedules, if any) and the related consolidated statements of income and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BB&T with respect to periods ended subsequent to December 31, 1999, and (b) with respect to BankFirst, (i) the consolidated balance sheets (including related notes and schedules, if any) of BankFirst as of December 31, 1999, 1998 and 1997, and the related consolidated statements of income and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1999, 1998 and 1997 as filed by BankFirst in Securities Documents and (ii) the consolidated balance sheets of BankFirst (including related notes and schedules, if any) and the related consolidated statements of income and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BankFirst with respect to periods ended subsequent to December 31, 1999.

     "GAAP" shall mean generally accepted accounting principles applicable to financial institutions and their holding companies, as in effect at the relevant date.

     "Hazardous Substances" means any substance or material (i) identified in CERCLA; (ii) determined to be toxic, a pollutant or a contaminant under any applicable federal, state or local statutes, law, ordinance, rule or regulation, including but not limited to petroleum products; (iii) asbestos; (iv) radon; (v) poly-chlorinated biphiphenyls and (vi) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful to human health or the environment.

     "IRS" shall mean the Internal Revenue Service.

     "Knowledge" shall mean, as used with respect to a Person (including references to such Person being aware of a particular matter), the personal knowledge after due inquiry of the chief executive officer, chief financial officer, chief human resources officer, chief operating officer and chief credit officer of such Person.

     "Material Adverse Effect" on BB&T or BankFirst, as applicable, shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has a material adverse effect on the financial condition, results of operations, business or business prospects of BB&T and the BB&T Subsidiaries taken as a whole, or BankFirst and the BankFirst Subsidiaries taken as a whole, or (ii) materially impairs the ability of BB&T or BankFirst to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of BB&T or BankFirst taken with the prior written consent of the other in contemplation of the transactions contemplated hereby and (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or relating to any litigation arising as a result of the Merger.

     "NCBCA" shall mean the North Carolina Business Corporation Act, as amended.

     "NYSE" shall mean the New York Stock Exchange, Inc.

     "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, agency, other entity or group of entities, or governmental body.

     "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto, to be sent to shareholders of BankFirst to solicit their votes in connection with a proposal to approve this Agreement and the Plan of Merger.

     "Registration Statement" shall mean the registration statement of BB&T as declared effective by the Commission under the Securities Act, including any post-effective amendments or supplements thereto as filed with the Commission under the Securities Act, with respect to the BB&T Common Stock to be issued in connection with the transactions contemplated by this Agreement.

     "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests (other than rights pursuant to the Rights Agreement described under the definition of "BB&T Common Stock"), and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, including but not limited to periodic and other reports filed pursuant to Section 13 of the Exchange Act.

     "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939 as amended; and the rules and regulations of the Commission promulgated thereunder.

     "Stock Option" shall mean, collectively, any option granted under the Stock Option Plans, outstanding and unexercised on the date hereof to acquire shares of BankFirst Common Stock, aggregating 1,024,100 shares.

     "Stock Option Plans" shall mean BankFirst's Incentive Stock Option Plan dated October 11, 1995.

     "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities of another, equity securities owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

     "TBCA" shall mean the Tennessee Business Corporation Act, as amended.

     "TILA" shall mean the federal Truth in Lending Act, as amended.

   1.2 Terms Defined Elsewhere

   The capitalized terms set forth below are defined in the following sections:

      Agreement                 Introduction
      BankFirst                 Introduction
      BB&T                      Introduction
      BB&T Option Plan          Section 2.9(a)
      Closing                   Section 2.4
      Closing Date              Section 2.4
      Closing Value             Section 2.7(c)
      Common Exchange Ratio     Section 2.7(a)
      Constituent Corporations  Section 2.1
      Effective Time            Section 2.3
      Employer Entity           Section 5.12(a)
      Merger                    Recitals
      Merger Consideration      Section 2.7(a)
      PBGC                      Section 3.14(b)(iv)
      Plan                      Section 3.14(b)(i)
      Plan of Merger            Recitals
      Preferred Exchange Ratio  Section 2.7(a)
      Surviving Corporation     Section 2.1(a)
      Transferred Employee      Section 5.12(a)

                                   ARTICLE II
                                   THE MERGER

   2.1 Merger

   BB&T and BankFirst are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the NCBCA and the TBCA. At the Effective Time:

     (a) BankFirst shall be merged into BB&T in accordance with the applicable provisions of the NCBCA and the TBCA, with BB&T being the surviving corporate entity (hereinafter sometimes referred to as the "Surviving Corporation").

     (b) The separate existence of BankFirst shall cease and the Merger shall in all respects have the effects provided in Section 2.5.

     (c) The Articles of Incorporation of BB&T at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation.

     (d) The Bylaws of BB&T at the Effective Time shall become the Bylaws of the Surviving Corporation.

   2.2 Filing; Plan of Merger

   The Merger shall not become effective unless this Agreement and the Plan of Merger are duly approved by shareholders holding at least a majority of the shares of the BankFirst Common Stock and of the shares of the BankFirst Preferred Stock, each voting as a separate class. Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agreement has not been terminated pursuant to Article VII, the Constituent Corporations will cause the Articles of Merger to be executed and filed with the Secretary of State of North Carolina and the Secretary of State of Tennessee as provided in
Section 55-11-05 of the NCBCA and

Section 48-21-107 of the TBCA, respectively. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the shareholders of BankFirst shall constitute adoption and approval of the Plan of Merger.

   2.3 Effective Time

   The Merger shall be effective at the day and hour specified in the Articles of Merger as filed as provided in Section 2.2 (herein sometimes referred to as the "Effective Time").

   2.4 Closing

   The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina, at 10:00 a.m. on the date designated by BB&T which is within thirty days following the satisfaction of the conditions to Closing set forth in Article VI (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or such later date as the parties may otherwise agree (the "Closing Date").

   2.5 Effect of Merger

   From and after the Effective Time, the separate existence of BankFirst shall cease, and the Surviving Corporation shall thereupon and thereafter, to the extent consistent with its Articles of Incorporation, possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and each and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim, existing action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger.

   2.6 Further Assurances

   If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

   2.7 Merger Consideration

     (a) As used herein, the term "Merger Consideration" shall mean the number of shares of BB&T Common Stock (to the nearest ten thousandth of a share) to be exchanged for each share of BankFirst Common Stock and for each share of BankFirst Preferred Stock issued and outstanding as of the Effective Time, and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be distributable to a BankFirst shareholder as provided in Section 2.7(b).

  The portion of a share of BB&T Common Stock to be issued for each issued and outstanding share of BankFirst Common Stock (the "Common Exchange Ratio") shall be .4554. The number of shares of BB&T Common Stock to be issued for each issued and outstanding share of BankFirst Preferred Stock (the "Preferred Exchange Ratio") shall equal 1.4060.

     (b) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value. The "Closing Value" shall mean the average 4:00 p.m. eastern time closing price per share of BB&T Common Stock on the NYSE on the Closing Date as reported on NYSEnet.com.

   2.8 Conversion of Shares; Payment of Merger Consideration

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of BankFirst or the holders of record of BankFirst Common Stock or BankFirst Preferred Stock, each share of BankFirst Common Stock and each share of BankFirst Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of BankFirst Common Stock or BankFirst Preferred Stock (as provided in subsection (d) below), the Merger Consideration.

     (b) Each share of BB&T Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

     (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of BankFirst Common Stock or BankFirst Preferred Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration and any declared and unpaid dividends (with respect to BankFirst Common Stock) or accrued and unpaid dividends (with respect to BankFirst Preferred Stock). No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of BankFirst Common Stock or BankFirst Preferred Stock. With respect to any certificate for BankFirst Common Stock or BankFirst Preferred Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, BankFirst's transfer books shall be closed and no transfer of the shares of BankFirst Common Stock or BankFirst Preferred Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

     (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each BankFirst shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of BankFirst Common Stock or BankFirst Preferred Stock. Upon proper surrender of such certificates or other evidence of ownership meeting the requirements of Section 2.8(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration and any declared and unpaid dividends (with respect to BankFirst Common Stock) or accrued and unpaid dividends (with respect to BankFirst Preferred Stock).

     (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by BankFirst in respect of shares of BankFirst Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, subject to compliance by BankFirst with
  Section 5.9(b). At the time of the Closing and incident thereto, BankFirst shall pay a per share dividend in respect of shares of BankFirst Preferred Stock equal to the product of $.0625 times a fraction, the numerator of which is the number of days following the payment date of the BankFirst Preferred Stock dividend preceding the Closing Date and the denominator of which is 91. Such payment shall constitute the sole right of the holders of the BankFirst Preferred Stock to a dividend with respect to such BankFirst Preferred Stock. To the extent permitted by law, former shareholders of record of BankFirst shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of BankFirst Common Stock or BankFirst Preferred Stock are converted, regardless of whether such holders have exchanged their certificates representing BankFirst Common Stock or BankFirst Preferred Stock for certificates representing BB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing BankFirst Common Stock or BankFirst Preferred Stock until such holder surrenders such certificate for exchange as provided in this Section 2.8. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of BankFirst Common Stock or BankFirst Preferred Stock represented by such certificate.

   2.9 Conversion of Stock Options

     (a) At the Effective Time, each Stock Option then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become rights with respect to BB&T Common Stock, and BB&T shall assume each Stock Option in accordance with the terms of the Stock Option Plans, except that from and after the Effective Time (i) BB&T and its Compensation Committee shall be substituted for BankFirst and the Committee of BankFirst's Board of Directors administering the Stock Option Plans, (ii) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock,
  (iii) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of BankFirst Common Stock subject to such Stock Option immediately prior to the Effective Time by the Common Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Common Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, BB&T may at its election substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other duly adopted comparable plan (in either case, the "BB&T Option Plan") for all or a part of the Stock Options, subject to the following conditions: (A) the requirements of (iii) and (iv) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the agreement manifesting each Stock Option and the Stock Option Plans governing each Stock Option. Each grant of a converted or substitute option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Commission Rule 16b-3 shall be approved in accordance with the provisions of Commission Rule 16b-3. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of
  Section 424(h) of the Code. BB&T and BankFirst agree to take all necessary steps to effectuate the foregoing provisions of this Section 2.9. BB&T has reserved and shall continue to reserve adequate shares duly registered with the Commission, of BB&T Common Stock for delivery upon exercise of any converted or substitute options. As soon as practicable after the Effective Time, if it has not already done so, and to the extent BankFirst shall have a registration statement in effect or an obligation to file a registration statement, BB&T shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of BB&T Common Stock subject to converted or substitute options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under Section 16(a) of the Exchange Act, BB&T shall administer the Stock Option Plans assumed pursuant to this
  Section 2.9 (or the BB&T Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time. BankFirst hereby represents that the Stock Option Plans in their current forms comply with Rule 16b-3 to the extent, if any, required as of the date hereof.

     (b) As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto.

     (c) Eligibility to receive stock option grants following the Effective Time with respect to BB&T Common Stock shall be determined by BB&T in accordance with its plans and procedures as in effect from time to time, and subject to any contractual obligations.

   2.10 Merger of Subsidiaries

   In the event that BB&T shall request, BankFirst shall take such actions, and shall cause the BankFirst Subsidiaries to take such actions, as may be required in order to effect, at the Effective Time, the merger of one or more of the BankFirst Subsidiaries with and into, in each case, one of the BB&T Subsidiaries.

   2.11 Anti-Dilution

   In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Common Exchange Ratio and the Preferred Exchange Ratio shall be proportionately adjusted.

   2.12 Dissenting Shares.

   Any holder of shares of BankFirst Preferred Stock who shall have properly exercised rights to dissent with respect to the Merger and to demand payment of the "fair value" of the shareholder's shares (the "Dissenting Shares") in accordance with Sections 48-23-101 et seq. of the TBCA (the "Dissenting Shareholder") shall thereafter have only such rights, if any, as provided to a dissenting shareholder under Sections 48-23-101 et seq. of the TCBA and shall have no rights to receive the Merger Consideration under Sections 2.7 and 2.8; provided, however, that (i) nothing contained herein shall limit such Dissenting Shareholder's rights to the payment of all accrued and unpaid dividends as of the Effective Time; and (ii) if a Dissenting Shareholder shall withdraw (in accordance with the TCBA) the demand for such appraisal, shall fail to perfect such demand as required under Section 48-23-202 of the TBCA or shall become ineligible for such appraisal, then such Dissenting Shareholder's Dissenting Shares automatically shall cease to be Dissenting Shares and shall be converted into and represent only the right to receive from the Surviving Corporation, upon surrender of the certificates representing the Dissenting Shares, the Merger Consideration provided for in Section 2.7 and accrued and unpaid dividends as provided in Section 2.8(c) and Section 2.8(e).

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF BANKFIRST

   Except as Disclosed, BankFirst represents and warrants to BB&T as follows (the representations and warranties herein of BankFirst are made subject to the applicable standard set forth in Section 6.3(a), and no such representation or warranty shall be deemed to be inaccurate unless the inaccuracy would permit BB&T to refuse to consummate the Merger under such applicable standard):

   3.1 Capital Structure

   The authorized capital stock of BankFirst consists of 30,000,000 shares of BankFirst Common Stock and 1,000,000 shares of BankFirst Preferred Stock. BankFirst has 11,050,669 shares of BankFirst Common Stock issued and outstanding and 181,050 shares of BankFirst Preferred Stock issued and outstanding. No other classes of capital stock of BankFirst, common or preferred, are authorized, issued or outstanding. All outstanding shares of BankFirst capital stock have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock have been reserved for any purpose, except for (i) shares of BankFirst Common Stock reserved in connection with the Stock Option Plans, (ii) 2,199,000 shares of BankFirst Common Stock reserved in connection with the BB&T Option Agreement, and (iii) 558,992 shares of BankFirst Common Stock reserved in connection with conversion of the BankFirst Preferred Stock. BankFirst has granted options to acquire 1,024,100 shares of BankFirst Common Stock under the Stock Option Plans, which options remain outstanding as of the date hereof. Except as set forth in this Section 3.1, there are no Rights authorized, issued or outstanding with respect to, nor are there any agreements, understandings or commitments relating to the right of any BankFirst shareholder to own, to vote or to dispose of, the capital stock of BankFirst. Holders of BankFirst Common Stock do not have preemptive rights.

   3.2 Organization, Standing and Authority

   BankFirst is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. BankFirst is not required to be qualified to do business in any other state of the United States or foreign jurisdiction. BankFirst is registered as a bank holding company under the Bank Holding Company Act.

   3.3 Ownership of Subsidiaries

   Section 3.3 of the BankFirst Disclosure Memorandum lists all of the BankFirst Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by BankFirst (directly or indirectly), the percentage ownership interest so owned by BankFirst and its business activities. The outstanding shares of capital stock or other equity interests of the BankFirst Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by BankFirst free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of the BankFirst Subsidiaries, and there are no agreements, understandings or commitments relating to the right of BankFirst to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of the BankFirst Subsidiaries have been issued in violation of the preemptive rights of any person. Section 3.3 of the BankFirst Disclosure Memorandum also lists all shares of capital stock or other securities or ownership interests of any corporation, partnership, joint venture, or other organization (other than the BankFirst Subsidiaries and stock or other securities held in a fiduciary capacity) owned directly or indirectly by BankFirst.

   3.4 Organization, Standing and Authority of the Subsidiaries

   Each BankFirst Subsidiary which is a depository institution is a federally chartered or Tennessee chartered bank with its deposits insured by the FDIC. Each of the BankFirst Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the BankFirst Subsidiaries has full power and authority to carry on its business as now conducted, and is duly qualified to do business and in good standing in each jurisdiction Disclosed with respect to it. No BankFirst Subsidiary is required to be qualified to do business in any other state of the United States or foreign jurisdiction, or is engaged in any type of activities that have not been Disclosed.

   3.5 Authorized and Effective Agreement

     (a) BankFirst has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of the BankFirst shareholders of this Agreement and the Plan of Merger) to perform all of its obligations under this Agreement, the Articles of Merger and the BB&T Option Agreement. The execution and delivery of this Agreement, the Articles of Merger and the BB&T Option Agreement, and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, except, in the case of this Agreement and the Plan of Merger, the approval of the BankFirst shareholders pursuant to and to the extent required by applicable law. This Agreement, the Plan of Merger and the BB&T Option Agreement constitute legal, valid and binding obligations of BankFirst, and each is enforceable against BankFirst in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity).

     (b) Neither the execution and delivery of this Agreement, the Articles of Merger or the BB&T Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by BankFirst with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the Charter or bylaws of BankFirst or any BankFirst Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BankFirst or any BankFirst Subsidiary pursuant to, any note, bond, mortgage, indenture, license, permit, contract, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to BankFirst or any BankFirst Subsidiary.

     (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by BankFirst of the Merger and the other transactions contemplated in this Agreement.

   3.6 Securities Filings; Financial Statements; Statements True

     (a) BankFirst has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1996. BankFirst has Disclosed or made available to BB&T a true and complete copy of each Securities Document filed by BankFirst with the Commission after December 31, 1996 and prior to the date hereof, which are all of the Securities Documents that BankFirst was required to file during such period. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The Financial Statements of BankFirst fairly present or will fairly present, as the case may be, the consolidated financial position of BankFirst and the BankFirst Subsidiaries as of the dates indicated and the consolidated statements of income and retained earnings, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis.

     (c) No statement, certificate, instrument or other writing furnished or to be furnished hereunder by BankFirst or any BankFirst Subsidiary to BB&T contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   3.7 Minute Books

   The minute books of BankFirst and each of the BankFirst Subsidiaries contain or will contain at Closing accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including committees of the Board of Directors), and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

   3.8 Adverse Change

   Since June 30, 2000, BankFirst and the BankFirst Subsidiaries have not incurred any liability, whether accrued, absolute or contingent, except as disclosed in the most recent BankFirst Financial Statements, or entered into any transactions with Affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective adverse change in the business, financial condition, results of operations or business prospects of BankFirst or any of the BankFirst Subsidiaries.

   3.9 Absence of Undisclosed Liabilities

   All liabilities (including contingent liabilities) of BankFirst and the BankFirst Subsidiaries are disclosed in the most recent Financial Statements of BankFirst or are normally recurring business obligations incurred in the ordinary course of its business since the date of BankFirst's most recent Financial Statements.

   3.10 Properties

     (a) BankFirst and the BankFirst Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible and intangible, reflected on the consolidated balance sheet included in the Financial Statements of BankFirst as of December 31, 1999 or acquired after such date, except for (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, or (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business.

     (b) All leases and licenses pursuant to which BankFirst or any BankFirst Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property are valid and enforceable in accordance with their respective terms.

   3.11 Environmental Matters

     (a) BankFirst and the BankFirst Subsidiaries are and at all times have been in compliance with all Environmental Laws. Neither BankFirst nor any BankFirst Subsidiary has received any communication alleging that BankFirst or the BankFirst Subsidiary is not in such compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

     (b) There are no pending Environmental Claims, neither BankFirst nor any BankFirst Subsidiary has received notice of any pending Environmental Claims, and there are no conditions or facts existing which might reasonably be expected to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon (i) BankFirst or any BankFirst Subsidiary, (ii) any person or entity whose liability for any Environmental Claim BankFirst or any BankFirst Subsidiary has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by BankFirst or any BankFirst Subsidiary, or any real or personal property which BankFirst or any BankFirst Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) any real or personal property in which BankFirst or any BankFirst Subsidiary holds a security interest securing a loan recorded on the books of BankFirst or any BankFirst Subsidiary. Neither BankFirst nor any BankFirst Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability under any Environmental Laws.

     (c) BankFirst and the BankFirst Subsidiaries are in compliance with all recommendations contained in any environmental audits, analyses and surveys received by BankFirst relating to all real and personal property owned or leased by BankFirst or any BankFirst Subsidiary and all real and personal property of which BankFirst or any BankFirst Subsidiary has or is judged to have managed or supervised or participated in the management of.

     (d) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim, or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against BankFirst or any BankFirst Subsidiary or against any person or entity whose liability for any Environmental Claim BankFirst or any BankFirst Subsidiary has or may have retained or assumed, either contractually or by operation of law.

   3.12 Loans; Allowance for Loan Losses

     (a) All of the loans on the books of BankFirst and the BankFirst Subsidiaries are valid and properly documented and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, nor BankFirst's procedures and practices of approving or rejecting loan applications, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including, without limitation, the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

     (b) The allowances for loan losses reflected on the consolidated balance sheets included in the Financial Statements of BankFirst are, in the reasonable judgment of BankFirst's management, adequate as of their respective dates under the requirements of GAAP and applicable regulatory requirements and guidelines.

   3.13 Tax Matters

     (a) BankFirst and the BankFirst Subsidiaries and each of their predecessors have timely filed (or requests for extensions have been timely filed and any such extensions either are pending or have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up (in accordance with GAAP) an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up (in accordance with GAAP) an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither BankFirst nor any BankFirst Subsidiary has any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. BankFirst and the BankFirst Subsidiaries have paid, or where payment is not required to have been made have set up (in accordance with GAAP) an adequate reserve or accrual for payment of, all taxes required to be paid or accrued for the preceding or current fiscal year for which a return is not yet due.

     (b) All federal, state and local (and, if applicable, foreign) tax returns filed by BankFirst and the BankFirst Subsidiaries are complete and accurate. Neither BankFirst nor any BankFirst Subsidiary is delinquent in the payment of any tax, assessment or other governmental charge. No deficiencies for any tax, assessment or other governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against BankFirst or any BankFirst Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to BankFirst or any BankFirst Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns is pending.

     (c) Deferred taxes have been provided for in accordance with GAAP consistently applied.

     (d) Neither BankFirst nor any of the BankFirst Subsidiaries is a party to any tax allocation or sharing agreement or has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was BankFirst or a BankFirst subsidiary) or has any liability for taxes of any person (other than BankFirst and the BankFirst Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

     (e) Each of BankFirst and the BankFirst Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

     (f) Neither BankFirst nor any of the BankFirst Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

   3.14 Employees; Compensation; Benefit Plans

     (a) Compensation. BankFirst has Disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each director, shareholder, independent contractor, consultant and agent of BankFirst and of each BankFirst Subsidiary and each other person (in each case other than as an employee) to whom BankFirst or any BankFirst Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

     (b) Employee Benefit Plans.

       (i) BankFirst has Disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by BankFirst or any BankFirst Subsidiary, to which BankFirst or any BankFirst Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which BankFirst or any BankFirst Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 3.14(b)(i) and which is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated,
    (B) an employment agreement, (C) a material personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated.

       (ii) Neither BankFirst nor any BankFirst Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

       (iii) None of the Plans obligates BankFirst or any BankFirst Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

       (iv) Each Plan, and all related trusts, insurance contracts and funds, has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) for which the PBGC has not waived notice has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of BankFirst or any BankFirst Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, neither BankFirst nor any BankFirst Subsidiary has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject BankFirst or any BankFirst Subsidiary to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

       (v) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the form of such Plan and its related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

       (vi) No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which BankFirst or any BankFirst Subsidiary is a member or was a member during such five-year period.

       (vii) As of December 31, 1999, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equaled or exceeded, and as of the Closing Date will equal or exceed, the present value of all vested and nonvested liabilities thereunder determined on an ongoing basis in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan. With respect to each Plan that is subject to the funding requirements of
    Section 412 of the Code and Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made. With respect to each other Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made. No tax qualified Plan has any unfunded liabilities.

       (viii) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither BankFirst nor, to the Knowledge of BankFirst, any BankFirst Subsidiary, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject BankFirst or any BankFirst Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

       (ix) With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

       (x) BankFirst and each BankFirst Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

       (xi) Neither BankFirst nor any BankFirst Subsidiary has a liability as of December 31, 1999 under any Plan that, to the extent disclosure is required under GAAP, is not reflected on the consolidated balance sheet included in the Financial Statements of BankFirst as of December 31, 1999 or otherwise Disclosed.

       (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) BankFirst's or any BankFirst Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting, accelerated allocation of previously unallocated Plan assets or by the conversion of all stock options in accordance with Section 2.9.

       (xiii) With respect to each Plan, BankFirst has Disclosed or made available to BB&T, true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, including, without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

       (xiv) Each of the Plans as applied to BankFirst and any BankFirst Subsidiary may be amended or terminated at any time by action of BankFirst's Board of Directors, or such BankFirst's Subsidiary's Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the participation of BankFirst or a BankFirst Subsidiary thereunder).

   3.15 Certain Contracts

     (a) Neither BankFirst nor any BankFirst Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any agreement, arrangement or commitment, written or oral, the default of which would have a Material Adverse Effect, whether or not made in the ordinary course of business (other than loans or loan commitments made or certificates or deposits received in the ordinary course of the banking business), or any agreement restricting its business activities, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument, written or oral, relating to the borrowing of money by BankFirst or any BankFirst Subsidiary or the guarantee by BankFirst or any BankFirst Subsidiary of any such obligation, which cannot be terminated within less than 60 days after the Closing Date by BankFirst or any BankFirst Subsidiary (without payment of any penalty or cost, except with respect to Federal Home Loan Bank or Federal Reserve Bank advances), (iii) any agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 60 days after the Closing Date by BankFirst or any BankFirst Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the application of which is altered, upon the occurrence of a transaction involving BankFirst of the nature contemplated by this Agreement or the BB&T Option Agreement, or (iv) any agreement or plan, written or oral, including any Stock Option Plans, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the BB&T Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the BB&T Option Agreement. Each matter Disclosed pursuant to this Section 3.15(a) is in full force and effect as of the date hereof.

     (b) Neither BankFirst nor any BankFirst Subsidiary is in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

   3.16 Legal Proceedings; Regulatory Approvals

   There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the Knowledge of BankFirst, threatened against BankFirst or any BankFirst Subsidiary or against any asset, interest, Plan or right of BankFirst or any BankFirst Subsidiary, or, to the Knowledge of BankFirst, against any officer, director or employee of any of them in their capacity as such. There are no actions, suits or proceedings instituted, pending or, to the Knowledge of BankFirst, threatened against any present or former director or officer of BankFirst or any BankFirst Subsidiary that would reasonably be expected to give rise to a claim against BankFirst or any BankFirst Subsidiary for indemnification. There are no actual or, to the Knowledge of BankFirst, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or in the BB&T Option Agreement. To the Knowledge of BankFirst, no fact or condition relating to BankFirst or any BankFirst Subsidiary exists (including, without limitation, noncompliance with the CRA) that would prevent BankFirst or BB&T from obtaining all of the federal and state regulatory approvals contemplated herein.

   3.17 Compliance with Laws; Filings

   Each of BankFirst and each BankFirst Subsidiary is in compliance with all statutes and regulations (including, but not limited to, the CRA, the TILA and regulations promulgated thereunder, and other consumer banking laws), and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither BankFirst nor any BankFirst Subsidiary has received written notification that has not lapsed, been withdrawn or abandoned from any agency or department of federal, state or local government, or otherwise has Knowledge that such a written notification is pending, (i) asserting a violation or possible violation of any such statute or regulation,
(ii) threatening to revoke any permit, license, registration, or other government authorization, or (iii) restricting or in any way limiting its operations. Neither BankFirst nor any BankFirst Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing. Since December 31, 1996, BankFirst and each of the BankFirst Subsidiaries has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities, including, without limitation, the Commission, FDIC, Federal Reserve Board and applicable state regulators. Each such report, registration, notice and statement, and each amendment thereto, complied with applicable legal requirements.

   3.18 Brokers and Finders

   Neither BankFirst nor any BankFirst Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger or in the BB&T Option Agreement, except for an obligation to Gerrish & McCreary, P.C., the nature and extent of which has been Disclosed.

   3.19 Repurchase Agreements; Derivatives

     (a) With respect to all agreements currently outstanding pursuant to which BankFirst or any BankFirst Subsidiary has purchased securities subject to an agreement to resell, BankFirst or the BankFirst Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which BankFirst or any BankFirst Subsidiary has sold securities subject to an agreement to repurchase, neither BankFirst nor the BankFirst Subsidiary has pledged collateral in excess of the amount of the debt secured thereby. Neither BankFirst nor any BankFirst Subsidiary has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

     (b) Neither BankFirst nor any BankFirst Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the Financial Statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy.

   3.20 Deposit Accounts

   The deposit accounts of the BankFirst Subsidiaries that are depository institutions are insured by the FDIC to the maximum extent permitted by federal law, and the BankFirst Subsidiaries have paid all premiums and assessments and filed all reports required to have been paid or filed under all rules and regulations applicable to the FDIC.

   3.21 Related Party Transactions

   BankFirst has Disclosed all existing transactions, investments and loans, including loan guarantees existing as of the date hereof, to which BankFirst or any BankFirst Subsidiary is a party with any director, executive officer or 5% shareholder of BankFirst or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing. All such transactions, investments and loans are on terms no less favorable to BankFirst than could be obtained from unrelated parties.

   3.22 Certain Information

   When the Proxy Statement/Prospectus is mailed, and at the time of the meeting of shareholders of BankFirst to vote on the Agreement and the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by BankFirst, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

   3.23 Tax and Regulatory Matters

   Neither BankFirst nor any BankFirst Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code or (ii) impede or delay receipt of any consents of regulatory authorities referred to in
Section 5.4(b) or result in failure of the condition in Section 6.3(b).

   3.24 State Anti-Takeover Laws

   BankFirst and each BankFirst Subsidiary have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws, and no such law shall be activated or applied as a result of such transactions. Neither the Charter nor the Bylaws of BankFirst, nor any other document of BankFirst or to which BankFirst is a party, contains a provision that requires more than a majority of the shares of BankFirst Common Stock entitled to vote, more than a majority of the shares of BankFirst Preferred Stock entitled to vote, or the vote or approval of any other class of capital stock or voting security, to approve the Merger or any other transactions contemplated in this Agreement.

   3.25 Labor Relations

   Neither BankFirst nor any BankFirst Subsidiary is the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is BankFirst or any BankFirst Subsidiary party to any collective bargaining agreement. There is no strike or other labor dispute involving BankFirst or any BankFirst Subsidiary, pending or threatened, or to the Knowledge of BankFirst, is there any activity involving any employees of BankFirst or any BankFirst Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.

   3.26 No Right to Dissent

   Except with respect to holders of shares of BankFirst Preferred Stock under Sections 48-23-101 et. seq. of the TBCA, nothing in the Charter or the Bylaws of BankFirst or any BankFirst Subsidiary provides or would provide to any person, including without limitation the holders of BankFirst Common Stock, upon execution of this Agreement or the Plan of Merger and consummation of the transactions contemplated hereby and thereby, rights of dissent and appraisal of any kind.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BB&T

   BB&T represents and warrants to BankFirst as follows (the representations and warranties herein of BB&T are made subject to the applicable standard set forth in Section 6.2(a), and no such representation or warranty shall be deemed to be inaccurate unless the inaccuracy would permit BankFirst to refuse to consummate the Merger under such applicable standard):

   4.1 Capital Structure of BB&T

   The authorized capital stock of BB&T consists of (i) 5,000,000 shares of preferred stock, par value $5.00 per share, of which 2,000,000 shares have been designated as Series B Junior Participating Preferred Stock and the remainder are undesignated, and none of which shares are issued and outstanding, and (ii) 500,000,000 shares of BB&T Common Stock of which 356,760,711 shares were issued and outstanding as of June 30, 2000. All outstanding shares of BB&T Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of BB&T Common Stock reserved as provided in Section
5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Holders of BB&T Common Stock do not have preemptive rights.

   4.2 Organization, Standing and Authority of BB&T

   BB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification. BB&T is registered as a financial holding company under the Bank Holding Company Act.

   4.3 Authorized and Effective Agreement

     (a) BB&T has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals) perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BB&T. This Agreement and the Plan of Merger attached hereto constitute legal, valid and binding obligations of BB&T, and each is enforceable against BB&T in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and (ii) general principles of equity.

     (b) Neither the execution and delivery of this Agreement or the Articles of Merger, nor consummation of the transactions contemplated hereby, nor compliance by BB&T with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of BB&T or any BB&T Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BB&T or any BB&T Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BB&T or any BB&T Subsidiary.

     (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by BB&T of the Merger and the other transactions contemplated in this Agreement.

   4.4 Organization, Standing and Authority of BB&T Subsidiaries

   Each of the BB&T Subsidiaries is duly organized, validly existing and in good standing under applicable laws. BB&T owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the BB&T Subsidiaries. Each of the BB&T Subsidiaries (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

   4.5 Securities Documents; Statements True

   BB&T has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1996. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No statement, certificate, instrument or other writing furnished or to be furnished hereunder by BB&T or any other BB&T Subsidiary to BankFirst contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   4.6 Certain Information

   When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of BankFirst to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to BB&T, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

   4.7 Tax and Regulatory Matters

   Neither BB&T nor any BB&T Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b); provided, that nothing that nothing contained herein shall limit the ability of BB&T to exercise its rights under the BB&T Option Agreement,

   4.8 Share Ownership

   As of the date of this Agreement, BB&T does not own (except in a fiduciary capacity) any shares of BankFirst Common Stock.

   4.9 Legal Proceedings; Regulatory Approvals

   There are no actual or, to the Knowledge of BB&T, threatened actions, suits or proceedings instituted against BB&T or any BB&T Subsidiary, which present a claim to restrain or prohibit the transactions contemplated herein. To the Knowledge of BB&T, no fact or condition relating to BB&T or any BB&T Subsidiary exists (including, without limitation, noncompliance with the CRA) that would prevent BB&T or BankFirst from obtaining all of the federal and state regulatory approvals contemplated herein.

   4.10 Adverse Change.

   Since June 30, 2000, there has not been any adverse change or any event involving a prospective adverse change in the financial condition, results of operations or stockholders' equity of BB&T or any of the BB&T Subsidiaries.

                                   ARTICLE V
                                   COVENANTS

   5.1 BankFirst Shareholder Meeting

   BankFirst shall submit this Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as reasonably practicable following the date of effectiveness of the Registration Statement, and by approving and authorizing the execution of this Agreement, the Board of Directors of BankFirst agrees that it shall, at the time the Proxy Statement/Prospectus is mailed to the shareholders of BankFirst, recommend that BankFirst's shareholders vote for such approval; provided, that the Board of Directors of BankFirst may withdraw, modify or refuse to make such recommendation only if the Board of Directors shall determine in good faith that such recommendation should not be made in light of its fiduciary duty to BankFirst's shareholders after consideration of written advice of legal counsel that, in the opinion of such counsel, such recommendation or the failure to withdraw or modify such recommendation could reasonably be expected to constitute a breach of the fiduciary duty of the Board of Directors to the shareholders of BankFirst. Notwithstanding any other provisions hereof, by his signature to this Agreement each member of the Board of Directors of BankFirst hereby agrees that he will vote all issued and outstanding shares of voting capital stock of BankFirst over which he has voting rights in favor of the Plan of Merger, and will otherwise support approval of the Plan of Merger by shareholders of BankFirst, and that he will not, prior to the record date for any vote on the Plan of Merger, convey or otherwise dispose of the right to vote any such shares.

   5.2 Registration Statement; Proxy Statement/Prospectus

   As promptly as practicable after the date hereof, BB&T shall prepare and file the Registration Statement with the Commission. BankFirst will furnish to BB&T the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with BB&T on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. The Registration Statement shall include the form of Proxy Statement/Prospectus. BB&T and BankFirst shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be approved by the Commission for mailing to the BankFirst shareholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the Commission thereunder. BankFirst shall cause the Proxy Statement/Prospectus to be mailed to shareholders in accordance with all applicable notice requirements under the Securities Laws, the TBCA and the rules and regulations of the NYSE.

   5.3 Plan of Merger; Reservation of Shares

   At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger. In connection therewith, BB&T acknowledges that it (i) has adopted the Plan of Merger and (ii) will pay or cause to be paid when due the Merger Consideration. BB&T has reserved for issuance such number of shares of BB&T Common Stock as shall be necessary to pay the Merger Consideration and agrees not to take any action that would cause the aggregate number of authorized shares of BB&T Common Stock available for issuance hereunder not to be sufficient to effect the Merger. If at any time the aggregate number of shares of BB&T Common Stock reserved for issuance hereunder is not sufficient to effect the Merger, BB&T shall take all appropriate action as may be required to increase the number of shares of BB&T Common Stock reserved for such purpose.

   5.4 Additional Acts

     (a) BankFirst agrees to take such actions requested by BB&T as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is BB&T or a BB&T Subsidiary) the transactions contemplated hereby, provided that such modifications do not change the Merger Consideration or abrogate the covenants and other agreements contained in this Agreement, including, without limitation, the covenant not to take any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

     (b) As promptly as practicable after the date hereof, BB&T and BankFirst shall submit notice or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board and any other federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby. BankFirst and BB&T each represents and warrants to the other that all information included (or submitted for inclusion) concerning it, its respective Subsidiaries, and any of its respective directors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented.

   5.5 Best Efforts

   Each of BB&T and BankFirst shall use, and shall cause each of their respective Subsidiaries to use, its best efforts in good faith to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 5.2 and
5.4 or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI, including, without limitation, executing and delivering, or causing to be executed and delivered, such representations, certificates and other instruments or documents as may be reasonably requested by BB&T's legal counsel for such counsel to issue the opinion contemplated by Section 6.1(e), and to consummate the transactions herein contemplated at the earliest possible date. Neither BB&T nor BankFirst shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

   5.6 Certain Accounting Matters

   BankFirst shall cooperate with BB&T concerning (i) accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account BB&T's policies, practices and procedures), including, without limitation, issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices, and (ii) BankFirst's lending, investment or asset/liability management policies; provided, that any action taken pursuant to this Section
5.6 shall not be deemed to constitute or result in the breach of any representation or warranty of BankFirst contained in this Agreement; provided, however, that BankFirst shall not be required to alter, amend, modify or change any such policies or practices until the earlier of (i) such time as BB&T acknowledges to BankFirst or its legal counsel that all conditions to its obligation to consummate the Merger have been waived or satisfied (other than the delivery of certificates, opinions and other instruments and documents to be delivered at Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be a condition to BB&T's obligation to consummate the Merger) or (ii) immediately prior to the Effective Time.

   5.7 Access to Information

   BankFirst and BB&T will each keep the other advised of all material developments relevant to its business and the businesses of its Subsidiaries and to consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, BankFirst shall afford to representatives of BB&T access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of BankFirst and the BankFirst Subsidiaries and, during such period, shall make available all information concerning their businesses as may be reasonably requested. No investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertakings with respect to confidentiality to survive any termination of this Agreement pursuant to
Section 7.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

   5.8 Press Releases

   BB&T and BankFirst shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the opinion of its counsel is required by law.

   5.9 Forebearances of BankFirst

   Except with the prior written consent of BB&T, between the date hereof and the Effective Time, BankFirst shall not, and shall cause each of the BankFirst Subsidiaries not to:

     (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new Subsidiary or engage in any new type of activity or expand any existing activities;

     (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of $.0625 per share payable with respect to BankFirst Preferred Stock, payable on record dates consistent with past practices; provided that for the period commencing with the payment date of the last dividend paid preceding the Closing Date and ending with the Closing Date, the dividend payable shall be as provided in Section 2.8(e);

     (c) issue any shares of its capital stock (including treasury shares), except pursuant to the Stock Option Plans with respect to the options outstanding on the date hereof, pursuant to the BB&T Option Agreement, or pursuant to any conversion of shares of BankFirst Preferred Stock in accordance with the terms and conditions of such Preferred Stock;

     (d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization other than pursuant to the Stock Option Plans or Plans in existence on the date hereof, in the ordinary course of business consistent with past practices; provided, however, that in no event shall Rights to purchase more than 100,000 shares of the capital stock of BankFirst (subject to adjustment as may be necessary for organic changes, if any) be granted between the date hereof and the Effective Time;

     (e) amend its Charter or Bylaws;

     (f) impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in any BankFirst Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

     (g) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets other than in the ordinary course of its business consistent with past practices;

     (h) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

     (i) increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from the exercise of compensatory stock options outstanding as of the date of this Agreement), or pay or agree to pay any bonus to, or provide any new employee benefit or incentive to, any of its directors, officers or employees, except for increases or payments made in the ordinary course of business consistent with past practice pursuant to plans or arrangements in effect on the date hereof;

     (j) enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, however, that this subparagraph shall not prevent renewal of any of the foregoing consistent with past practice;

     (k) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, BankFirst or any BankFirst Subsidiary or any business combination with BankFirst or any BankFirst Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of BankFirst or any BankFirst Subsidiary to do any of the above; or fail to notify BB&T immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this subsection (k) shall not apply to furnishing information, negotiations or discussions with the offeror following an unsolicited offer if, as a result of such offer, BankFirst is advised in writing by legal counsel that in its opinion the failure to so furnish information or negotiate would likely constitute a breach of the fiduciary duty of BankFirst's Board of Directors to the BankFirst shareholders;

     (l) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by BankFirst or a BankFirst Subsidiary or guarantee by BankFirst or a BankFirst Subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders or the reappointment of officers in the normal course), or (iv) any contract, agreement or understanding with a labor union;

     (m) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation, or directives, and except that after approval of the Agreement and the Plan of Merger by its shareholders and after receipt of the requisite regulatory approvals for the transactions contemplated by this Agreement and the Plan of Merger, BankFirst shall cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective on or before the Closing Date;

     (n) change its methods of accounting in effect at December 31, 1999, except as required by changes in GAAP concurred in by BB&T, which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1999, except as required by changes in law or regulation;

     (o) with the exception of the capital expenditures which are reasonably necessary to be incurred in connection with the three branch offices under construction on the date hereof, incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $25,000, for any one expenditure, or $100,000, in the aggregate;

     (p) incur any indebtedness other than deposits from customers, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repurchase arrangements in the ordinary course of business;

     (q) take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code as determined by BB&T, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

     (r) dispose of any material assets other than in the ordinary course of business; or

     (s) agree to do any of the foregoing.

   5.10 Employment Agreements

   BB&T (or its specified BB&T Subsidiary) agrees to enter into employment agreements with Fred R. Lawson, substantially in the form of Annex B hereto, with R. Stephen Hagood substantially in the form of Annex C hereto, and with Jerry L. French, C. David Allen, David M. Butler, Michael L. Bryson and L.Allen Rathbone substantially in the form of Annex D hereto.

   5.11 Affiliates

   BankFirst shall use its best efforts to cause all persons who are Affiliates of BankFirst to deliver to BB&T promptly following execution of this Agreement a written agreement providing that such person will not dispose of BB&T Common Stock received in the Merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder, and in any event shall use its best efforts to cause such affiliates to deliver to BB&T such written agreement prior to the Closing Date.

   5.12 Section 401(k) Plan; Other Employee Benefits

     (a) Effective on the Benefit Plan Determination Date with respect to the 401(k) plan of BankFirst, BB&T shall cause such plan to be merged with the 401(k) plan maintained by BB&T and the BB&T Subsidiaries, or to be frozen or to be terminated, in each case as determined by BB&T and subject to the receipt of all applicable regulatory or governmental approvals. Each employee of BankFirst at the Effective Time (i) who is a participant in the 401(k) plan of BankFirst, (ii) who becomes an employee immediately following the Effective Time of BB&T or of any subsidiary of BB&T ("Employer Entity"), and (iii) who continues in the employment of an Employer Entity until the Benefit Plan Determination Date, shall be eligible to participate in BB&T's 401(k) plan as of the Benefit Plan Determination Date. Any other former employee of BankFirst who is employed by an Employer Entity on or after the Benefit Plan Determination Date shall be eligible to be a participant in the BB&T 401(k) plan upon complying with eligibility requirements. All rights to participate in BB&T's 401(k) plan are subject to BB&T's right to amend or terminate the plan. Until the Benefit Plan Determination Date, BB&T shall continue in effect for the benefit of participating employees the Section 401(k) plan of BankFirst. For purposes of administering BB&T's 401(k) plan, service with BankFirst and the BankFirst Subsidiaries shall be deemed to be service with BB&T for participation and vesting purposes, but not for purposes of benefit accrual. Each employee of BankFirst or a BankFirst Subsidiary at the Effective Time who becomes an employee immediately following the Effective Time of an Employer Entity is referred to herein as a "Transferred Employee".

     (b) Each Transferred Employee shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the Employer Entity, subject to the terms of such plans and programs, as of the Benefit Plan Determination Date with respect to each such plan or program, conditional upon the Transferred Employee's being employed by an Employer Entity as of such Benefit Plan Determination Date and subject to complying with eligibility requirements of the respective plans and programs. BB&T's plans shall recognize and give credit under such BB&T plans to each Transferred Employee for any payments made by such Transferred Employee of deductible amounts and for payments made by such Transferred Employee applicable to out-of-pocket maximum obligations under the BankFirst Plans. With respect to health care coverages, participation in BB&T's plans may be subject to availability of HMO options. In any case in which HMO coverage is not available, substitute coverage will be provided which may not be fully comparable to the HMO coverage. With respect to any welfare benefit plan or program of BankFirst which the Employer Entity determines, in its sole discretion, provides benefits of the same type or class as a corresponding plan or program maintained by the Employer Entity, the Employer Entity shall continue such BankFirst plan or program in effect for the benefit of the Transferred Employees so long as they remain eligible to participate and until they shall become eligible to become participants in the corresponding plan or program maintained by the Employer Entity (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of the Employer Entity to terminate such plan or program). For purposes of administering the welfare plans and programs subject to this Section 5.12(b), service with BankFirst shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate and vesting (if applicable) in such welfare plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service (except as otherwise provided in (c) below).

     (c) Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed hereunder by BB&T, neither BB&T nor any Employer Entity shall have any obligation arising from the Merger to continue any Transferred Employees in its employ or in any specific job or to provide to any Transferred Employee any specified level of compensation or any incentive payments, benefits or perquisites. Each Transferred Employee who is terminated by an Employer Entity subsequent to the Effective Time, excluding any employee who has a then existing contract providing for severance, shall be entitled to severance pay in accordance with the general severance policy maintained by BB&T, if and to the extent that such employee is entitled to severance pay under such policy. Such employee's service with BankFirst or a BankFirst Subsidiary shall be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

     (d) BB&T agrees to honor all employment agreements, severance agreements and deferred compensation agreements that BankFirst and the BankFirst Subsidiaries have with their current and former employees and directors and which have been Disclosed to BB&T pursuant to this Agreement, except to the extent any such agreements shall be superseded or terminated at the Closing or following the Closing Date. Except for the agreements described in the preceding sentence and except as otherwise provided in this Section 5.12, the employee benefit plans of BankFirst shall, in the sole discretion of BB&T, be frozen, terminated or merged into comparable plans of BB&T, effective as BB&T shall determine in its sole discretion.

   5.13 Directors and Officers Protection

   BB&T or a BB&T Subsidiary shall provide and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of BankFirst for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in BankFirst's policy on the date hereof; provided, that in no event shall the annual premium on such policy exceed 150% of the annual premium payments on BankFirst's policy in effect as of the date hereof (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BB&T shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. Notwithstanding the foregoing, BB&T further agrees to indemnify all individuals who are or have been officers, directors or employees of BankFirst or any BankFirst Subsidiary prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the extent that such indemnification is provided pursuant to the Charter or Bylaws of BankFirst on the date hereof and is permitted under the NCBCA to the fullest lawful extent.

   5.14 Forbearances of BB&T

   Except with the prior written consent of BankFirst, which consent shall not be arbitrarily or unreasonably withheld, between the date hereof and the Effective Time neither BB&T nor any BB&T Subsidiary shall take any action which would or might be expected to (i) cause the business combination contemplated hereby not to constitute a reorganization under Section 368 of the Code; (ii) result in any inaccuracy of a representation or warranty herein which would allow for termination of this Agreement; (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; (iv) exercise the BB&T Option Agreement other than in accordance with its terms, or dispose of the shares of BankFirst Common Stock issuable upon exercise of the option rights conferred thereby other than as permitted by the terms thereof; or (v) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

   5.15 Reports

   Each of BankFirst and BB&T shall file (and shall cause the BankFirst Subsidiaries and the BB&T Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other regulatory authorities having jurisdiction over such party, and shall deliver to BB&T or BankFirst, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a regulatory authority other than the Commission shall be prepared in accordance with requirements applicable to such reports.

   5.16 Exchange Listing

   BB&T shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of BB&T Common Stock to be issued to the holders of BankFirst Common Stock pursuant to the Merger, and BB&T shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

   5.17 Advisory Boards

   As of the Effective Time, BB&T shall offer to the members of the Board of Directors of BankFirst a seat on the BB&T Advisory Board for the BB&T Community Bank region based in Knoxville, Tennessee. For two years following the Effective Time, the Advisory Board members appointed pursuant to this Section
5.17 and who continue to serve shall receive, as compensation for service on the Advisory Board, Advisory Board member's fees (annual retainer and attendance fees) equal in amount each year (prorated for any partial year) to the annual retainer and schedule of attendance fees for directors of BankFirst in effect on August 1, 2000. Following such two-year period, Advisory Board Members, if they continue to serve in such capacity, shall receive fees in accordance with BB&T's standard schedule of fees for service thereon as in effect from time to time. For two years after the Effective Time, no such Advisory Board member shall be prohibited from serving thereon because he or she shall have attained the maximum age for service thereon (currently age 70). Membership of any person on any Advisory Board shall be conditional upon execution of an agreement providing that such person will not engage in activities competitive with BB&T for two years following the Effective Time or, if longer, the period that he or she is a member of the Advisory Board.

   5.18 Board of Directors of Branch Banking and Trust Company

   As of the Effective Time, Branch Banking and Trust Company, a North Carolina banking corporation, shall elect James L. Clayton to its Board of Directors, to serve until its next annual meeting (subject to the right of removal for cause) and thereafter so long as he is elected and qualifies. Any member of such Board of Directors who is not an employee of BB&T or any of its Affiliates shall be entitled to receive fees for service on the Board in accordance with BB&T's policies as in effect from time to time.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

   6.1 Conditions Precedent--BB&T and BankFirst

   The respective obligations of BB&T and BankFirst to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

     (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including, without limitation, the approval of the shareholders of BankFirst of the Agreement and the Plan of Merger;

     (b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, no "stop order" or like proceedings shall be pending or to the Knowledge of BB&T threatened by the Commission to suspend the effectiveness of such Registration Statement and the BB&T Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

     (c) The parties shall have received all regulatory consents and approvals required in connection with the transactions contemplated by this Agreement and the Plan of Merger, all notice periods and waiting periods with respect to such approvals shall have passed and all such approvals shall be in effect;

     (d) None of BB&T, any of the BB&T Subsidiaries, BankFirst or any of the BankFirst Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement (provided, however, that the parties shall use their commercially reasonable efforts to have any such court or agency order, decree or injunction vacated, reversed or removed); and

     (e) BankFirst and BB&T shall have received an opinion of BB&T's legal counsel, in form and substance satisfactory to BankFirst and BB&T, to the effect that the Merger will constitute a reorganization under Section 368 of the Code and that the shareholders of BankFirst will not recognize any gain or loss to the extent that such shareholders exchange shares of BankFirst Common Stock or BankFirst Preferred Stock for shares of BB&T Common Stock.

   6.2 Conditions Precedent--BankFirst

   The obligations of BankFirst to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by BankFirst pursuant to Section 7.4:

     (a) All representations and warranties of BB&T shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BankFirst. The representations and warranties of BB&T set forth in Sections 4.1, 4.2 (except as relates to qualification), 4.3(a), 4.3(b)(i) and 4.4 (except as relates to qualification) shall be true and correct (except for inaccuracies which are de minimus). There shall not exist inaccuracies in the representations and warranties of BB&T set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.3(b)(i) and 4.4) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BB&T.

     (b) BB&T shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

     (c) BB&T shall have delivered to BankFirst a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.2(a) and 6.2(b), to the extent applicable to BB&T, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on BB&T or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

     (d) BankFirst shall have received opinions of counsel to BB&T in the form reasonably acceptable to BankFirst's legal counsel.

     (e) The shares of BB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

   6.3 Conditions Precedent--BB&T

   The obligations of BB&T to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by BB&T pursuant to
Section 7.4:

     (a) All representations and warranties of BankFirst shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BB&T. The representations and warranties of BankFirst set forth in Sections 3.1, 3.2 (except the last sentence thereof), 3.3, 3.4 (except the last sentence thereof), 3.5(a), 3.5(b)(i), 3.23 and 3.24 shall be true and correct (except for inaccuracies which are de minimis). There shall not exist inaccuracies in the representations and warranties of BankFirst set forth in this Agreement (including the representations and warranties set forth in the Sections designated in the preceding sentence) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on BankFirst and the BankFirst Subsidiaries taken as a whole.

     (b) No regulatory approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of BB&T, would so materially adversely affect the business or economic benefits to BB&T of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome.

     (c) BankFirst shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

     (d) BankFirst shall have delivered to BB&T a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a) and 6.3(c), to the extent applicable to BankFirst, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on BankFirst or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

     (e) BB&T shall have received opinions of counsel to BankFirst in the form reasonably acceptable to BB&T's legal counsel.

     (f) BB&T shall have received the written agreements from Affiliates as specified in Section 5.11 to the extent necessary, in the reasonable judgment of BB&T, to promote compliance with Rule 145 promulgated by the Commission.

     (g) BB&T shall have received Employment Agreements substantially in the form of Annex B executed by Fred R. Lawson and of Annex C executed by R. Stephen Hagood.

                                  ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

   7.1 Termination

   This Agreement may be terminated:

     (a) At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto.

     (b) At any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) in the case of BankFirst and Section 6.3(a) in the case of BB&T; and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach to the party committing such breach or the Effective Time.

     (c) At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

     (d) At any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.4 are denied, and the time period for appeals and requests for reconsideration has run.

     (e) At any time, by either party hereto in writing, if the shareholders of BankFirst do not approve the Agreement and the Plan of Merger.

     (f) At any time following March 31, 2001 by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

     (g) At any time, by either party hereto in writing, if an order, decree or injunction is imposed by a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement, after commercially reasonable steps have been taken by the parties hereto to have such order, decree or injunction vacated, reversed or removed but such order, decree or injunction is not successfully vacated, reversed or removed and becomes non-appealable and final.

   7.2 Effect of Termination

   In the event this Agreement and the Plan of Merger is terminated pursuant to Section 7.1, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 5.7 and 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for a breach of the covenant, agreement, representation or warranty giving rise to such termination. The BB&T Option Agreement shall be governed by its own terms.

   7.3 Survival of Representations, Warranties and Covenants

   All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time (including Sections 5.13 and 5.17); provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BB&T or BankFirst (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BB&T or BankFirst, the aforesaid representations, warranties and covenants being material inducements to consummation by BB&T and BankFirst of the transactions contemplated herein.

   7.4 Waiver

   Except with respect to any required regulatory approval or other condition required by law, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the BankFirst shareholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to this Section 7.4, executed after approval by the BankFirst shareholders of this Agreement and the Plan of Merger, shall reduce either the Common Exchange Ratio, the Preferred Exchange Ratio or the payment terms for fractional interests.

   7.5 Amendment or Supplement

   This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of BB&T and BankFirst, subject to the proviso to Section 7.4.

                                  ARTICLE VIII
                                 MISCELLANEOUS

   8.1 Expenses

   Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the filing fees and printing costs incurred in connection with the Registration Statement and the Proxy Statement/Prospectus shall be borne 50% by BB&T and 50% by BankFirst.

   8.2 Entire Agreement

   This Agreement, including the documents and other writings referenced herein or delivered pursuant hereto, contains the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersedes all arrangements or understandings with respect thereto, written or oral, entered into on or before the date hereof. The terms and conditions of this Agreement and the BB&T Option Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement or the BB&T Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities, except for the rights of directors and officers of BankFirst to enforce rights in Sections 5.13 and 5.17.

   8.3 No Assignment

   Except for a substitution of parties pursuant to Section 5.4(a), none of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, except upon the prior written consent of each other party.

   8.4 Notices

   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express courier or by facsimile transmission, addressed or directed as follows:

   If to BankFirst:

     BankFirst Corporation
     625 Market Street
     Knoxville, Tennessee 37902
     Attn: Fred R. Lawson
     Telephone: 865-595-1100
     Fax: 865-595-1199

   With a required copy to:

     Wilson S. Ritchie
     Suite 1710, Plaza Tower
     800 S. Gay Street
     Knoxville, Tennessee
     Telephone: 865-524-5353
     Fax: 865-974-9615

   If to BB&T:

     Scott E. Reed
     150 South Stratford Road
     4th Floor
     Winston-Salem, North Carolina 27104
     Telephone: 336-733-3088
     Fax: 336-733-2296

   With a required copy to:

     William A. Davis, II
     Womble Carlyle Sandridge & Rice, PLLC
     200 West Second Street
     Winston-Salem, North Carolina 27102
     Telephone: 336-721-3624
     Fax: 336-733-8364

   Any party may by notice change the address to which notice or other communications to it are to be delivered.

   8.5 Specific Performance

   BankFirst acknowledges that the BankFirst Common Stock and the BankFirst business and assets are unique, and that if BankFirst fails to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to BB&T for which there will be no adequate remedy at law, BB&T shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if BankFirst shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

   8.6 Captions

   The captions and section and descriptive headings contained in this Agreement are for reference only and are not part of this Agreement.

   8.7 Counterparts

   This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one and the same agreement.

   8.8 Governing Law

   This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of laws, except to the extent federal law may be applicable.

   8.9 Severability

   If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any rule of law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  [remainder of page intentionally left blank]

   IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          BB&T CORPORATION

                                                  /s/ John A. Allison, IV
                                          By: _________________________________
                                            Name: John A. Allison, IV
                                            Title: Chairman and Chief
                                            Executive Officer

                                          BANKFIRST CORPORATION

                                                    /s/ Fred R. Lawson
                                          By:__________________________________
                                            Name:  Fred R. Lawson
                                            Title: President & CEO

   The undersigned each hereby agrees to comply with the provisions of Section
5.1 of the foregoing Agreement as specifically applicable to him.

         /s/ James L. Clayton
______________________________________
           James L. Clayton

          /s/ C. Warren Neel
______________________________________
            C. Warren Neel

          /s/ Fred R. Lawson
______________________________________
            Fred R. Lawson

      /s/ C. Scott Mayfield, Jr.
______________________________________
        C. Scott Mayfield, Jr.

       /s/ Charles E. Ogle, Jr.
______________________________________
         Charles E. Ogle, Jr.

        /s/ W. D. Sullins, Jr.
______________________________________
          W. D. Sullins, Jr.

        /s/ L. A. Walker, Jr.
______________________________________
          L. A. Walker, Jr.

       /s/ Geoffrey A. Wolpert
______________________________________
         Geoffrey A. Wolpert

                               ARTICLES OF MERGER
                                       OF
                             BANKFIRST CORPORATION
                                 WITH AND INTO
                                BB&T CORPORATION

   The undersigned corporations, pursuant to Section 48-21-107 of the Tennessee Business Corporation Act ("TBCA") and Section 55-11-05 of the North Carolina Business Corporation Act ("NCBCA"), hereby execute the following Articles of Merger.

                                      ONE

   The merger of BankFirst Corporation, a Tennessee corporation ("BankFirst"), with and into BB&T Corporation, a North Carolina corporation ("BB&T"), shall be in accordance with the Plan of Merger attached hereto as Exhibit I-NC (the "Plan of Merger").

                                      TWO

   The Plan of Merger was submitted to the shareholders of BankFirst by its Board of Directors in accordance with the provisions of Section 48-21-104 of the TBCA and 55-11-03 of the NCBCA and was duly approved in the manner
prescribed by law by the shareholders of BankFirst on the      day of
             , 200 . The shareholders of BB&T were not required to approve the Plan of Merger.

                                     THREE

   These Articles of Merger shall become effective at 11:59 p.m. on , 2001.

                  [Remainder of Page Intentionally Left Blank]

   The undersigned, each of BB&T and BankFirst, declares the facts herein
stated are true as of         , 2001.

                                          BB&T CORPORATION


                                          By: _________________________________
                                             Name: ____________________________
                                             Title: ___________________________

                                          BANKFIRST CORPORATION


                                          By: _________________________________
                                             Name: ____________________________
                                             Title: ___________________________

                                                                         ANNEX A

                                 PLAN OF MERGER
                                       OF
                             BANKFIRST CORPORATION
                                 WITH AND INTO
                                BB&T CORPORATION

   Section 1. Corporations Proposing to Merge and Surviving
Corporation. BankFirst Corporation, a Tennessee corporation ("BankFirst"), shall be merged (the "Merger") with and into BB&T Corporation, a North Carolina corporation ("BB&T"), pursuant to the terms and conditions of this Plan of Merger (the "Plan of Merger") and of the Agreement and Plan of Reorganization, dated as of August 22, 2000 (the "Agreement"), by and among BankFirst and BB&T. The effective time for the Merger (the "Effective Time") shall be set forth in the Articles of Merger to be filed with the Office of the Secretary of State of North Carolina and with the Secretary of the State of Tennessee. BB&T shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of BankFirst shall cease.

   Section 2. Effects of the Merger. The Merger shall have the effects set forth in Section 48-21-108 of the Business Corporation Act of the State of Tennessee (the "TBCA") and in Section 55-11-06 of the North Carolina Business Corporation Act (the "NCBCA").

   Section 3. Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of BB&T as in effect immediately prior to the Effective Time shall remain in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time until changed in accordance with their terms and the NCBCA.

   Section 4. Conversion of Shares; Payment of Merger Consideration

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of BankFirst or the holders of record of the voting common stock, par value $2.50 per share, of BankFirst ("BankFirst Common Stock"), or of the nonvoting preferred stock, par value $5.00 per share, of BankFirst ("BankFirst Preferred Stock") each share of BankFirst Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of BankFirst Common Stock or BankFirst Preferred Stock (as provided in Section 4(d)), the Merger Consideration.

     (b) Each share of the voting common stock of BB&T, par value $5.00 per share, with rights attached issued pursuant to Rights Agreement dated December 17, 1996 between BB&T and Branch Banking and Trust Company, as Rights Agent, relating to BB&T's Series B Junior Participating Preferred Stock, $5.00 par value per share ("BB&T Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

     (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of BankFirst Common Stock or BankFirst Preferred Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration and any declared and unpaid dividends (with respect to BankFirst Common Stock) or accrued and unpaid dividends (with respect to BankFirst Preferred Stock). No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of BankFirst Common Stock or BankFirst Preferred Stock. With respect to any certificate for BankFirst Common Stock or Bank First Preferred Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, BankFirst's transfer books shall be closed and no transfer of the shares of BankFirst Common Stock or BankFirst Preferred Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

     (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each BankFirst shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of BankFirst Common Stock or BankFirst Preferred Stock. Upon surrender of such certificates or other evidence of ownership meeting the requirements of
  Section 4(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration and any declared and unpaid dividends (with respect to BankFirst Common Stock) or accrued and unpaid dividends (with respect to BankFirst Preferred Stock).

     (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by BankFirst in respect of shares of BankFirst Common Stock in accordance with the terms of the Agreement and which remain unpaid at the Effective Time, subject to compliance by BankFirst with Section 5.9(b) of the Agreement. At the time of the Closing and incident thereto, BankFirst shall pay a per share dividend in respect of shares of BankFirst Preferred Stock equal to the product of $.0625 times a fraction, the numerator of which is the number of days following the payment date of the BankFirst Preferred Stock dividend preceding the Closing Date and the denominator of which is 91. Such payment shall constitute the sole right of the holders of the BankFirst Preferred Stock to a dividend with respect to such BankFirst Preferred Stock. To the extent permitted by law, former shareholders of record of BankFirst shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of BankFirst Common Stock or BankFirst Preferred Stock are converted, regardless of whether such holders have exchanged their certificates representing BankFirst Common Stock or BankFirst Preferred Stock for certificates representing BB&T Common Stock in accordance with the provisions of the Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to the Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing BankFirst Common Stock or BankFirst Preferred Stock until such holder surrenders such certificate for exchange as provided in this Section 4. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of BankFirst Common Stock or BankFirst Preferred Stock represented by such certificate.

   Section 5. Merger Consideration

   As used herein, the term "Merger Consideration" shall mean the number of shares of BB&T Common Stock (to the nearest one-hundredth of a share) to be exchanged for each share of BankFirst Common Stock or BankFirst Preferred Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be distributable to a BankFirst shareholder as provided in
Section 4(d), determined as follows:

     (a) The number of shares of BB&T Common Stock to be issued for each issued and outstanding share of BankFirst Common Stock shall be in the ratio of .4554 shares of BB&T Common Stock for each share of BankFirst Common Stock (the "Common Exchange Ratio"); and the number of shares of BB&T Common Stock to be issued for each issued and outstanding share of BankFirst Preferred Stock shall be in the ratio of 1.4060 shares of BB&T Common Stock for each share of BankFirst Preferred Stock (the "Preferred Exchange Ratio").

     (b) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value. The "Closing Value" shall mean the 4:00 p.m. eastern time closing price per share of BB&T Common Stock on the NYSE on the Closing Date as reported on NYSEnet.com.

   Section 6. Conversion of Stock Options

     (a) At the Effective Time, each option granted under BankFirst's Incentive Stock Option Plan dated October 11, 1995 (the "Stock Option Plan") to acquire shares of BankFirst Common Stock then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable (a "Stock Option"), shall be converted into and become rights with respect to BB&T Common Stock, and BB&T shall assume each Stock Option in accordance with the terms of the Stock Option Plan, except that from and after the Effective Time (i) BB&T and its Compensation Committee shall be substituted for BankFirst and the Compensation Committee of BankFirst's Board of Directors administering the Stock Option Plan, (ii) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock, (iii) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of BankFirst Common Stock subject to such Stock Option immediately prior to the Effective Time by the Common Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Common Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, BB&T may at its election substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other duly adopted comparable plan (in either case, the "BB&T Option Plan") for all or a part of the Stock Options, subject to the following conditions: (A) the requirements of (iii) and (iv) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options which are incentive stock options; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the Stock Options and the Stock Option Plan granting each Stock Option. Each grant of a converted or substitute option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Rule 16b-3 shall be approved in accordance with the provisions of Rule 16b-3. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. BB&T and BankFirst shall take all necessary steps to effectuate the foregoing provisions of this Section 6. BB&T has reserved and shall continue to reserve adequate shares, duly registered with the Securities and Exchange Commission, of BB&T Common Stock for delivery upon exercise of any converted or substitute options. As soon as practicable after the Effective Time, if it has not already done so, and to the extent BankFirst shall have a registration statement in effect or an obligation to file a registration statement, BB&T shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of BB&T Common Stock subject to converted or substitute options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under
  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), BB&T shall administer the Stock Option Plan assumed pursuant to this Section 6 (or the BB&T Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time.

     (b) As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto.

   Section 7. Amendment. At any time before the Effective Time, this Plan of Merger may be amended, provided that no such amendment executed after approval by the BankFirst shareholders of the Agreement and this Plan of Merger shall modify either the amount or the form of the consideration to be provided to holders of BankFirst Common Stock upon consummation of the Merger.

                                                                 APPENDIX B

November 17, 2000

Board of Directors

BankFirst Corporation

Knoxville, Tennessee

RE: Fairness Opinion Relative to the Proposed Agreement and Plan of Merger by and among BB&T Corporation and BankFirst Corporation

Directors:

   On behalf of BankFirst Corporation ("BankFirst"), the Board of Directors retained Southard Financial ("Southard") and Gerrish & McCreary LLC Consultants ("Gerrish"), to render an opinion of the fairness to the shareholders of BankFirst, from a financial viewpoint, of the proposed acquisition of BankFirst by BB&T Corporation ("BB&T"). The primary assets of BankFirst are its 100% ownership of BankFirst in Knoxville, Tennessee and The First National Bank and Trust Company in Athens, Tennessee. Southard and Gerrish and their respective principals have no past, present, or future contemplated financial, equity, or other interest in either BankFirst or BB&T. The principals of Gerrish are also principals of Gerrish & McCreary, P.C., a law firm that provided advisory services to BankFirst. Fees for those services are independent of the fees for this fairness opinion. Southard and Gerrish issued a fairness opinion dated August 21, 2000 relative to the same transaction contemplated herein. This opinion is an update of the earlier opinion, though the terms of the merger agreement have not changed since the initial opinion. This opinion is issued based primarily upon financial data as of September 30, 2000 and stock price data through the market close on November 14, 2000.

Approach to Assignment

   Southard Financial is a financial valuation consulting firm specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard Financial has provided approximately 2,000 valuation opinions for clients in 43 states. Further, Southard Financial provides valuation services for approximately 120 financial institutions annually. Southard Financial is independent of the parties to the merger. Gerrish & McCreary LLC Consultants is a bank advisory and consulting firm.

   Southard and Gerrish's approach to this assignment was to consider the following factors:

  . A review of the financial performance and position of BankFirst and the value of its common stock;

  . A review of the financial performance and position of BB&T and the value of its common stock;

  . A review of recent bank merger transactions in the United States and in Tennessee and surrounding states;

  . A review of the current and historical market prices of bank holding companies in Tennessee and surrounding states;

  . A review of the investment characteristics of the common stock of BankFirst;

  . A review of the investment characteristics of the common stock of BB&T;

  . A review of the process undertaken by the Board of Directors for the sale of BankFirst;

  . A review of the proposed terms of the merger; and,

  . An evaluation of other factors as was considered necessary to render this opinion.

DUE DILIGENCE REVIEW PROCESS

   In connection with this opinion, Southard and Gerrish made such reviews, analyses, and inquiries, as were deemed necessary and appropriate under the circumstances. In performing this assignment, Southard and Gerrish conducted a review of the documents specifically outlined in Exhibit 1.

Review of BankFirst Corporation

   Southard and Gerrish reviewed the information listed in Exhibit 1 pertaining to BankFirst. Due to the extensive availability of public information on BankFirst, Southard and Gerrish did not conduct on-site due diligence. Details pertaining to BankFirst are contained in Southard and Gerrish's files.

Review of BB&T Corporation

   Southard and Gerrish reviewed the information listed in Exhibit 1 pertaining to BB&T. Due to the extensive availability of public information on BB&T, Southard and Gerrish did not conduct on-site due diligence. It is assumed that all material information regarding BB&T is contained in its filings with the Securities and Exchange Commission, and is reflected in its market pricing and in the recommendations of the 23 securities analysts who follow BB&T stock. Details pertaining to BB&T are contained in Southard and Gerrish's files.

Merger Documentation

   Southard and Gerrish reviewed the terms of an Agreement and Plan of Merger (dated August 22, 2000), by and among BB&T Corporation and BankFirst Corporation (the "Agreement"). The merger terms are outlined in Exhibit 2 (Terms of the Proposed Agreement and Plan of Merger).

   Although discussions with management and supporting documentation give Southard and Gerrish comfort that its due diligence efforts were appropriate, Southard and Gerrish have not conducted a physical examination of all BankFirst's properties or facilities and have not obtained or been provided with any independent formal evaluation of such properties and facilities. Southard and Gerrish have reviewed the financial information and other internal data provided, as well as other publicly available information, and while unable to verify the accuracy and completeness of such data and information, Southard and Gerrish have judged the reasonableness thereof and made certain judgments thereto. The opinion is necessarily based upon market, economic and other considerations as they exist on, and can be evaluated as of the date of this letter.

MAJOR CONSIDERATIONS

   Numerous factors were considered in the overall review of the proposed merger. The review process included considerations regarding BankFirst and the proposed merger. The major considerations are as follows:

BankFirst Corporation

  . Historical earnings;

  . Historical dividend payments;

  . Outlook for future performance, earnings, and dividends;

  . Economic conditions and outlook in BankFirst's market;

  . The competitive environment in BankFirst's market;

  . Comparisons with peer banks;

  . Recent minority stock transactions in BankFirst's common stock;

  . Recent offers for the purchase of BankFirst common stock; and,

  . Other such factors as were deemed appropriate in rendering this opinion.

BB&T Corporation

  . Historical earnings;

  . Historical dividend payments;

  . Outlook for future performance, earnings, and dividends;

  . Recent minority stock transactions in BankFirst's common stock; and,

  . Other such factors as were deemed appropriate in rendering this opinion.

Market Factors

  . Historical and current bank merger pricing.

The Proposed Merger

  . The proposed terms of the Agreement as described herein;

  . The specific pricing of the merger;

  . Adequacy of the consideration paid to the shareholders of BankFirst; and,

  . Other such factors as deemed appropriate.

OVERVIEW OF FAIRNESS ANALYSIS

   In connection with rendering this opinion, Southard and Gerrish performed a variety of financial analyses, which are summarized below. Southard and Gerrish believe that the analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analyses.

   Any estimates contained in the analyses prepared by Southard and Gerrish are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard and Gerrish was assigned a greater significance than any other. The following is a summary of the various analyses undertaken in conjunction with this fairness opinion. This summary is not intended to represent all analyses performed by Southard and Gerrish, but is presented here for the convenience of BankFirst and its Board of Directors.

Fairness of the Merger Price

 Analysis of Market Transactions

   Based upon the merger terms, BankFirst shareholders will receive 0.4554 shares of BB&T common stock for each share of BankFirst common stock and 1.406 shares of BB&T common stock for each share of BankFirst preferred stock. Based upon the most recent closing price of BB&T common stock ($31.625 per share), these exchange ratios equate to a purchase price of $14.40 per share of BankFirst stock (common and common equivalents). The transactions price represents 182.6% of BankFirst book value at September 30, 2000, 18.00 times BankFirst estimated 2000 earnings, and 19.60% of BankFirst assets at September 30, 2000. Based upon the review conducted by Southard and Gerrish, the pricing for BankFirst in the merger is within the range of multiples seen in recent bank acquisitions (see Exhibit 4). Further, it should be noted that the price/book value ratio is below the average of market transactions due in large part to the over-capitalization of BankFirst. After adjusting the capital of BankFirst from 10.73% to 7.65% (BB&T's capital ratio at September 30, 2000), the effective price/book value ratio becomes 226.6% and the effective price/assets ratio becomes 20.27%.

 Analysis of Liquidity

   The common stocks of both BB&T and BankFirst are traded on market exchanges. BB&T common stock is traded on the New York Stock Exchange under the ticker symbol BBT. Average daily transaction volume was about 657,700 shares during the ten trading days ended November 14, 2000, when it closed at $31.625 per share. BankFirst common stock is traded on the NASDAQ national market under the ticker symbol BKFR. Average daily transaction volume was about 23,600 shares during the ten trading days ended November 14, 2000, when it closed at $14.00 per share.

   Thus, the merger price of $14.40 per share represents a 2.9% premium over the most recent closing price of BankFirst stock. However, the merger was announced on August 23, 2000, and prior to the announcement BankFirst stock traded in the range of about $8.00 to $9.75 per share. Based upon this range of pricing, the transaction price represents a premium of about 47%-80% to the pre-announcement trading range of BankFirst stock.

 Analysis of Alternatives

   BankFirst received indications of interest from several potential acquirors, but the BB&T offer was the only written offer received. Southard and Gerrish believe that BankFirst followed a reasonable approach to selling BankFirst in a manner that would result in the best offer for shareholders. This fact is a key consideration in this fairness opinion.

 Analysis of Pro Forma Results

   Southard and Gerrish reviewed the Merger Evaluation Model prepared by BB&T's Corporate Finance Department as of August 18, 2000. That analysis indicated that the transaction would be dilutive to BB&T shareholders in 2000, but that it would be accretive after that. The model assumes 20% annual cost savings at BankFirst, as well as 12% growth in earnings and assets.

   Further, Southard and Gerrish prepared a pro-forma discounted cash flow analysis to determine a range of present values of BankFirst assuming BankFirst continued to operate as a stand-alone entity. This range was determined by adding (i) the present value of the estimated future dividend stream that BankFirst could generate over the ten year period from 2001 through 2010 and (ii) the present value of the "terminal value" of BankFirst common stock at the end of 2010. To determine a projected dividend stream, Southard Financial assumed an equity to assets ratio of 8.25%. Southard Financial used an estimate of ongoing earnings for 2001 and assumed annual growth in earnings and assets of between 5% and 8%. The "terminal value" of BankFirst common stock at the end of the ten-year period was determined by applying a price/earnings multiple of 15-16 times projected net income for BankFirst in 2010. The dividend stream and terminal value were discounted to the present using discount rates of 12% to 15%, which Southard Financial viewed as the appropriate discount rate range for a company with BankFirst's risk characteristics. Using this analysis, the implied value of BankFirst was consistently below the proposed price in the merger.

Summary of Analyses

   The summary set forth does not purport to be a complete description of the analyses performed by Southard and Gerrish. The analyses performed by Southard and Gerrish are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard and Gerrish did not appraise any individual assets or liabilities of BankFirst or BB&T. Throughout the due diligence process, all information provided by BankFirst, BB&T, and third party sources was relied upon by Southard and Gerrish without independent verification.

FAIRNESS OPINION

   Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard and Gerrish that the terms and conditions of the merger, as stated in the Agreement and Plan of Merger, are fair to the shareholders of BankFirst from a financial point of view.

   Southard and Gerrish consent to a description and inclusion of the fairness opinion in the proxy statement to be used in connection with the meeting of BankFirst stockholders to be held for the purpose of voting on the proposed transaction and to references to Southard and Gerrish in the proxy statement and other such documents, provided that any such description is reasonably acceptable to Southard and Gerrish. The fairness opinion is solely for the use and benefit of the Board of Directors of BankFirst and shall not be disclosed publicly or made available to third parties without the prior approval of Southard and Gerrish, except as otherwise required by law.

   In accordance with recognized professional ethics, Southard and Gerrish's professional fees for this service are not contingent upon the opinion expressed herein.

   Thank you for the opportunity to be of service in this matter.

                               Sincerely yours,


                               /s/ SOUTHARD FINANCIAL


                               /s/ GERRISH & MCCREARY, L.L.C. CONSULTANTS

Attachments:

 Exhibit 1: Document Review List
 Exhibit 2: Preliminary Terms of the Agreement and Plan of Merger
            Comparison of the Merger Pricing to Public Market Transactions
 Exhibit 3: (Control)
            Comparison of BB&T and BankFirst Pricing to Public Market
 Exhibit 4: Transactions (Minority)
 Exhibit 5: Qualifications of Southard Financial (omitted)
 Exhibit 6: Qualifications of Gerrish & McCreary LLC Consultants (omitted)

                                 EXHIBIT 1

                           DOCUMENT REVIEW LIST

 1. Securities and Exchange Commission Form 10-K of BankFirst Corporation for the year ended December 31, 1999.

 2. Securities and Exchange Commission Form 10-Q of BankFirst Corporation for the quarters ended June 30, 2000 and September 30, 2000.

 3. Bank Holding Company Performance Report of BankFirst Corporation for the period ended March 31, 2000.

 4. History of transaction prices and volumes for the common stock of BankFirst Corporation from FinancialWeb.com, Inc. and Commodity Systems, Inc.

 5. Securities and Exchange Commission Form 10-K of BB&T Corporation for the year ended December 31, 1999.

 6. Securities and Exchange Commission Form 10-Q of BB&T Corporation for the quarters ended June 30, 2000 and September 30, 2000.

 7. BB&T Corporation 1999 Annual Report and Second Quarter Report 2000.

 8. BB&T Corporation Investor Fact Book dated May 2000.

 9. Merger Evaluation Model for the acquisition of BankFirst Corporation dated August 18, 2000, prepared by the Corporate Finance Department of BB&T Corporation.

10. Analyst reports of BB&T Corporation by U.S. Bancorp Piper Jaffray, Inc.; A-Lehman Brothers, Inc.; CIBC World Markets, Inc.; UBS Warburg, LLC; Sandler O'Neill & Partners, L.P.; Legg Mason Wood Walker, Inc.; The Robinson-Humphrey Company, LLC; A.G. Edwards & Sons, Inc.; and Salomon Smith Barney.

11. History of transaction prices and volumes for the common stock of BB&T Corporation from FinancialWeb.com, Inc. and Commodity Systems, Inc.

12. Confidential Evaluation Material of BankFirst Corporation dated November 15, 1999, prepared by Gerrish & McCreary, P.C.

13. Agreement and Plan of Merger by and among BB&T Corporation and BankFirst Corporation dated August 22, 2000.

14. Additional pertinent information deemed necessary to render this opinion.

                                 EXHIBIT 2

                         PRELIMINARY TERMS OF THE

                       AGREEMENT AND PLAN OF MERGER

   The discussion below is based upon a review of the terms of the Agreement and Plan of Merger (dated August 22, 2000), by and among BB&T Corporation BankFirst Corporation (the "Agreement").

   The proposed terms call for each share of BankFirst common stock to be exchanged for 0.4554 shares of BB&T common stock, and for each share of BankFirst preferred stock to be exchanged for 1.406 shares of BB&T common stock. BankFirst preferred stock is convertible into 3.0875 shares of BankFirst common stock, which generated the 1.406 ratio (0.4554 common share exchange ratio times 3.0875 common shares for each preferred share).

   Based upon the closing price of BB&T common stock on November 14, 2000 ($31.625), the purchase price is equivalent to $14.40 per share of BankFirst common stock (0.4554 common share exchange ratio times $31.625 per share, or alternatively, 1.406 preferred share exchange ratio times $31.625 per share divided by 3.0875 conversion ratio).

   Options to purchase BankFirst stock will be converted into options to purchase BB&T stock based upon the exchange ratios noted above.

   The Agreement may be terminated as follows:

  . By the mutual consent in writing of BankFirst and BB&T.

  . By BankFirst or BB&T if the other party breaches any representation, warranty, or covenant contained in the Agreement.

  . By BankFirst or BB&T if the BankFirst stockholders do not provide approval of the merger.

  . By BankFirst or BB&T if the merger does not receive the necessary regulatory approvals.

  . By BankFirst or BB&T if the Merger effective date is not on or before March 31, 2001.

                                 EXHIBIT 3

                     COMPARISON OF THE MERGER PRICING

                       TO PUBLIC MARKET TRANSACTIONS

   Southard and Gerrish compared the pricing terms of the Agreement to the pricing of recent acquisitions of banks and bank holding companies across the United States and in Tennessee and surrounding states. Pricing data for recent acquisitions of banks and bank holding companies (nationwide) is summarized as follows:

                                                                        Average
Transactions Announced    # of     Average      Average     Average     Return
in 2000(1)                Banks Price/Earnings Price/Book Price/Assets on Equity
----------------------    ----- -------------- ---------- ------------ ---------
All Transactions........    51       23.6x       2.276%      19.54%      13.09%
Assets $0-$100 Million..    17       28.4        2.048       18.09       11.63
Assets $100-$300
 Million................    22       22.6        2.261       20.27       12.23
Assets $300-$500
 Million................     6       16.6        2.269       20.90       14.30
Assets $500 Million to
 $1 Billion.............     6       20.3        2.984       19.57       19.13
Equity/Assets 6%-8%.....    17       29.5        2.264       15.93       12.84
Equity/Assets 8%-10%....    18       20.9        2.368       21.46       12.85
Equity/Assets 10%-12%...    13       19.6        1.934       21.48       12.18
ROA 0.00%-0.75%.........     8       33.7        1.769       13.69        6.64
ROA 0.75%-1.00%.........     9       19.2        2.064       16.87       11.12
ROA 1.00%-1.50%.........    27       24.2        2.425       21.23       14.24
Tennessee and Contiguous
 States.................     9       22.3        1.852       19.80       11.06

BankFirst(2)............             18.0        1.826       19.60       10.14
BankFirst(3)............               na        2.266       20.27       14.72

--------

(1) Through October 9, 2000; only includes transactions for commercial banks with assets under $1 billion for which sufficient data was available

(2) Based upon a transaction price of $14.40 per common equivalent share, BankFirst estimated 2000 earnings of $0.80 per common equivalent share, BankFirst book value at September 30, 2000 of $7.89 per common equivalent share, and BankFirst assets at September 30, 2000 of $73.48 per common equivalent share.

(3) Adjusting BankFirst to BB&T capital level (7.65% equity/assets). Note that the P/E ratio would be higher, as the earnings would be adversely impacted by the reduced capital level. However, no attempt was made to estimate pro forma earnings after the capital reduction.

   Based upon the assumptions noted in the table above, the acquisition of BankFirst by BB&T will take place at 18.00 times BankFirst's estimated 2000 earnings, 182.6% of BankFirst's September 30, 2000 book value, and 19.60% of BankFirst September 30, 2000 assets. The price/earnings, price/assets, and price/book value ratios are all within the range of recent market multiples. However, the price/book value ratio is below many of the market transactions due in large part to the over-capitalization of BankFirst. After adjusting the capital of BankFirst from 10.73% to 7.65% (BB&T's capital ratio at September 30, 2000), the effective price/book value ratio becomes 226.6% and the effective price/assets ratio becomes 20.27%.

                                 EXHIBIT 4

                 COMPARISON OF BB&T AND BANKFIRST PRICING

                       TO PUBLIC MARKET TRANSACTIONS

   Southard and Gerrish compared the pricing of BB&T and BankFirst to the pricing of publicly traded banks and bank holding companies across the United States and in Tennessee and surrounding states. Pricing data for minority interests in banks and bank holding companies (nationwide) is summarized as follows:

                                         Price/      Price/    Current Current
Publicly Traded Banks(1)                Earnings    Book Val    ROAE    Yield
------------------------                --------    --------   ------- -------
Banks Under $2.0BB Mkt Cap (233).......  11.85x      157.6%     13.01%  3.13%
Banks Under $500MM Mkt Cap (199).......  11.60       151.1      12.69   3.11
South Central Banks (52)...............  11.95       151.0      12.70   3.39
Tennessee Banks (1)....................  12.64        98.1       7.40   5.85
North Carolina Banks (11)..............  12.08       153.4      13.35   3.30

BB&T--Recent Price ($31.625)...........  14.57x(2)   290.1(3)   12.11   2.91(4)
BankFirst--Recent Price ($14.00).......  17.50       177.2      10.14   1.14

--------

(1) As of September 30, 2000; subject to certain screens performed by Southard

(2) Based upon estimated 2000 earnings ($2.17 per share for BB&T and $0.80 per share for BankFirst)

(3) Based upon September 30, 2000 book value ($10.90 per share for BB&T and $7.90 per share for BankFirst)

(4) Based upon indicated dividends ($0.92 per share for BB&T and $0.16 per share for BankFirst)

   Based upon the analysis presented in the table above, the price/earnings ratios of BB&T and BankFirst are within the range of public banks, and above the averages. BB&T's price/book value ratio is well above average due to its low capital and high ROAE, while BankFirst's price/book value ratio is slightly below average due to its above average capital ratio. BB&T's dividend yield is near the average of publicly traded banks, while BankFirst pays below average dividends.

                                                                      APPENDIX C

              Chapter 23 of the Tennessee Business Corporation Act

Part 1

Right to Dissent and Obtain Payment for Shares.
48-23-101. Definitions.
48-23-102. Right to dissent.
48-23-103. Dissent by nominees and beneficial owners.

Part 2

Procedure for Exercise of Dissenters' Rights.
48-23-201. Notice of dissenters' rights.
48-23-202. Notice of intent to demand payment.
48-23-203. Dissenters' notice.
48-23-204. Duty to demand payment.
48-23-205. Share restrictions.
48-23-206. Payment.
48-23-207. Failure to take action.
48-23-208. After-acquired shares.
48-23-209. Procedure if shareholder dissatisfied with payment or offer.

Part 3

Judicial Appraisal of Shares.
48-23-301. Court action.
48-23-302. Court costs and counsel fees.

                                     PART 1

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

48-23-101. Definitions.

   As used in this chapter, unless the context otherwise requires:

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

     (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under (S) 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

     (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

     (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

48-23-102. Right to dissent.

   (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (1) Consummation of a plan of merger to which the corporation is a party:

       (A) If shareholder approval is required for the merger by (S) 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

       (B) If the corporation is a subsidiary that is merged with its parent under (S) 48-21-105;

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

     (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

       (A) Alters or abolishes a preferential right of the shares;

       (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

       (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

       (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

       (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under (S) 48-16-104; or

     (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

   (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under (S) 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

48-23-103. Dissent by nominees and beneficial owners.

   (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one
(1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

   (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:

     (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.


                                    PART 2

PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

48-23-201. Notice of dissenters' rights.

   (a) If proposed corporate action creating dissenters' rights under (S) 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

   (b) If corporate action creating dissenters' rights under (S) 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in (S) 48-23-203.

   (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. Notice of intent to demand payment.

   (a) If proposed corporate action creating dissenters' rights under (S) 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

     (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

     (2) Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by (S) 48-23-201.

   (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

48-23-203. Dissenters' notice.

   (a) If proposed corporate action creating dissenters' rights under (S) 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of (S) 48-23-202.

   (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

     (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

     (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

     (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to (S) 48-23-201.


48-23-204. Duty to demand payment.

   (a) A shareholder sent a dissenters' notice described in (S) 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to (S) 48-23-203(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

   (b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the effectuation of the proposed corporate action.

   (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

   (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. Share restrictions.

   (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under (S) 48-23-207.

   (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the effectuation of the proposed corporate action.

48-23-206. Payment.

   (a) Except as provided in (S) 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with (S) 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

   (b) The payment must be accompanied by:

     (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (2) A statement of the corporation's estimate of the fair value of the shares;

     (3) An explanation of how the interest was calculated;

     (4) A statement of the dissenter's right to demand payment under (S) 48-23-209; and

     (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to (S) 48-23-201 or (S) 48-23-203.


48-23-207. Failure to take action.

   (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under (S) 48-23-203 and repeat the payment demand procedure.

48-23-208. After-acquired shares.

   (a) A corporation may elect to withhold payment required by (S) 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

   (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under (S) 48-23-209.

48-23-209. Procedure if shareholder dissatisfied with payment or offer.

   (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under (S) 48-23-206), or reject the corporation's offer under (S) 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

     (1) The dissenter believes that the amount paid under (S) 48-23-206 or offered under (S) 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     (2) The corporation fails to make payment under (S) 48-23-206 within two
  (2) months after the date set for demanding payment; or

     (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

   (b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

                                     PART 3

JUDICIAL APPRAISAL OF SHARES

48-23-301. Court action.

   (a) If a demand for payment under (S) 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

   (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

   (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

   (e) Each dissenter made a party to the proceeding is entitled to judgment:

     (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

     (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under
  (S) 48-23-208.


48-23-302. Court costs and counsel fees.

   (a) The court in an appraisal proceeding commenced under (S) 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under (S) 48-23-209.

   (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

     (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

     (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

   (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

   The registrant's bylaws provide for the indemnification of any director or officer of the registrant against liabilities and litigation expenses arising out of his status as such, excluding: (i) any liabilities or litigation expenses relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interest of the registrant and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

   The registrant's articles of incorporation provide for the elimination of the personal liability of each director of the registrant to the fullest extent permitted by law.

   The registrant maintains directors' and officers' liability insurance that, in general, insures: (i) the registrant's directors and officers against loss by reason of any of their wrongful acts and (ii) the registrant against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

   Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors and officers liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. (S) 1818(b)).

Item 21. Exhibits and Financial Statement Schedules

   (a) The following documents are filed as exhibits to this registration statement on Form S-4:

 Exhibit
   No.                                 Description
 -------                               -----------
  2      Agreement and Plan of Reorganization dated as of August 22, 2000, between BB&T Corporation and BankFirst Corporation (included as
         Appendix A to the Proxy Statement/Prospectus)

  4(a)   Articles of Amendment to Amended and Restated Articles of
         Incorporation of the Registrant related to Junior Participating
         Preferred Stock (Incorporated herein by reference to Exhibit 3(a) to the Registrant's Annual Report on Form 10-K filed March 17, 1997)

  4(b) Rights Agreement dated as of December 17, 1996 between the Registrant and Branch Banking and Trust Company, Rights Agent (Incorporated herein by reference to Exhibit 1 to the Registrant's Form 8-A filed
         January 10, 1997)

  4(c) Subordinated Indenture (including Form of Subordinated Debt Security) between the Registrant and State Street Bank and Trust Company,
         Trustee, dated as of May 24, 1996 (Incorporated herein by reference to Exhibit 4(d) to Registration No. 333-02899)

  4(d)   Senior Indenture (including Form of Senior Debt Security) between the
         Registrant and State Street Bank and Trust company, Trustee, dated as of May 24, 1996 (Incorporated herein by reference to Exhibit 4(c) to Registration No. 333-02899)

  5      Opinion of Womble Carlyle Sandridge & Rice, PLLC

  8      Opinion of Womble Carlyle Sandridge & Rice, PLLC

         Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit
 23(a)   5)

         Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit
 23(b)   8)

 23(c)   Consent of Arthur Andersen LLP

 23(d)   Consent of Crowe, Chizek and Company LLP

 23(e)   Consent of Southard Financial and Gerrish & McCreary LLC Consultants

 24      Power of Attorney*

 99(a)   Form of BankFirst Corporation Proxy Card*

 99(b) Option Agreement dated as of August 22, 2000 between BB&T Corporation and BankFirst Corporation*

--------

*  Previously filed

   (b) Financial statement schedules: Not applicable.

   (c) Reports, opinion or appraisals: The opinion of Southard Financial and Gerrish & McCreary LLC Consultants is included as Appendix B to the Proxy Statement/Prospectus.

Item 22. Undertakings

   A. The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   D. The registrant undertakes that every prospectus (i) that is filed pursuant to Paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   F. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   G. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on November 16, 2000.

                                          BB&T CORPORATION

                                                  /s/ Jerone C. Herring
                                         By: _________________________________
                                             Name:Jerone C. Herring
                                             Title:Executive Vice President
                                             and Secretary

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on November 16, 2000.

/s/ John A. Allison*                     /s/ Scott E. Reed*
____________________________________     __________________________________________________
Name:John A. Allison, IV                 Name:Scott E. Reed
Title: Chairman of the Board             Title: Senior Executive Vice President
       and Chief Executive Officer              and Chief Financial Officer
       (principal executive officer)            (principal financial officer)

/s/ Sherry A. Kellett*                   /s/ Paul B. Barringer*
____________________________________     __________________________________________________
Name:Sherry A. Kellett                   Name:Paul B. Barringer
Title: Executive Vice President          Title: Director
       and Controller
       (principal accounting officer)

/s/ Nelle Ratrie Chilton*                /s/ Alfred E. Cleveland*
____________________________________     __________________________________________________
Name:Nelle Ratrie Chilton                Name:Alfred E. Cleveland
Title: Director                          Title: Director

/s/ W. R. Cuthbertson, Jr.*              /s/ Ronald E. Deal*
____________________________________     __________________________________________________
Name:W. R. Cuthbertson, Jr.              Name:Ronald E. Deal
Title: Director                          Title: Director

/s/ A. J. Dooley, Sr.*
____________________________________     __________________________________________________
Name:A. J. Dooley, Sr.                   Name:Tom D. Efird
Title: Director                          Title: Director

/s/ Paul S. Goldsmith*                   /s/ L. Vincent Hackley*
____________________________________     __________________________________________________
Name:Paul S. Goldsmith                   Name:L. Vincent Hackley
Title: Director                          Title: Director

/s/ Jane P. Helm*                     /s/ Richard Janeway, M.D.*
_________________________________     _____________________________________________________
Name:Jane P. Helm                     Name:Richard Janeway, M.D.
Title: Director                       Title: Director

/s/ J. Ernest Lathem, M.D.*           /s/ James H. Maynard*
_________________________________     _____________________________________________________
Name:J. Ernest Lathem, M.D.           Name:James H. Maynard
Title: Director                       Title: Director

/s/ Joseph A. McAleer, Jr.*           /s/ Albert O. McCauley*
_________________________________     _____________________________________________________
Name:Joseph A. McAleer, Jr.           Name:Albert O. McCauley
Title: Director                       Title: Director

/s/ J. Holmes Morrison*               /s/ Richard L. Player, Jr.*
_________________________________     _____________________________________________________
Name:J. Holmes Morrison               Name:Richard L. Player, Jr.
Title: Director                       Title: Director

/s/ C. Edward Pleasants*              /s/ Nido R. Qubein*
_________________________________     _____________________________________________________
Name:C. Edward Pleasants              Name:Nido R. Qubein
Title: Director                       Title: Director

/s/ E. Rhone Sasser*                  /s/ Jack E. Shaw*
_________________________________     _____________________________________________________
Name:E. Rhone Sasser                  Name:Jack E. Shaw
Title: Director                       Title: Director

/s/ Harold B. Wells*
_________________________________
Name:Harold B. Wells
Title: Director

/s/ Jerone C. Herring
*By: ____________________________
Jerone C. Herring
     Attorney-in-Fact